Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

AECOM

AND

MAVERICK PURCHASER SUB, LLC

Dated as of October 12, 2019

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PURCHASE AND SALE AGREEMENT

This Purchase AND SALE Agreement, dated as of October 12, 2019 (this “Agreement”), is by and between AECOM, a Delaware corporation (“Seller”), and Maverick Purchaser Sub, LLC, a Delaware limited liability company (“Purchaser” and, together with Seller, the “Parties”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Transaction”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, each of American Securities Partners VIII, L.P., American Securities Partners VIII(B), L.P., Lindsay Goldberg IV L.P., Lindsay Goldberg IV – A L.P. and Lindsay Goldberg IV – PCF L.P. (each, a “Guarantor” and collectively, the “Guarantors”) has, severally and not jointly, duly executed and delivered to Seller a guaranty, dated as of the date of this Agreement, in favor of Seller of certain of Purchaser’s obligations hereunder (the “Guaranty”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1            Definitions. As used herein, the following terms have the meanings set forth below:

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital.

“AECOM Name and AECOM Marks” means the names, Marks or logos of Seller or any of its Affiliates at any time prior to the Closing, or any variations or derivatives thereof, either alone or in combination with other words, in each case other than those names, Marks or logos set forth in Section 1.1(a) of the Seller Disclosure Schedules.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, Seller and the other Seller Entities and their respective Affiliates shall be deemed not to be Affiliates of Purchaser or, from and after the Closing, of the Business or the Purchased Companies (or Subsidiaries thereof).

“Antitrust Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

“Business” means, subject to the following sentence, the business, operations and activities of the Management Services business of Seller and its Subsidiaries (including as conducted through joint ventures) (as reflected in the segment financial reporting contained in Seller’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and Seller’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019). Seller and Purchaser agree that the “Business” shall include only the business described in the immediately prior sentence (and not any other businesses, operations or activities of Seller or any of its Subsidiaries (including as conducted through joint ventures), including the business, operations and activities of Seller and its Subsidiaries as conducted through or reflected in Seller’s financial reporting segments other than its Management Services business financial reporting segment, which as of the date hereof consists of Seller’s Construction Services, Design and Consulting Services and AECOM Capital financial reporting segments (such excluded businesses, operations or activities, collectively, the “Retained Businesses”)).

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Los Angeles, California or New York, New York.

“Business Employee” means (a) any Purchased Entity Employee and (b) any individual who is an employee of Seller or any of its Affiliates (other than a Purchased Entity or any of its Subsidiaries, and excluding, for the avoidance of doubt, any Purchased Venture Employee) and primarily provides services to the Business immediately prior to the Closing, including in the case of clauses (a) and (b) any such employee who is an Employee on Leave. For the avoidance of doubt, “Business Employee” includes an individual identified in clause (a) or (b) who as of the Closing Date is providing services to a Purchased Venture through an expatriate or secondment arrangement. Notwithstanding the foregoing, (i) each individual listed on Section 1.1(b)(i) of the Seller Disclosure Schedules shall be considered a Business Employee and (ii) no individual listed on Section 1.1(b)(ii) of the Seller Disclosure Schedules shall be considered a Business Employee.

“Business Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided, however, that no such event, change, occurrence, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends or changes therein (including interest rates or the price of commodities or raw materials); (c) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war; (d) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (e) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that (x) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to constitute or contribute to a Business Material Adverse Effect and (y) this clause (e) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (f) events, changes, occurrences, developments or effects attributable to, arising from, or relating to the execution, announcement, pendency, performance or consummation of this Agreement or the Transaction, or the identity of Purchaser (including the impact on or any loss of Business Employees, customers, suppliers, relationships with Governmental Entities or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.1); or (g) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations of any of the foregoing; provided that any adverse events, changes, occurrences, developments or effects resulting from the matters described in clauses (a), (b), (c), and (d) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business relative to businesses in the industries in which the Business operates.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts (including deposits in transit and net of outstanding checks or transfers), in each case of such Person as of such time, such amounts calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement.

“Close-Out Joint Ventures” means the Joint Ventures listed on Section 1.1(c) of the Seller Disclosure Schedules.

“Closing Cash Amounts” means, without duplication, an amount equal to the sum of (a) the Cash Amounts of the Purchased Entities and their wholly-owned Subsidiaries as of 12:01 a.m. (Pacific Time) on the Closing Date plus (b) an amount equal to the sum of the products of the Cash Amounts of each of the Joint Ventures (and their Subsidiaries) as of 12:01 a.m. (Pacific Time) on the Closing Date multiplied by the Sharing Ratio of such Joint Venture. For the avoidance of doubt, in no event shall the Closing Cash Amounts include any portion of the Cash Amounts of the Close-Out Joint Ventures (or their Subsidiaries). For purposes of this definition, any Cash Amounts that are transferred out of the Purchased Entities (and Subsidiaries thereof) or the Joint Ventures (and Subsidiaries thereof) to Seller or any of its other Subsidiaries after 12:01 a.m. (Pacific Time) on the Closing Date but prior to Closing shall be deemed for purposes of this Agreement to have been so transferred as of immediately prior to 12:01 a.m. (Pacific Time) on the Closing Date.

“Closing Funded Debt” means, without duplication, an amount equal to the sum of (a) the Funded Debt of the Purchased Entities and their wholly-owned Subsidiaries as of 12:01 a.m. (Pacific Time) on the Closing Date plus (b) an amount equal to the sum of the products of the Funded Debt of each of the Joint Ventures (and their Subsidiaries) as of 12:01 a.m. (Pacific Time) on the Closing Date multiplied by the Sharing Ratio of such Joint Venture. For avoidance of doubt, in no event shall the Closing Funded Debt include any portion of the Funded Debt of the Close-Out Joint Ventures (or their Subsidiaries).

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Funded Debt.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. (Pacific Time) on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a union, works council or other agency or representative body certified or recognized for the purpose of bargaining collectively on behalf of or representing Business Employees, Former Business Employees, Purchased Venture Employees or Former Purchased Venture Employees.

“Combined Tax Return” means any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Purchased Companies and their Subsidiaries), on the one hand, and any of the Purchased Companies or their respective Subsidiaries, on the other hand.

“Contamination” means the emission, discharge, spill, leaking, pumping, injection, dumping, leaching, migration, disposal or release of any Hazardous Material to, on, onto, through or into the indoor or outdoor environment.

“Contract” means any contract, lease, license, commitment, joint venture agreement, loan or credit agreement, mortgage, note, deed, indenture or other agreement, other than any Seller Benefit Plan, any Collective Bargaining Agreement or any Permit.

“Covered Losses” means losses, liabilities, Taxes, claims, fines, deficiencies, assessments, charges, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Covered Losses shall not include any punitive or similar damages except to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.

“Employee on Leave” means any Business Employee or Former Business Employee who is on an approved leave of absence (including long-term disability) as of the Closing Date from which such Business Employee or Former Business Employee is entitled to return to active employment, whether under applicable Law or any applicable Collective Bargaining Agreement or pursuant to any applicable personnel policies of Seller and its Affiliates (including any Purchased Entity) as in effect as of the Closing.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to the pollution or protection of the environment or natural resources or the protection of human health and safety or otherwise relating to Contamination or the presence of or exposure to hazardous, radioactive or toxic substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“EU Procurement Law” means the laws which regulate the award of contracts by central and local government and other public bodies or utilities and which are, or have been, applicable in the UK and any EU member state in which any of the Purchased Companies (or their Subsidiaries), have conducted the Business, including, but not limited to, Directive 2004/17/EC, Directive 2004/18/EC, Directive 2014/23/EU, Directive 2014/24/EU, Directive 2014/25/EU, the UK Public Contracts Regulations 2006, the UK Utilities Contracts Regulations 2006 and UK local authority standing orders made pursuant to the UK Local Government Act 1972.

“Excluded Business Taxes” means any (a) Taxes in respect of the Business or the Purchased Assets or on the Purchased Entities (or their Subsidiaries) for any Pre-Closing Tax Period (other than any Taxes described in Section 2.4(p)(i)), (b) without duplication of Taxes described in clause (a), Taxes of Seller or any of its Affiliates (including any Purchased Entity or any of its Subsidiaries) arising under Section 965 of the Code, including any “net tax liability under this section” (as defined in Section 965(h) of the Code) (whether or not the election described in Section 965(h) of the Code is or has been made) and Taxes of any Person (other than any Purchased Company or any of its Subsidiaries) for which any Purchased Entity (or any of its Subsidiaries) is liable as a result of being or having been part of any consolidated, combined, affiliated, unitary or other similar Tax group prior to the Closing (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), (c) Transfer Taxes for which Seller is responsible pursuant to Section 7.9; or (d) any Taxes (determined without taking into account any items of loss or deduction, in each case, arising in a Post-Closing Tax Period) of Purchaser or any of its Affiliates (including any Purchased Entity or any Subsidiary thereof) arising as a result of the inclusion of taxable income in a Post-Closing Tax Period, which inclusion results from an adjustment under Section 481(a) of the Code by reason of an accounting method change made by or with respect to any Purchased Entity (or any Subsidiary thereof) for the taxable period ending September 30, 2019, but only to the extent (i) Seller or any of its Affiliates have received a cash payment in respect of such income prior to the Closing or (ii) neither Seller nor any of its Affiliates have received a cash payment in respect of such income prior to the Closing, and a receivable in respect of the right to receive such cash payment is reflected as an asset in the Closing Working Capital as finally determined pursuant to this Agreement.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (which term, for the avoidance of doubt, includes any alternative financing referred to in Section 5.7) in connection with the Transaction, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Financing Parties” means the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Purchaser nor any Affiliate of Purchaser shall be a Financing Party.

“Former Business Employee” means (a) each individual who was an employee of a Purchased Entity or any of its Subsidiaries (other than any individual who was an employee of a Purchased Entity or any of its Subsidiaries who did not primarily provide services to the Business as of immediately prior to his or her last day of employment) and as of the Closing is no longer employed by a Purchased Entity or any of its Subsidiaries or Seller or any of its Affiliates (other than a Purchased Entity or any of its Subsidiaries), and (b) each individual who was an employee of Seller or its Affiliates (other than the Purchased Entities, the Purchased Ventures or any of their Subsidiaries) who terminated employment prior to the Closing and primarily provided services to the Business as of immediately prior to his or her last day of employment. For the avoidance of doubt, “Former Business Employee” includes an individual identified in clause (a) or (b) who as of his or her last day of employment was providing services to a Purchased Venture through an expatriate or secondment arrangement.

“Former Purchased Venture Employee” means each individual who was an employee of a Purchased Venture or any of its Subsidiaries and as of the Closing is no longer employed by a Purchased Venture or any of its Subsidiaries.

“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the Closing; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the Closing; (c) all capitalized lease obligations that are classified by such Person as a balance sheet liability in accordance with GAAP; (d) all direct obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar credit instruments, in each case solely to the extent drawn; (e) deferred purchase price obligations (including earn-outs and holdback amounts) in respect of the acquisition of any business of any Person; (f) the Specified Reserves Amount; (g) the Specified Benefit Liabilities Amount; and (h) net payment obligations under any interest rate or currency swap or hedging Contracts (net of any valid contractual rights to receive reimbursement) to the extent classified by such Person as a balance sheet liability in accordance with GAAP, calculated as of such time as the net amount of payment that would be required to be paid by such Person to the counterparty bank(s) upon the unwind or early termination of such Contract at such time; provided, however, that in no event shall Funded Debt include (i) any Retained Liabilities, (ii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing or (iii) any Liability in respect of Taxes.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Bid” means any offer, bid, quotation or proposal made by a Seller Entity or a Purchased Entity (or Subsidiary thereof) in each case with respect to the Business prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between a Seller Entity or Purchased Entity (or Subsidiary thereof), on the one hand, and (a) the U.S. federal government or other Governmental Entity, (b) any prime contractor to the U.S. federal government or other Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand, in the cases of each of clauses (a) through (c), with respect to the operation of the Business. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.

“Hazardous Material” means any (a) substance, material or waste that is regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” “radioactive,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, and (b) asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) or petroleum products, radioactive, radiological or nuclear materials and radon gas, pesticides or herbicides, heavy metals and used ordnance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person and as of any time, any of the following obligations of such Person as of such time: (a) all Funded Debt of such Person, (b) all letters of credit, performance bonds or similar credit instruments issued for the account of such Person, and (c) all guarantees issued by such Person with respect to the obligations described in clauses (a) through (b) of another Person.

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems (including all computer programs, software, firmware and related documentation).

“Intellectual Property” means (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, data, databases, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof and (d) intellectual property rights arising from or in respect of Know-How.

“Interest Rate” means a rate per annum equal to the prime rate as published in The Wall Street Journal on the date the applicable payment was required to be made (or if no quotation for such prime rate is available for such date, on the next preceding date for which such quotation is available) plus 350 basis points.

“International Business Employee” means each Business Employee or Former Business Employee who was hired outside of the United States and provides or provided services primarily outside of the United States.

“International Purchased Entity Benefit Plan” means each Purchased Entity Benefit Plan in which International Business Employees are eligible to participate or receive benefits.

“IRS” means the United States Internal Revenue Service.

“Joint Ventures” means (i) the Subsidiaries of the Purchased Entities (after giving effect to the Pre-Closing Restructuring Steps) that are not wholly-owned (directly or indirectly) by the Purchased Entities, (ii) the Purchased Ventures, (iii) the Subsidiaries of the Purchased Ventures and (iv) without duplication, the unincorporated joint ventures exclusively related to the Business. For the avoidance of doubt, the Joint Ventures as of the date hereof are set forth on Section 1.1(d) of the Seller Disclosure Schedules.

“Judgment” means any judgment, injunction, writ, order or decree of any Governmental Entity.

“Know-How” means processes, methods, designs, formulae, technical information, trade secrets, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees.

“Knowledge” means, with respect to Seller, the actual knowledge of any Person listed in Section 1.1(e) of the Seller Disclosure Schedules, and, with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(e) of the Purchaser Disclosure Schedules.

“Law” means any national, state, local, supranational or foreign law, statute, code, Judgment, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, Taxes, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws and non-exclusive licenses granted in the ordinary course of business.

“Marks” means any trademark, service mark, trade dress, trade name, corporate name, business name, brand name, slogan, logo, domain name or online or other electronic identifier, social media name, tag or handle, service name, or other similar designation of source of origin, whether or not registered, together with all common law rights in any of the foregoing, all registrations and applications for registration of any of the foregoing, all reissues, extensions and renewals of any of the foregoing and all goodwill associated with the use of and symbolized by any of the foregoing.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Patents” means patents, patent applications and provisional applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are (i) not yet due or payable or (ii) that are being contested by appropriate Proceedings, that may thereafter be paid without penalty and for which an adequate reserve has been established and reflected in the Business Financial Information; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security Laws; (d) with respect to real property, (i) minor defects or imperfections of title of record that an accurate up-to-date survey would show; (ii) easements, declarations, covenants, rights-of-way, restrictions and other similar charges, instruments or encumbrances affecting title to real property; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iv) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that with respect to this clause (d), any such item does not materially interfere with the conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the date of this Agreement; (e) Liens set forth in the governing documents of any Person; (f) Liens set forth in Section 1.1(f) of the Seller Disclosure Schedules; (g) Liens deemed to be created by any of the Transaction Documents; (h) Liens arising under the Seller Credit Agreement or the other Loan Documents (as such term is defined in the Seller Credit Agreement) in favor of the Secured Parties (as such term is defined in the Seller Credit Agreement), which Liens will be released at or prior to the Closing; and (i) other Liens that do not materially detract from the value of, or materially impair the current use of, the assets subject thereto and do not secure Indebtedness.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any judicial, administrative or arbitral action, suit, litigation, arbitration, claim, dispute, appeal, bid protest or proceeding by or before any Governmental Entity.

“Purchased Companies” means the Purchased Entities and the Purchased Ventures.

“Purchased Entity Benefit Plan” means each Seller Benefit Plan that is (a) sponsored or maintained by a Purchased Entity or any of its Subsidiaries, including the plans to be adopted consistent with Section 5.2 of the Seller Disclosure Schedules or (b) maintained or contributed to by Seller or any of its Affiliates primarily for the benefit of the Business Employees or Former Business Employees (excluding, for avoidance of doubt, any Purchased Venture Benefit Plan).

“Purchased Entity Employee” means any individual who is employed by a Purchased Entity or any of its Subsidiaries and primarily provides services to the Business immediately prior to the Closing.

“Purchased Venture Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, termination indemnity, provident fund, employment, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program, agreement or arrangement, (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by a Purchased Venture or any of its Subsidiaries (but excluding (i) any such plan, program or arrangement (A) required by applicable non-U.S. Law to which a Purchased Venture or any of its Subsidiaries contribute but that is not sponsored or maintained by a Purchased Venture or any of its Subsidiaries or (B) sponsored by a Governmental Entity or (ii) any Multiemployer Plan), in each case providing benefits to any Purchased Venture Employee or Former Purchased Venture Employee or (b) under which any Purchased Venture or Subsidiary thereof has any Liability or any obligation to contribute (whether actual or contingent).

“Purchased Venture Employee” means any individual who is employed by a Purchased Venture or any of its Subsidiaries immediately prior to the Closing.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays or would reasonably be expected to materially impair, hinder or delay, the ability of Purchaser and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

“Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transaction under the HSR Act and all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Representatives” of a Person means such Person’s Affiliates and any officer, director, employee, manager, managing member or general partner of such Person or its Affiliates or any investment banker, attorney, accountant, consultant, tax or financial advisor or other advisor or representative of such Person or its Affiliates.

“Retained Businesses” has the meaning set forth in the definition of “Business.”

“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to the Excluded Assets, Retained Liabilities or the Retained Businesses.

“Retained Litigation Matters” means the Proceedings set forth on Section 1.1(g) of the Seller Disclosure Schedules.

“Retained Reserve Liabilities” means the Liabilities set forth on Section 1.1(j) of the Seller Disclosure Schedules.

“Sale Process” means all matters relating to the sale or separation of the Business and the review of strategic alternatives with respect to the Business (including the potential spin-off of the Business), and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business or Excluded Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, termination indemnity, provident fund, employment, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program, agreement or arrangement, (a) that is (i) sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates (but excluding any such plan, program or arrangement (A) required by applicable non-U.S. Law to which Seller or its Affiliates contribute but that is not sponsored or maintained by Seller or its Affiliates or (B) sponsored by a Governmental Entity or (ii) any Multiemployer Plan), in each case providing benefits to any Business Employee or Former Business Employee or (b) under which any Purchased Entity or Subsidiary thereof has any Liability or any obligation to contribute (whether actual or contingent).

“Seller Credit Agreement” means the Syndicated Facility Agreement, dated as of October 17, 2014, among Seller, Bank of America, N.A. as administrative agent and the other parties thereto, as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets (including Purchased Entity Shares and Purchased Venture Interests) and/or Assumed Liabilities pursuant to this Agreement.

“Senior Management of the Business” means the individuals listed on Section 1.1(h) of the Seller Disclosure Schedules.

“Sharing Ratio” means, with respect to each Joint Venture, the percentage set forth on Section 1.1(i) of the Seller Disclosure Schedules for such Joint Venture (or, if not set forth thereon, Seller’s or its applicable Subsidiary’s pro rata share of the aggregate economic interests in such Joint Venture).

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person, as of such date, exceed the sum of (i) the amount of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Benefit Liabilities Amount” means $93,271,000.

“Specified Reserves Amount” means $6,926,000.

“SPRU Claims” means any and all claims, disputes, controversies, Proceedings (including any settlements or compromises thereof) and any other rights or benefits arising out of, relating to or resulting from Seller’s or its Affiliates’ (including the Purchased Companies’ and their Subsidiaries’) work or engagement prior to the Closing in connection with the U.S. Department of Energy’s Separations Process Research Unit, including any Contract relating thereto.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided that, from and after the Closing, no Purchased Company (or Subsidiary thereof) shall be deemed to be a Subsidiary of Seller or any of its Affiliates, including any other Seller Entity.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property.

“Target Working Capital” means $388,290,000.

“Tax” means any and all federal, state, local or non-U.S. taxes imposed by any Taxing Authority, including all net income, franchise, estimated, real property gains, registration, severance, disability, gross receipts, capital, sales, use, ad valorem, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, and occupation, taxes, in each case, in the nature of a tax, together with all interest, penalties and additions to tax imposed by any Taxing Authority with respect to such amounts.

“Tax Proceeding” means any claim, audit, action, suit, proceeding, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority with respect to Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Transaction Documents” means this Agreement, the Transition Services Agreement and the Assignment Agreement and Bill of Sale (if applicable).

“Transfer of Undertakings Directive” means the Council of the European Union Directive 2001/23/EC of March 21, 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses and/or local implementing legislation, both as amended from time to time.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“U.S. Business Employee” means each Business Employee or Former Business Employee who is not an International Business Employee.

“U.S. Purchased Entity Benefit Plan” means each Purchased Entity Benefit Plan in which U.S. Business Employees are eligible to participate or receive benefits.

“U.S. Seller Benefit Plan” means each Seller Benefit Plan in which U.S. Business Employees are eligible to participate or receive benefits.

“Working Capital” means, as of any time, the consolidated net working capital of the Business calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of such time for the current asset line items shown on the Sample Closing Statement for the Business, in each case calculated in a manner consistent with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Funded Debt or any cash or cash equivalents excluded from the definition of Cash Amounts or Closing Cash Amounts (except as expressly set forth in the Transaction Accounting Principles), (ii) any Excluded Assets or Retained Liabilities (other than any non-income Taxes that appear on the Sample Closing Statement, Closing Statement or Post-Closing Statement described in Section 2.9), (iii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing, (iv) any deferred asset or deferred liability in respect of Taxes or (v) any current asset or current liability in respect of income Taxes.

Section 1.2            Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Account Purchase Agreements	5.16
Additional Purchase Price	2.10(a)
Agreement	Preamble
Allocation	2.12(d)
Allocation Schedule	2.12(b)
Anti-Corruption Laws	3.16(b)
Approvals	2.13(a)
Assignment Agreement and Bill of Sale	2.8(a)(iv)
Assignment Withholding Taxes	2.14
Assumed Liabilities	2.6
Balance Sheet Date	3.7(c)
Base Purchase Price	2.2
Business Financial Information	3.7(a)
Business Insurance Policies	2.4(m)
Business Intellectual Property	2.4(d)
Business Permits	3.16(c)
Cash Equity	4.6(b)
Cash Incentive Compensation	6.8(a)
Closing	2.3
Closing Date	2.3
Closing Statement	2.9(b)
Closing Structure	5.14
COBRA	6.2(d)(i)
Collection Fees and Expenses	9.4(b)
Commitment Letters	4.6(b)
Competing Business	5.15(c)
Completion Bonuses	2.7(h)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Confidentiality Agreements	5.3(a)
Controlling Party	7.6(c)
CSA	3.13(i)
Current Representation	11.15(a)
DCSA	3.13(i)
DDTC	3.13(l)(iii)
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Deferred Compensation Employees	6.6(a)
Definitive Agreements	5.7(a)

Delayed Transfer Employee	6.1(d)
Designated Person	11.15(a)
Dispute Notice	2.9(d)
Dispute Resolution Period	2.9(d)
DSS	3.13(i)
Equity Commitment Letter	4.6(b)
Equity Investors	4.6(b)
Estimated Adjustment Amount	2.9(b)
Estimated Closing Cash Amounts	2.9(b)
Estimated Closing Funded Debt	2.9(b)
Excluded Assets	2.5
Excluded Insurance Policies	2.5(n)
Export Control Laws	3.13(l)(i)
FAR	3.12(a)(xv)
FCPA	3.16(b)
Final Purchase Price	2.9(f)
Financing	4.6(b)
Guarantees	5.9
Guarantor	Recitals
Guarantors	Recitals
Guaranty	Recitals
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.9(d)
Inside Date	2.3
Intended Tax Treatment	2.12(a)
International Transferred Employee	6.1(f)
Inventory	2.4(h)
ITAR	4.5
Leased Real Property	2.4(c)
Lenders	4.6(a)
Material Contracts	3.12(a)
New Plans	6.2(c)
New Subsidiaries	3.25(b)
NISPOM	4.5
Non-Controlling Party	7.6(c)
OFAC	3.13(l)(i)
Offer Employee	6.1(c)
Old Plans	6.2(c)
Outside Date	9.1(d)
Parties	Preamble
PBGC	3.19(c)
Post-Closing Representation	11.15(a)
Post-Closing Statement	2.9(c)
Pre-Closing Restructuring Steps	5.14
Pre-Closing Separate Tax Return	7.3(a)

Privileged Communications	11.15(b)
Purchased Assets	2.4
Purchased Entities	2.4(a)
Purchased Entity	2.4(a)
Purchased Entity Shares	2.4(a)
Purchased Venture Interests	2.4(a)
Purchased Ventures	2.4(a)
Purchaser	Preamble
Purchaser Covered Person	5.15(b)
Purchaser DC Plans	6.5(a)
Purchaser Deferred Compensation Plans	6.6(a)
Purchaser FSA Plan	6.2(e)
Purchaser Indemnified Parties	10.2(a)
Purchaser Licensed Intellectual Property	5.10(c)
Purchaser Related Parties	9.4(c)
Purchaser’s Notice	2.12(c)
Purchaser-Filed Tax Return	7.3(b)
Real Estate Separation	5.19
Retained Liabilities	2.7
Retained Litigation Sharing Cap	10.8
Reverse Termination Fee	9.4(a)
Sale Process NDA	5.3(a)
Sample Closing Statement	2.9(a)
SCIF Confidentiality Agreement	5.3(a)
Second Lien Replacement	4.6(f)
Seller	Preamble
Seller Covered Person	5.15(a)
Seller DC Plans	6.5(a)
Seller Deferred Compensation Plans	6.6(a)
Seller FSA Plan	6.2(e)
Seller Indemnified Parties	10.3(a)
Seller Insurance Policies	5.11(a)
Seller Licensed Intellectual Property	5.10(b)
Seller’s Allocation	2.12(c)
Seller-Competitive Business	5.15(d)
Shared Contract	2.13(e)
Specified Business Contracts	2.4(b)
Specified Termination	9.4(a)
SPRU Claim Recoveries	2.10(a)
Systems Separation	5.19
Tax Claim	7.6(a)
Third Party Claim	10.4(a)
TINA	3.12(a)(xv)
Transaction	Recitals
Transaction Accounting Principles	2.9(a)
Transaction Amounts	4.6(e)

Transfer Taxes	7.9
Transferred Employees	6.1(f)
Transferred FSA Balances	6.2(e)
Transferred Purchased Asset Value	2.12(a)
Transferred Purchased Assets	2.12(a)
Transferred Real Property Leases	2.4(c)
Transferred Tangible Personal Property	2.4(e)
Transition Services Agreement	5.19
TUD Employee	6.1(b)
U.S. DC Employees	6.5(a)
U.S. Transferred Employee	6.1(f)

Article II
PURCHASE AND SALE; CLOSING

Section 2.1            Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets.

Section 2.2            Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, Purchaser shall (a) pay to Seller the Final Purchase Price, comprised of two billion and three hundred fifty million Dollars ($2,350,000,000) in cash (the “Base Purchase Price”) as adjusted in accordance with Section 2.9 and paid in the manner set forth in Section 2.8 and Section 2.9; and (b) assume the Assumed Liabilities.

Section 2.3            Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. New York City time on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and Purchaser; provided, however, that, unless otherwise agreed in writing by Purchaser and Seller, the Closing will not occur prior to December 20, 2019 (the “Inside Date”) (and if the Closing would otherwise be required to occur prior to the Inside Date pursuant to this Section 2.3 without giving effect to this proviso, the Closing shall instead occur on the third (3rd) Business Day following the first day on or after the Inside Date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and Purchaser). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4            Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller Entities, in each case free and clear of all Liens other than Permitted Liens, all of the Seller Entities’ right, title and interest as of the Closing in the following (the “Purchased Assets”):

(a)               (i) One hundred percent (100%) of the equity interests (the “Purchased Entity Shares”) in the entities listed on Section 2.4(a)(i) of the Seller Disclosure Schedules (each, a “Purchased Entity,” and, collectively, the “Purchased Entities”); and (ii) the issued and outstanding equity interests held by Seller Entities (the “Purchased Venture Interests”) of each of the entities listed on Section 2.4(a)(ii) of the Seller Disclosure Schedules (the “Purchased Ventures”); provided that Seller may update Section 2.4(a)(i) of the Seller Disclosure Schedules by written notice to Purchaser prior to the Closing Date to account for any New Subsidiaries;

(b)               (i) Each Contract to which Seller or any Seller Entity or any Subsidiary thereof is a party that is exclusively related to the Business or set forth on Section 2.4(b) of the Seller Disclosure Schedules and (ii) subject to Section 2.13, those portions, and only those portions (and preserving the meaning thereof), of any Shared Contract to which Seller or any Seller Entity or Subsidiary thereof is a party to the extent related to the Business (collectively, such Contracts or portion of such Contracts, as the case may be, the “Specified Business Contracts”);

(c)               The leases and subleases listed in Section 2.4(c) of the Seller Disclosure Schedules (the “Transferred Real Property Leases” and the real property governed by such leases, including the right, title or interest of the lessee thereunder to any fixtures, structures and improvements appurtenant to such real property, collectively, the “Leased Real Property”);

(d)               The Intellectual Property exclusively used, or held exclusively for use, in the operation of the Business (the “Business Intellectual Property”);

(e)               Any and all Tangible Personal Property primarily used, or held primarily for use, in the operation of the Business (the “Transferred Tangible Personal Property”);

(f)                Any and all accounts receivable and other current assets arising out of the Business, and all Cash Amounts of the Purchased Companies and their Subsidiaries as of immediately prior to the Closing;

(g)               Any and all prepaid expenses and security deposits, including (without limiting and subject to Section 5.9) existing letters of credit, bonds securing performance or indemnity and other similar instruments arising out of the Business;

(h)               Any and all raw materials, work-in-process, finished goods, supplies and other inventories primarily used, or held primarily for use, by the Business (collectively, the “Inventory”);

(i)                 Any and all Permits held by the Purchased Companies or any of their Subsidiaries primarily related to the Business;

(j)                 Any and all goodwill of the Business;

(k)               Any and all claims and defenses, in each case, to the extent related to the Business (for the avoidance of doubt, other than any Retained Claim and any claims and defenses in respect of any assets identified as Excluded Assets in Section 2.5);

(l)                 Copies of any and all documents, instruments, papers, books, records (other than Tax Returns (or any portion of any Tax Return) and other books and records related to Taxes that are not exclusively related to Taxes of the Purchased Companies and their respective Subsidiaries), books of account, files and data (including Business Employee and third party emails and correspondence, customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents, in each case, primarily related to the Business and in the possession of the Seller Entities or any of their Subsidiaries, other than (i) any books, records or other materials that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be delivered by Seller to Purchaser promptly following the Closing), (ii) personnel and employment records for employees and former employees who are not Transferred Employees and for whom Purchaser assumes no Liability pursuant to this Agreement and for Transferred Employees if prohibited by Law, and (iii) for the avoidance of doubt any books, records or other materials that may be located in a facility of the Business (including the Leased Real Property) to the extent not primarily related to the Business; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (l), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;

(m)             The insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements listed in Section 2.4(m) of the Seller Disclosure Schedules (the “Business Insurance Policies”) for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing;

(n)               Except as set forth in Article VI, any and all assets of the Purchased Entity Benefit Plans;

(o)               The assets set forth on Section 2.4(o) of the Seller Disclosure Schedules;

(p)               Any and all refunds or credits of or against (i) Transfer Taxes for which Purchaser is responsible pursuant to Section 7.9 or (ii) Taxes in respect of the Business or the Purchased Assets or on the Purchased Entities (or their Subsidiaries) for any Post-Closing Tax Period to the extent such Taxes are not Excluded Business Taxes; and

(q)               Any other assets (other than those of the type referred to in the foregoing categories) primarily used, or held primarily for use, in the operation of the Business (other than any assets identified as Excluded Assets in Section 2.5).

Any assets of the Purchased Entities and their Subsidiaries that constitute Purchased Assets hereunder shall be deemed Purchased Assets to the extent of the Purchased Entities’ and their Subsidiaries’ right, title and interest therein; provided that the transfer of such assets shall be effected solely by virtue of the transfer of the Seller Entities’ right, title and interest in the Purchased Entity Shares and not through the direct transfer of such assets, and Seller and its Subsidiaries shall not be required to transfer any such assets of the Purchased Entities and their Subsidiaries other than through the transfer of the Seller Entities’ right, title and interest in the Purchased Entity Shares. For the avoidance of doubt, Seller and its Subsidiaries shall not be required to transfer any assets of the Purchased Ventures (or their Subsidiaries) other than through the transfer of the Seller Entities’ right, title and interest in the Purchased Venture Interests.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (p) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

Section 2.5            Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser expressly understands and agrees that the following assets and properties of the Seller Entities, the Purchased Companies and their respective Subsidiaries (the “Excluded Assets”) shall be retained by the Seller Entities and their Affiliates (other than the Purchased Companies and their Subsidiaries), and shall be excluded from the Purchased Assets and may be transferred out of the Purchased Companies and their Subsidiaries prior to the Closing:

(a)               Any and all legal and beneficial interest in the share capital or equity interest of any Person other than the Purchased Entity Shares and the Purchased Venture Interests (and the Subsidiaries of the Purchased Companies);

(b)               Any and all Contracts and portions of Contracts, other than the Specified Business Contracts and the leases relating to the Leased Real Property;

(c)               Any and all owned and leased real property and other interests in real property, other than the Leased Real Property;

(d)               Any and all Intellectual Property, other than the Business Intellectual Property;

(e)               Any and all Tangible Personal Property, other than the Transferred Tangible Personal Property;

(f)                Any and all raw materials, work-in-process, finished goods, supplies and other inventories, other than the Inventory;

(g)               Any and all Permits, other than the Permits identified as Purchased Assets in Section 2.4;

(h)               Any and all claims and defenses (including any Retained Claim), other than the claims and defenses specifically identified as Purchased Assets in Section 2.4;

(i)                 Any and all documents, instruments, papers, books, records, books of account, files and data, catalogs, brochures, sales literature, promotional materials, certificates and other documents not specifically identified as Purchased Assets in Section 2.4);

(j)                 Except as set forth in Article VI or with respect to assets of any Purchased Entity Benefit Plans that are Purchased Assets, any and all assets of the Seller Benefit Plans;

(k)               Any and all refunds or credits of or against Excluded Business Taxes;

(l)                 Tax Returns (or any portion of any Tax Return) and other books and records related to Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates (other than any such Tax Returns (or any portion thereof) and other books and records specifically identified as Purchased Assets in Section 2.4);

(m)              (i) Any and all Cash Amounts (other than any Cash Amounts of the Purchased Companies and their Subsidiaries as of immediately prior to the Closing), and (ii) any and all accounts receivable and other current assets, prepaid expenses and security deposits, including existing letters of credit, bonds securing performance or indemnity and other similar instruments (in each case, other than those arising out of the Business);

(n)                Except for the Business Insurance Policies, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing (the “Excluded Insurance Policies”);

(o)                Except for those assets specifically identified as Purchased Assets in clauses (a) through (p) of Section 2.4, any and all assets, business lines, properties, rights, Contracts and claims of Seller or any of its Subsidiaries not primarily used, or held primarily for use, in the operation of the Business (including all assets, business lines, properties, rights, Contracts and claims constituting ownership interests in, or that are used or held for use in or related to, the Retained Businesses), wherever located, whether tangible or intangible, real, personal or mixed; and

(p)                The assets set forth on Section 2.5(p) of the Seller Disclosure Schedules.

The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire any direct or indirect right, title and interest in any Excluded Assets. Subject to Section 2.13, prior to the Closing, Seller shall take (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to transfer any Excluded Assets from the Purchased Companies and their Subsidiaries (and, if needed, from the Seller Entities) to Seller or one or more of its Affiliates (other than the Purchased Companies and their Subsidiaries) for such consideration or for no consideration, as may be determined by Seller in its sole discretion. After the Closing Date, Purchaser shall (at the sole cost and expense of Seller) take all actions (and shall cause its Affiliates (including the Purchased Companies and their Subsidiaries) to take all actions) reasonably requested by Seller to effect the foregoing, including the return of any Excluded Assets for no additional consideration. Any action taken pursuant to this paragraph after the Closing Date shall be deemed for purposes of calculating the Closing Working Capital, the Closing Cash Amounts and the Closing Funded Debt pursuant to Section 2.9 to have occurred as of immediately prior to 12:01 a.m. (Pacific Time) on the Closing Date.

Section 2.6            Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall (x) assume and hereby agrees to pay, satisfy, discharge and perform all of the Liabilities of Seller and its Affiliates related to or arising out of the Purchased Assets, the Business or the Purchased Companies (or their Subsidiaries) and (y) cause the Purchased Companies and their Subsidiaries to pay, satisfy, discharge and perform all of their respective Liabilities, in each case of the foregoing clauses (x) and (y), other than the Liabilities identified as Retained Liabilities (the “Assumed Liabilities”), in each case, whether accruing or arising prior to, on or after Closing, including the following:

(a)               Any and all Liabilities relating to or arising out of the Specified Business Contracts;

(b)               Any and all Liabilities relating to or arising out of Environmental Law, to the extent arising out of or relating to the operation or conduct of the Business or the ownership or operation of any Purchased Asset or the ownership of any interest in a Purchased Company or its Subsidiaries (to the extent related to the Business);

(c)               Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities relating to products, projects and services of the Business that were designed, planned, managed, constructed, supervised, manufactured or sold on, prior to or after the Closing Date (other than any Liabilities relating to or arising out of Environmental Law);

(d)               Any and all Liabilities for Transfer Taxes for which Purchaser is responsible pursuant to Section 7.9;

(e)               Any and all Liabilities for Taxes in respect of the Business or the Purchased Assets or on the Purchased Entities (or their Subsidiaries) for any Post-Closing Tax Period (other than any Taxes described in clause (d) of the definition of Excluded Business Taxes);

(f)                Any and all Liabilities (other than Taxes and Liabilities relating to or arising out of Environmental Law) relating to or arising out of the ownership, use or conduct of the Business, the Purchased Assets or the Purchased Companies (or their Subsidiaries), whether accruing or arising before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, including any and all Liabilities in respect of any Proceedings related thereto, other than the Liabilities identified as Retained Liabilities;

(g)               Any and all Liabilities in respect of or relating to Business Employees and Former Business Employees, other than those expressly retained by Seller pursuant to Article VI;

(h)               Any and all Indebtedness of the Purchased Companies or their Subsidiaries;

(i)                Any and all Liabilities relating to or arising out of (i) the Seller Benefit Plans (other than Purchased Entity Benefit Plans) with respect to or relating to Business Employees or Former Business Employees that are expressly assumed by Purchaser pursuant to Article VI or (ii) the Purchased Entity Benefit Plans;

(j)                Any and all Liabilities for which Purchaser or its Affiliates expressly has responsibility pursuant to this Agreement, including pursuant to Section 5.9;

(k)              Any and all accounts payable and other Liabilities included in the calculation of Closing Working Capital; and

(l)               All other Liabilities identified on Section 2.6(l) of the Seller Disclosure Schedules.

With respect to Assumed Liabilities that are Liabilities of the Purchased Companies and their Subsidiaries, Purchaser shall cause the Purchased Companies and their Subsidiaries to pay, satisfy, discharge and perform all of such Liabilities, and, except as provided herein, Purchaser shall not be required to separately and additionally assume any such Liabilities of the Purchased Companies and their Subsidiaries other than through causing such payment, satisfaction, discharge and performance.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (l) in this Section 2.6; such fact does not imply that (A) such Liability shall be transferred more than once or (B) any duplication of such Liability is required.

Section 2.7            Retained Liabilities. The Seller Entities or their applicable Affiliates shall retain and be responsible for, and Purchaser shall not assume, the following Liabilities of Seller and its Affiliates (the “Retained Liabilities”):

(a)               Except as set forth in Section 2.6(h) and Section 2.6(j), any Indebtedness of the Seller Entities and their Subsidiaries;

(b)               Liabilities for which any Seller Entity (other than the Purchased Companies or their Subsidiaries) expressly has responsibility pursuant to this Agreement;

(c)               Liabilities to the extent arising out of or related to the Excluded Assets or Retained Businesses (including such Liabilities relating to or arising out of Environmental Law, but other than any Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable), in each case, whether accruing or arising prior to, on or after the Closing;

(d)               Except as set forth in Article VI, Liabilities relating to or arising out of any Seller Benefit Plan (other than a Purchased Entity Benefit Plan) (for the avoidance of doubt, Liabilities relating to or arising out of any Purchased Venture Benefit Plan shall not be Retained Liabilities);

(e)               Except as set forth in Article VI or with respect to a Purchased Entity Benefit Plan, Liabilities related to the current and former employees of Seller and its Affiliates, other than Business Employees and Former Business Employees (for the avoidance of doubt, Liabilities related to the Purchased Venture Employees or Former Purchased Venture Employees shall not be Retained Liabilities under this clause (e));

(f)                Liabilities for Excluded Business Taxes;

(g)               Liabilities arising out of or related to the Retained Litigation Matters, subject to the limitations set forth in Section 10.8;

(h)               All (w) fees, costs and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of its Affiliates in connection with the negotiation, execution, performance or consummation of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (x) fees, costs and expenses arising directly from the completion by Seller and its Affiliates of the Pre-Closing Restructuring Steps, (y) payments payable to any Business Employee or Former Business Employee as a result of the consummation of the Transaction pursuant to the completion bonus agreements identified on Section 2.7(h) of the Seller Disclosure Schedules (the “Completion Bonuses”) and the employer portion of any Taxes in respect of any such payments and (z) Liabilities related to the Seller equity compensation awards held by any Business Employee and Former Business Employee and the employer portion of any Taxes in respect of any such Liabilities; and

(i)                 Liabilities arising out of or related to the Retained Reserve Liabilities.

Section 2.8            Closing Deliveries.

(a)               At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i)               payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Purchase Price;

(ii)             the certificate to be delivered pursuant to Section 8.3(c);

(iii)            a counterpart of the Transition Services Agreement, duly executed by Purchaser;

(iv)            to the extent any Purchased Asset (other than the Purchased Entity Shares) or Assumed Liability is not held by a Purchased Company or Subsidiary thereof, a counterpart of an Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets (other than the Purchased Entity Shares) and the assumption by Purchaser of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and Purchaser, in customary form (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser, to the extent applicable; and

(v)              any other instruments necessary and appropriate to evidence Purchaser’s assumption of the Assumed Liabilities pursuant to and in accordance with this Agreement, in each case duly executed by Purchaser, to the extent applicable.

(b)               At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)               the certificate to be delivered pursuant to Section 8.2(c);

(ii)              a counterpart of the Transition Services Agreement, duly executed by the Seller Entity named as a party thereto;

(iii)             certificates evidencing the Purchased Entity Shares, to the extent that such Purchased Entity Shares are in certificated form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Entity Shares are not in certificated form, other evidence of ownership or assignment;

(iv)             to the extent any Purchased Asset (other than the Purchased Entity Shares) or Assumed Liability is not held by a Purchased Company or Subsidiary thereof, a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(v)               (A) from each Seller Entity that (1) is treated as transferring any Purchased Assets pursuant to this Agreement for U.S. federal income tax purposes and (2) is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a certificate substantially in the form provided in Treasury Regulations section 1.1445-2(b)(2)(iv)(B), certifying that such Seller Entity is not a foreign person within the meaning of Treasury Regulations section 1.1445-2(b)(2); and (B) from each Seller Entity that (1) is treated as transferring any Purchased Assets pursuant to this Agreement for U.S. federal income tax purposes and (2) is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a certificate certifying that no such Purchased Asset is a “United States real property interest”; and

(vi)             any other instruments of transfer necessary and appropriate to evidence the transfer of the Seller Entities’ right, title and interest in the Purchased Assets pursuant to and in accordance with this Agreement duly executed by each Seller Entity named as a party thereto, to the extent applicable.

Section 2.9            Adjustment to Base Purchase Price.

(a)               Section 2.9 of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the Cash Amounts and the Funded Debt of the Business, in each case, as of June 30, 2019 (the “Sample Closing Statement”), including the asset and liability line items included in the calculation of Working Capital, prepared in accordance with GAAP, applied on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Information (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies), as modified by the accounting principles set forth on Section 2.9 of the Seller Disclosure Schedules (collectively, the “Transaction Accounting Principles”).

(b)               At least two (2) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”) and (iii) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”). The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Sample Closing Statement and be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries set forth on and used in the preparation of the Sample Closing Statement. The Estimated Adjustment Amount, the Estimated Closing Cash Amounts and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.9, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Sample Closing Statement or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the ordinary course past practice of the Business (or of Seller or any of its Affiliates with respect to the Business) prior to the Closing that would impede or materially delay the final determination of the Post-Closing Statement. Without limiting the generality of the foregoing, neither Party shall reflect any changes (including any changes reflected in the Post-Closing Statement) in any reserve or other account existing as of the date of the most recent balance sheet included in the Business Financial Information or other amount reflected in such balance sheet, except as a result of events occurring after such date and prior to the Closing and, in such event, only in a manner consistent with the Transaction Accounting Principles.

(c)               As promptly as reasonably possible and in any event within sixty (60) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth Purchaser’s good-faith calculation of the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt. The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries set forth on and used in the preparation of the Sample Closing Statement.

(d)               Within sixty (60) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Seller does not deliver any Dispute Notice to Purchaser within such sixty (60)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes, together with reasonable detail of the basis for such dispute, and (ii) Seller’s calculation of the amount of such item. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Grant Thornton LLP or, if Grant Thornton LLP is unavailable or conflicted, another nationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties); provided, that the failure of the Independent Accounting Firm to strictly conform to or comply with any deadlines or time periods specified in this Section 2.9(d) shall not render the determination of the Independent Accounting Firm invalid or form the basis for which any Party may dispute or otherwise reject any final determination made by the Independent Accounting Firm hereunder. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt were properly calculated in accordance with the Transaction Accounting Principles and the provisions of this Agreement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate dollar amount of line items unsuccessfully disputed or defended, as the case may be, by each such Party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of disputed line items presented by both Parties. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent manifest error.

(e)               For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers (including auditors’ work papers), in each case to the extent related to the Purchased Assets, Assumed Liabilities, Business, or Purchased Companies (and Subsidiaries thereof), and shall permit access to its and their facilities and personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder; provided that access to work papers of the auditor of either Party shall be subject to such auditors’ normal disclosure procedures and execution of a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditor.

(f)               The “Final Purchase Price” means the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the Adjustment Amount (which may be a positive or negative number), minus (iii) the Closing Funded Debt, in the case of each of clauses (i), (ii) and (iii), as finally determined pursuant to Section 2.9(d).

(g)               If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt are finally determined pursuant to this Section 2.9.

(h)               The process set forth in this Section 2.9 (and Section 2.12) shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts, the Closing Funded Debt, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.

Section 2.10        Additional Purchase Price; SPRU Claim.

(a)               Subject to the other terms and conditions of this Agreement, following the Closing, Purchaser shall deliver to Seller in cash an aggregate amount (the “Additional Purchase Price”) equal to ninety percent (90%) of any cash or cash equivalents actually paid to, received by or otherwise recovered by Purchaser or any of its Affiliates or any of its or their successors or assigns, in each case arising out of, relating to or resulting from any SPRU Claims (any such cash or cash equivalents, “SPRU Claim Recoveries”).

(b)               Purchaser shall deliver to Seller, by wire transfer in immediately available funds, an amount equal to the Additional Purchase Price in respect of such SPRU Claim Recovery within ten (10) Business Days of Purchaser’s or its Affiliates’ or their applicable successor’s or assign’s receipt of any SPRU Claim Recovery (net of any costs and expenses for which Purchaser is entitled to reimbursement from Seller pursuant to Section 2.10(f)).

(c)               From and after the Closing and until the final resolution of all SPRU Claims, Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to pursue all SPRU Claims in substantially the same manner as Seller and its Affiliates pursued such SPRU Claims prior to the Closing (without limiting the remaining provisions of this Section 2.10).

(d)               Notwithstanding anything to the contrary in this Agreement, Purchaser’s legal team shall keep Seller reasonably informed of developments with respect to, and reasonably coordinate with Seller’s internal legal team in the pursuit, prosecution or settlement of, any SPRU Claims, and Seller shall control all strategic decisions with respect to the pursuit, prosecution or settlement by Purchaser or its Affiliates of any SPRU Claim, including with respect to litigation strategy and any decisions related to the matters described in the following sentence; provided, that Seller will reasonably consult with Purchaser and give good faith consideration to Purchaser’s proposals with respect to any such strategic decisions. In furtherance and not in limitation of the foregoing, without the prior written consent of Seller, Purchaser shall not, and shall cause its Affiliates and its and their Representatives not to, in each case with respect to or in connection with any SPRU Claim: (i) engage, modify or terminate the engagement of, outside counsel or any other third-party advisor; (ii) make any filing with or other submission to any Governmental Entity, including in any Proceeding, or provide any substantive written correspondence to or engage in any substantive communications with any counterparty to any SPRU Claim (or any Representative of any such counterparty); or (iii) settle, resolve, compromise or consent to the entry of any Judgment. Purchaser shall provide Seller with reasonable advance notice and the opportunity for Seller or its Representatives to attend or participate in any meeting, telephone call, virtual meeting, videoconference or other similar non-written interaction of Purchaser or its Affiliates or any of their respective Representatives with any Governmental Entity or counterparty to any SPRU Claim (or any Representative of the foregoing), in each case with respect to any SPRU Claim.

(e)                From and after the Closing and until the final resolution of all SPRU Claims, Purchaser shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with Seller and its Affiliates and Representatives in connection with the pursuit, prosecution or settlement of any SPRU Claim, including by making available personnel, and providing information and access to books and records, Contracts and properties of Purchaser and its Affiliates, in each case in accordance with applicable Law and as may be reasonably requested in connection with the pursuit, prosecution or settlement of any SPRU Claim, including to allow Seller to exercise its rights pursuant to Section 2.10(d). Seller and Purchaser and/or their respective Affiliates shall enter into one or more customary common interest agreements to facilitate the sharing of any information provided pursuant to this Section 2.10(e).

(f)                The reasonable and documented out-of-pocket costs and expenses (including fees of outside counsel and costs of litigation) incurred by Purchaser and its Affiliates and Seller and its Affiliates in connection with the pursuit, prosecution or settlement of any SPRU Claims shall be borne ninety percent (90%) by Seller and ten percent (10%) by Purchaser. Each Party shall reimburse the other (or if mutually agreed by the Parties, such amounts may be net settled) accordingly on a quarterly basis, within sixty (60) days of the end of each calendar quarter; provided, however, that in the event any such costs and expenses exceed $300,000 in any calendar quarter, upon Purchaser’s request, Seller shall contribute ninety percent (90%) to the payment of such costs and expenses directly (rather than through reimbursement on a quarterly basis).

(g)               Nothing in this Section 2.10, or any other action taken in accordance with Section 2.13, shall constitute the transfer of any Government Contract, or any interest in a Government Contract, in violation of 41 U.S.C. § 6305(a).

Section 2.11        Close-Out Joint Venture Cash. In the event that any Cash Amounts of any Close-Out Joint Ventures (or Subsidiaries thereof) are, following the Closing (and after the repayment of any Funded Debt of the Close-Out Joint Ventures or their Subsidiaries), actually distributed, paid or otherwise transferred from the applicable Close-Out Joint Venture (or Subsidiary thereof) to Purchaser or any of its Affiliates or any other Person on behalf of Purchaser or any of its Affiliates or in respect of its or their current or former direct or indirect equity interest in such Close-Out Joint Venture (or Subsidiary thereof), Purchaser shall promptly deliver to Seller, by wire transfer in immediately available funds, any such Cash Amounts as and when so distributed, paid or otherwise transferred.

Section 2.12        Intended Tax Treatment; Purchase Price Allocation.

(a)               Seller and Purchaser acknowledge that as a result of the consummation of the Transaction and the other transactions contemplated by this Agreement, the Tax basis of the Purchased Assets set forth in Section 2.12(a) of the Seller Disclosure Schedules (the “Transferred Purchased Assets”) in the hands of the Purchaser (or its applicable Affiliate) immediately after Closing for U.S. federal income Tax purposes shall equal the fair market value of such Transferred Purchased Asset (the “Transferred Purchased Asset Value” and the Tax treatment described in this Section 2.12(a), the “Intended Tax Treatment”).

(b)               For U.S. federal income Tax purposes, Seller and Purchaser agree to allocate the Final Purchase Price and any other amounts treated as consideration for such tax purposes, among the shares treated as directly sold to Purchaser for U.S. federal income tax purposes in accordance with Exhibit A hereto (the “Allocation Schedule”).

(c)               No later than ninety (90) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.9, Seller shall deliver to Purchaser a proposed allocation of the Final Purchase Price as of the Closing Date among the shares of Purchased Entities treated as directly sold to Purchaser for U.S. federal income tax purposes(and further among any assets deemed sold to Purchaser), determined in a manner consistent with the Allocation Schedule and applicable Tax Law (the “Seller’s Allocation”). If Purchaser disagrees with Seller’s Allocation, Purchaser may, within thirty (30) days after delivery of Seller’s Allocation deliver a notice (the “Purchaser’s Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If the Purchaser’s Notice is duly and timely delivered, Seller and Purchaser shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation. If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with Section 2.9) to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Purchaser. Any allocation determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Allocation Schedule, unless otherwise required by a change in applicable Law after the date of this Agreement.

(d)               The allocation, as prepared by Seller if no Purchaser’s Notice has been duly and timely delivered with respect to Seller’s Allocation, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm in accordance with Section 2.12(c) (the “Allocation”), shall be final, conclusive and binding on the Parties absent manifest error. None of Seller or Purchaser shall (and they shall cause their respective Affiliates not to) take any position inconsistent with the Allocation or the Intended Tax Treatment on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).

Section 2.13        Non-Assignment; Consents.

(a)               Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization or consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(b)               Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain promptly, or cause to be obtained promptly, at no cost to Seller or any of its Affiliates, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any Purchased Asset and to obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities. If any such Approval is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII, and until the earlier of (1) such time as such Approval or Approvals are obtained and (2) the later of (A) six (6) years following the Closing and (B) to the extent any such Approval is in respect of a Purchased Asset that is or arises out of a Contract, the expiration of such Contract in accordance with its terms, the Parties will cooperate and use commercially reasonable efforts to implement any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and (y) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder and shall be responsible for all Assumed Liabilities related thereto in accordance with this Agreement; provided, that, for the avoidance of doubt, Seller’s obligation to implement any such arrangement shall not require Seller or any of its Affiliates to obtain or provide any letter of credit, bond or other credit support with respect to any such Purchased Asset. Without limiting the foregoing, in the event that any of the Approvals set forth on Section 2.13(b) of the Seller Disclosure Schedules are not obtained prior to the Closing, Seller and Purchaser agree to use reasonable best efforts to take the actions set forth on Section 2.13(b) of the Seller Disclosure Schedules.

(c)               Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Seller or any of its Affiliates to sell, assign, transfer or convey any Excluded Asset from the Purchased Companies or their Subsidiaries (or from the Seller Entities) to Seller or one or more of its Affiliates if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without an Approval, (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(d)               If any such Approval referred to in Section 2.13(c) is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII, and until the earlier of (1) such time as such Approvals are obtained and (2) the later of (A) six (6) years following the Closing and (B) to the extent any such Approval is in respect of an Excluded Asset that is or arises out of a Contract, the expiration of such Contract in accordance with its terms, the Parties will cooperate and use commercially reasonable efforts to implement any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Seller, to the fullest extent practicable, the claims, rights and benefits of any such Excluded Asset and (y) cause Seller to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Seller will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder and shall be responsible for all Retained Liabilities related thereto in accordance with this Agreement; provided, that, for the avoidance of doubt, Purchaser’s obligation to implement any such arrangement shall not require Purchaser or any of its Affiliates to obtain or provide any letter of credit, bond or other credit support with respect to any such Excluded Asset.

(e)               Any Contract entered into prior to the Closing with a third party to which Seller or any of its Subsidiaries is a party that does not exclusively relate to the Business (and is not otherwise set forth on Section 2.4(b) of the Seller Disclosure Schedules) but inures to the benefit or burden of both the Business and the Retained Businesses, other than any enterprise-wide Contracts, Contracts with respect to off-the-shelf software and Contracts with any Taxing Authority (each, a “Shared Contract”) shall constitute a Purchased Asset and be assigned, transferred and conveyed subject to the terms and conditions of this Agreement (including the other provisions of this Section 2.13) only with respect to (and preserving the meaning of) those parts that relate to the Business, to either a Purchased Entity (or Subsidiary thereof) or Purchaser, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by Section 2.6 of this Agreement; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals, unless and until such Approval or Approvals are obtained and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained and two (2) years following the Closing, the Parties will cooperate and use commercially reasonable efforts to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (y) cause Purchaser to bear all costs and Liabilities of those parts that relate to the Business, from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).

(f)                Notwithstanding anything in this Agreement to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.13 shall be made subject to such Approval being obtained, and neither Seller nor any of its Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.13 that would, based on advice of counsel, (i) constitute a breach or other contravention in respect of any Purchased Assets or Shared Contract, (ii) be ineffective, void or voidable, (iii) adversely affect the contractual rights of the Seller Entities or any of their respective officers, directors, agents or Affiliates or (iv) with respect to any Shared Contract, require Seller or any of its Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person. Without limiting Section 2.13(b), notwithstanding the fact that any applicable Approval is not obtained prior to the Closing, each of the assets described in Section 2.4 shall be deemed to be Purchased Assets under this Agreement and each of the Liabilities described in Section 2.6 shall be deemed to be Assumed Liabilities under this Agreement, including in each case for purposes of the calculation of Working Capital.

Section 2.14        Withholding. Purchaser shall be entitled to deduct and withhold from any payment of the consideration otherwise payable pursuant to this Agreement to any Seller Entity only such amounts as Purchaser is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax law, with respect to the making of such payment; provided, that (a) at least ten (10) days prior to making any deduction or withholding, Purchaser shall notify Seller (which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct) and a reasonable opportunity for Seller to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding and (b) Purchaser shall cooperate in good faith with Seller to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted or withheld by Purchaser and timely paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Purchaser shall furnish to Seller evidence of the payment to the applicable Governmental Entity of any amount deducted and withheld pursuant to this Section 2.14. Notwithstanding anything to the contrary in this Section 2.14, to the extent any Taxes are required to be deducted or withheld from any payments hereunder, and such Taxes would not otherwise have been required to be withheld or deducted but for an assignment pursuant to Section 11.3 (such Taxes, “Assignment Withholding Taxes”), then, in the case that the assigning Party (or its applicable Affiliate) is the payor, the sum payable by such payor in respect of which such Assignment Withholding Taxes are required to be deducted or withheld shall be increased to the extent necessary to ensure that, after all such required deductions or withholdings of Assignment Withholding Taxes, the party to whom such payment is made receives the amount it would have received had no Assignment Withholding Taxes been required to be withheld or deducted.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Purchaser as follows:

Section 3.1            Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each other Seller Entity is, or, to the extent a New Subsidiary, will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Seller and each Seller Entity is or, to the extent a New Subsidiary, will be as of the Closing, duly qualified to do business and in good standing in each jurisdiction where the ownership or leasing of its property or the conduct of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies, taken as a whole. Seller has made available to Purchaser true and complete copies of the organizational documents of each Purchased Entity and each Purchased Venture (or in the case of New Subsidiaries, will make them available prior to formation), as amended to the date hereof.

Section 3.2            Purchased Companies; Capital Structure.

(a)               Each of the Purchased Companies (and each Subsidiary thereof) is, or, to the extent a New Subsidiary, will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets, related to the Business, and to carry on its respective business as it pertains to the Business, as currently conducted. Each of the Purchased Companies (and each Subsidiary thereof) is, or, to the extent a New Subsidiary, will be as of the Closing, duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies, taken as a whole.

(b)               All of the outstanding equity interests of each of the Purchased Entities are, or to the extent a New Subsidiary, will be as of the Closing, validly issued, fully paid and, in the case of any Purchased Entity which is a corporation, non-assessable and, in each case, have not been issued in violation of any preemptive or similar rights. As of the Closing, there will be no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Purchased Entities is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity or voting interests of the Purchased Entities. As of the Closing, there will be no rights of first refusal, rights of first offer, voting trust, stockholder agreements or proxies, to which any Seller Entity is a party with respect to the sale or voting of the equity interests of the Purchased Entities. The Seller Entities own of record and beneficially as of the date of this Agreement, or will own of record and beneficially as of immediately prior to the Closing, and have as of the date of this Agreement, or will have as of immediately prior to the Closing, good and valid title to, the Purchased Entity Shares free and clear of all Liens except for Permitted Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Entity Shares, at the Closing, good and valid title to the Purchased Entity Shares shall pass to Purchaser, free and clear of any Liens other than those arising under the Securities Act or any applicable state securities laws.

(c)               (i) Section 3.2(c)(i) of the Seller Disclosure Schedules sets forth, as of the date hereof, (A) the name and the jurisdiction of organization of each of the Purchased Entities, (B) the authorized and outstanding equity interests of each of the Purchased Entities and (C) the record owners of such outstanding equity interests and (ii) Section 3.2(c)(ii) of the Seller Disclosure Schedules sets forth, as of the date hereof, the name and the jurisdiction of organization of each Subsidiary of the Purchased Entities. Each such Subsidiary is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization, with corporate or other similar applicable power and authority to own, lease or otherwise hold and operate its properties and assets, including the Purchased Assets, related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted. Except as set forth in Section 3.2(c)(ii) of the Seller Disclosure Schedules, all of the outstanding equity interests of each Subsidiary of a Purchased Entity are owned of record and beneficially by such Purchased Entity (or a Subsidiary thereof) as of the date of this Agreement, or will be owned of record and beneficially by such Purchased Entity (or Subsidiary thereof) as of immediately prior to the Closing. All of the outstanding equity interests of each Subsidiary of a Purchased Entity are, or, to the extent a New Subsidiary, will be as of the Closing, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable and, in each case, have not been issued in violation of any preemptive or similar rights. As of the Closing, there will be no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Subsidiary of a Purchased Entity is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity or voting interests of such Subsidiary. As of the Closing, there will be no rights of first refusal, rights of first offer, voting trust, stockholder agreements or proxies (other than pursuant to joint venture agreements set forth in Section 3.2(c)(iii) of the Seller Disclosure Schedules), to which any Seller Entity or Purchased Company (or Subsidiary thereof) is a party with respect to the sale or voting of the equity interests of any Subsidiary of a Purchased Entity.

(d)               Section 3.2(d) of the Seller Disclosure Schedules sets forth, as of the date hereof, (i) the name and the jurisdiction of organization of each of the Purchased Ventures, (ii) the authorized and outstanding equity interests of each of the Purchased Ventures and (iii) the record owners of such outstanding equity interests. All of the outstanding Purchased Venture Interests are validly issued, fully paid and, in the case of any Purchased Venture Interests with respect to any Purchased Venture which is a corporation, non-assessable. The Seller Entities or a Purchased Entity or Subsidiary thereof own of record and beneficially as of the date of this Agreement, or will own of record and beneficially as of immediately prior to the Closing and have as of the date of this Agreement, or will have as of immediately prior to the Closing, good and valid title to, the Purchased Venture Interests free and clear of all Liens, except for Permitted Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Venture Interests, at the Closing, good and valid title to the Purchased Venture Interests shall pass to Purchaser, free and clear of any Liens other than those arising under the Securities Act or any applicable state securities laws.

Section 3.3            Authority; Enforceability.

(a)               Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transaction and other transactions contemplated by this Agreement, have been, or, with respect to such other Transaction Documents, will have been as of the Closing, duly authorized by all requisite corporate action. Each other Seller Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to execute and deliver each Transaction Document to which it will be a party and to perform its obligations thereunder. The execution and delivery by each other Seller Entity of each Transaction Document to which it will be a party, if applicable, and the performance by it of its obligations thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.

(b)               Each of Seller and each other Seller Entity has, or, with respect to a New Subsidiary, will have as of the Closing, all requisite corporate or other similar applicable power and authority to carry on its respective business as it pertains to the Business as currently conducted and to own, lease and operate its properties and assets related to the Business, except where the failure to have such power and authority would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(c)               This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly executed and delivered by Purchaser, constitutes a valid and binding obligation of Seller, and each other Transaction Document will be as of the Closing duly executed and delivered by each Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by Purchaser, constitute a valid and binding obligation of such Seller Entity, in each case enforceable against such Seller Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 3.4            No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller will be a party by Seller and the consummation of the Transaction and the other transactions contemplated hereby and thereby by Seller do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Seller or violate or conflict with in any material respects the comparable organizational documents of any of the other Seller Entities or any of the Purchased Companies (or any Subsidiary thereof), (b) subject to obtaining the consents or the delivery of notices set forth in Section 3.4(b) of the Seller Disclosure Schedules, conflict with, constitute a default under, or result in the breach or termination, cancellation, modification or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities or the Purchased Companies (or any Subsidiary thereof) under, or to a loss of any benefit of the Business to which the Seller Entities or the Purchased Companies (or their Subsidiaries) are entitled under any Material Contract or Business Permit, and (c) assuming compliance with the matters set forth in Section 3.5 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which any Seller Entity or Purchased Company (or Subsidiary thereof) is subject; except, with respect to clauses (b) and (c), as would not (i) reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole and (ii) prevent or materially delay the ability of Seller to timely consummate the Transaction.

Section 3.5            Governmental Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction and other transactions contemplated hereby, and the execution, delivery and performance of the other Transaction Documents to which the Seller Entities will be a party and the consummation of the transactions contemplated thereby do not require any Approval of, or Filing with, any Governmental Entity, except for (a) the expiration or early termination of the applicable waiting period under the HSR Act, (b) the Approvals and Filings set forth in Section 3.5 of the Seller Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not (i) reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole and (ii) prevent or materially delay the ability of Seller to timely consummate the Transaction.

Section 3.6            Proceedings.

(a)               Except as set forth in Section 3.6(a) of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of Seller, threatened against a Purchased Company or any Subsidiaries thereof or the Seller Entities or any properties or rights of a Purchased Company or its Subsidiaries, in each case relating to the Business, before any Governmental Entity or arbitration tribunal other than Proceedings which if determined in a manner adverse to the applicable Purchased Company, Subsidiary of a Purchased Company or Seller Entity or the Business would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(b)               Except as set forth in Section 3.6(b) of the Seller Disclosure Schedules, none of the Purchased Companies or any Subsidiaries thereof or the Seller Entities is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal relating to the Business, other than those Judgments that would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(c)               Except as set forth in Section 3.6(c) of the Seller Disclosure Schedules, there is no investigation by any Governmental Entity pending, or to the Knowledge of Seller, threatened against a Purchased Company or any Subsidiaries thereof or the Seller Entities, in each case relating to the Business, other than any such investigation which would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.7            Financial Statements; Absence of Undisclosed Liabilities.

(a)               Section 3.7(a) of the Seller Disclosure Schedules sets forth copies of (i) unaudited income statements of the Business for the fiscal years ended September 30, 2018 and September 30, 2017, (ii) unaudited balance sheet of the Business as of September 30, 2018, (iii) unaudited income statement of the Business for the nine months ended June 30, 2019 and (iv) unaudited balance sheet of the Business as of June 30, 2019 (collectively, and together with any notes thereto, the “Business Financial Information”).

(b)               The Business Financial Information (i) has been derived from the books and records of Seller and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject in the case of the information described in clause (iii) and (iv) of the definition of Business Financial Information, to normal year-end adjustments and (ii) fairly presents in all material respects (A) the financial condition, assets and liabilities of the Business as of the dates therein specified and (B) the results of operations of the Business for the periods indicated; provided that the Business Financial Information does not include footnote disclosure; provided, further, that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(c)               The Business does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Business, other than Liabilities that: (i) are reflected or reserved against in the balance sheet included in the Business Financial Information as of June 30, 2019 (the “Balance Sheet Date”), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) are Retained Liabilities or will be reflected, reserved, accrued, recorded or included in the Closing Working Capital, the Adjustment Amount or the Closing Funded Debt, (iv) are expressly permitted or are contemplated by this Agreement or disclosed in the Seller Disclosure Schedules, or (v) would not reasonably be expected to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.8            Absence of Changes or Events.

(a)               Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement: (i) since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) since the Balance Sheet Date, there has not occurred any action or event that, had it occurred after the date hereof and prior to Closing, would constitute a violation of Section 5.2.

(b)               Since the Balance Sheet Date, there has not been any Business Material Adverse Effect.

Section 3.9            Sufficiency of Assets.

(a)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the Seller Entities or the Purchased Companies (or their Subsidiaries) have good and valid title to, or in the case of leased assets, have valid leasehold interest in, or other legal rights to possess and use, all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b)               Except (i) as set forth in Section 3.9(b) of the Seller Disclosure Schedules and (ii) as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the Purchased Assets (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained), together with the rights and benefits to be provided pursuant to the Transaction Documents and any assets that are the subject of any of the Shared Contracts, shall, in the aggregate, constitute all of the assets, properties and rights necessary and sufficient for Purchaser and its Subsidiaries (including the Purchased Entities and their Subsidiaries) to conduct the Business in all respects as conducted as of the date of this Agreement.

Section 3.10        Intellectual Property.

(a)               Section 3.10(a) of the Seller Disclosure Schedules sets forth a true and complete list of all material registered Intellectual Property, including applications therefor, included in the Business Intellectual Property, as of the date of this Agreement.

(b)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole: (i) none of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller and its Subsidiaries; (ii) there is no opposition or cancellation Proceeding pending against Seller and its Subsidiaries concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iii) to the Knowledge of Seller, there is no infringement or misappropriation, or other violation of any Business Intellectual Property by any other Person, and since October 1, 2016, Seller has not made any written claims alleging any such infringement or misappropriation; and (iv) the conduct of the Business as currently conducted is not infringing, misappropriating or violating any Intellectual Property of any Person and neither Seller nor any of its Subsidiaries has received any written notice since October 1, 2016 alleging that any of the Business Intellectual Property infringes, misappropriates, or violates the Intellectual Property of any other Person.

(c)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the applicable Seller Entities or Purchased Companies (or their Subsidiaries) exclusively own all right, title and interest to, are licensed or otherwise possess rights to use or exploit all Business Intellectual Property necessary and sufficient to conduct the Business as presently conducted free and clear of all Liens, except Permitted Liens, and the transactions contemplated by this Agreement will not violate the terms of any such license.

(d)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the applicable maintenance fees necessary to maintain the items listed in Section 3.10(a) of the Seller Disclosure Schedules have been paid to the extent due.

Section 3.11        Real Property.

(a)               None of the Purchased Companies or any of their Subsidiaries own any real property. Except for the Leased Real Property, there is no real property that is primarily used in the conduct of the Business. Except as set forth in Section 3.11 of the Seller Disclosure Schedules or as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, Seller or its Subsidiaries have a valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens.

(b)               Except as set forth in Section 3.11 of the Seller Disclosure Schedules or as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) each Transferred Real Property Lease is valid and binding on the Seller Entity or Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) no Seller Entity or Purchased Entity (or Subsidiary thereof) or, to the Knowledge of Seller, any other party thereto, is in breach of or default beyond the applicable cure period under, or has collaterally assigned, any such Transferred Real Property Lease, and (iii) other than the Transferred Real Property Leases, the Leased Real Property is not subject to any Contract granting to any Person any right to the possession, use, occupancy or enjoyment of such Leased Real Property or any part thereof.

(c)               Since October 1, 2016, neither Seller nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation or eminent domain proceeding affecting any Leased Real Property, and, to the Knowledge of Seller, there are no currently ongoing condemnation or eminent domain proceedings reasonably expected to be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(d)               The Leased Real Property is sufficient and adequate in all material respects to carry on the Business as currently conducted and in good operating condition and state of maintenance and repair, ordinary wear and tear excepted.

Section 3.12        Contracts.

(a)               Except (x) for intercompany agreements or (y) as set forth in Section 3.12(a) of the Seller Disclosure Schedules (for the avoidance of doubt, subject to Section 11.13), as of the date hereof none of (1) the Purchased Entities (or any Subsidiary thereof) or (2) any Seller Entity is a party to or bound by any of the following Contracts, in each case with respect to the operation of the Business (in each case, other than sales or purchase orders or statements of work entered into or used in the ordinary course of business) (collectively, the “Material Contracts”):

(i)               any Contracts resulting in revenue in excess of $25,000,000 for (x) the fiscal year ended September 30, 2018 or (y) the nine months ended June 30, 2019 (on an annualized basis), in each case, with customers of the Business;

(ii)              any Contracts for the supply of services, products or materials for use in the Business that provide, over the remaining term thereof, for annual payments of at least $10,000,000 annually;

(iii)            any Contract relating to the acquisition or disposition of any business, division, business unit, capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) for an aggregate purchase price or an aggregate payment in excess of $10,000,000 or (B) pursuant to which a Purchased Company or any of its Subsidiaries has material continuing earn-out, indemnification or similar obligations following the date of this Agreement;

(iv)             any Contract concerning a joint venture, partnership, teaming agreement or fee-sharing agreement or similar Contract with a third party that is material to the Business;

(v)               any Contract relating to clauses (a) through (d) of Funded Debt in excess of $5,000,000 with respect to which a Purchased Company (or Subsidiary thereof) is an obligor, other than any Funded Debt to be repaid or extinguished pursuant to this Agreement at or prior to the Closing;

(vi)             any Contract requiring future capital commitment or capital expenditure obligations of the Business that would reasonably be expected to exceed $5,000,000 in the aggregate;

(vii)            any licenses with respect to Intellectual Property that are material to the Business and are granted (A) on an exclusive basis to any third party with respect to any Business Intellectual Property or (B) to any of the Purchased Entities (or Subsidiary thereof) or Seller Entities with respect to Intellectual Property of third parties for use exclusively in the Business; provided that, for clarity, the foregoing clauses (A) and (B) shall exclude any licenses for off-the-shelf software and all non-disclosure agreements, employee invention assignment agreements, customer end user agreements and similar agreements entered into in the ordinary course of business;

(viii)           any Contract that by its express terms materially limits or materially impairs the ability of the Seller Entities or the Purchased Companies (or Subsidiaries thereof) to compete in any line of business or with any Person or in any geographic area (including through non-compete, exclusivity, right of first refusal, right of first negotiation, right of first offer or “most-favored nation” provisions) during any time period, in each case, that relates to and affects the Business as conducted on the date of this Agreement (other than any limitations in respect of the pursuit of a discrete project);

(ix)              any Contract that relates to any material settlement of any legal proceeding under which any Purchased Company (or any Subsidiary thereof) has any continuing liabilities in excess of $3,000,000;

(x)               any Transferred Real Property Leases;

(xi)              any outstanding Government Bid with an anticipated total Contract value in excess of $10,000,000;

(xii)             any teaming agreement entered into in connection with a Government Bid with an anticipated total Contract value in excess of $25,000,000;

(xiii)            any restrictive covenant agreement with a Business Employee who is a member of Senior Management of the Business;

(xiv)            any current Government Contract (A) the terms of which provide for the Purchased Entities and their Subsidiaries to generate revenue in excess of $10,000,000 in any twelve-month period from and after the date of this Agreement or (B) awarded on cost-reimbursement, cost-sharing, or similar basis under which the amount paid to a Purchased Entity or any of its Subsidiaries under such Contract is based on the costs incurred by a Purchased Entity or any of its Subsidiaries (1) for which the period of performance has not yet expired or been terminated or for which final payment has not yet been received or which remains subject to audit and (2) pursuant to which a Purchased Entity or any of its Subsidiaries reasonably expects to receive payments after the date of this Agreement in excess of $25,000,000; and

(xv)             any current Government Contract awarded since October 1, 2014 (A) that is subject to the United States Truth in Negotiations Act (“TINA”) (10 U.S.C. 2306a and 41 U.S.C. chapter 35) and Federal Acquisition Regulations (“FAR”) 52.215-12, 52.215-20, 52.215-21, 15.403-4, or 15.403-5 or (B) for which a Purchased Entity or any of its Subsidiaries or, with respect to the Business, any Seller Entity provided certified cost or pricing data to a Governmental Entity or to a prime contractor or higher-tier subcontractor to a Governmental Entity, in each case of clauses (A) and (B), pursuant to which the Purchased Entity and/or the Subsidiaries reasonably expects to receive payments after the date of this Agreement in excess of $10,000,000.

(b)               Except as set forth in Section 3.12(b) of the Seller Disclosure Schedules, (i) except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, each Material Contract is valid and binding on the Seller Entity, Purchased Venture or Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) no Seller Entity, Purchased Venture or Purchased Entity (or Subsidiary thereof) or, to the Knowledge of Seller, any other party thereto, is (with or without notice or lapse of time or both) in breach of, or default under, any such Material Contract and no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material breach or default by any Seller Entity, Purchased Venture or any Purchased Entity (or Subsidiary thereof), on the one hand, or any counterparty, on the other hand, except for such breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole and (iii) no Seller Entity or Purchased Entity (or Subsidiary thereof) has received written notice of any material breach of, or default or violation under, any Material Contract. Subject to Section 11.13, prior to the date of this Agreement, a true, correct and complete copy of each Material Contract, together with all amendments and modifications thereto, has been made available by Seller.

(c)               Except as set forth in Section 3.12(c) of the Seller Disclosure Schedules, (i) except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, each Contract of the type described in clauses (i) through (xv) in Section 3.12(a) above to which any Purchased Venture is a party (the “Purchased Venture Contracts”) is valid and binding on such Purchased Venture that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) no such Purchased Venture or, to the Knowledge of Seller, any other party thereto, is (with or without notice or lapse of time or both) in breach of, or default under, any such Purchased Venture Contract and no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material breach or default by any Purchased Venture, on the one hand, or any counterparty, on the other hand, except for such breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole and (iii) no Purchased Venture has received written notice of any material breach of, or default or violation under, any Purchased Venture Contract.

Section 3.13        Government Contracts. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole:

(a)               Except as set forth in Section 3.13(a) of the Seller Disclosure Schedules, since October 1, 2016, (i) the applicable Seller Entity or Purchased Company (or Subsidiary thereof) is and has been in compliance in all material respects with all terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly by reference therein and all requirements thereunder relating to the safeguarding of, and access to, classified information, covered defense information and controlled unclassified information; (ii) all representations, certifications, disclosures and warranties executed, acknowledged or submitted by or on behalf of a Seller Entity or Purchased Company (or Subsidiary thereof) with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the respective dates they were made (or deemed made); (iii) the applicable Seller Entity or Purchased Company (or Subsidiary thereof) is and has been in compliance in all material respects with all requirements of applicable Law pertaining to such Government Contract or Government Bid, including TINA, FAR, EU Procurement Law and any applicable agency supplement (including the Department of Defense Supplement to the FAR) and the Cost Accounting Standards; and (iv) each such Government Contract was legally awarded, is binding on the Seller Entity or a Purchased Company (or Subsidiary thereof), and is in full force and effect and no Government Bid is currently the subject of bid protest proceedings through the Closing Date.

(b)               Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules, since October 1, 2016, none of the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, (i) has received any written notice from a Governmental Entity with respect to, or (ii) is or has been a party to, any Proceeding or any material claim or dispute asserted pursuant to the United States Contract Disputes Act or EU Procurement Law arising under or relating to a Government Contract, which would reasonably be expected to give rise to material Liability, including any material penalty or assessment of fines or other sanctions, under (A) the federal False Claims Act, (B) TINA, (C) Government Contract clauses or regulations relating to price reductions or defective pricing, or (D) the Cost Accounting Standards. To the Knowledge of Seller, there has not been any review, audit or investigation by any Governmental Entity (and to the Knowledge of Seller, no such review, audit or investigation has been threatened) with respect to, any Government Contract or Government Bid (other than any routine audits or indirect rate audits by the Defense Contract Audit Agency or the Defense Contract Management Agency or other Governmental Entities), which would reasonably be expected to give rise to material Liability, including any material penalty or assessment of fines or other sanctions, under (A) the federal False Claims Act, (B) TINA, (C) Government Contract clauses or regulations relating to price reductions or defective pricing, (D) the Cost Accounting Standards or (E) EU Procurement Law.

(c)               Except as set forth in Section 3.13(c) of the Seller Disclosure Schedules, with respect to each current Government Contract and Government Contract under which final payment was received by a Seller Entity or Purchased Company (or Subsidiary thereof), in each case with respect to the Business, since October 1, 2016, Seller does not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of such Seller Entity or Purchased Entity (or Subsidiary thereof) has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(d)               Except as set forth in Section 3.13(d) of the Seller Disclosure Schedules, since October 1, 2016, (i) none of the Seller Entities or Purchased Companies (or Subsidiaries thereof) or, to the Knowledge of Seller, any of their respective officers or directors, in each case, with respect to the Business, has been or is under indictment, or civil, administrative or criminal investigation by a Governmental Entity involving a Government Contract or Government Bid, or the subject of any actual “whistleblower” or qui tam lawsuit, and (ii) none of the Seller Entities or the Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, has conducted an internal investigation for which it engaged outside counsel, a forensic accounting firm or any Person, or made any voluntary or mandatory disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to or concerning any actual, alleged or potential violation of Law under any Government Contract or Government Bids on the part of the Seller Entities or the Purchased Companies (or Subsidiaries thereof) or their respective officers, directors, employees, agents or representatives, in each case, with respect to the Business. To the Knowledge of Seller, there are no facts that would require mandatory disclosure under the FAR with respect to any Government Contract or Government Bid on the part of the Seller Entities or the Purchased Companies (or Subsidiaries thereof), in each case, with respect to the Business. Since October 1, 2016, none of the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case, with respect to the Business, has entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.

(e)               Since October 1, 2016, none of the Seller Entities or the Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, or, to the Knowledge of Seller, any of their respective directors, officers or employees, in each case with respect to the Business, has been suspended or debarred, or, to the Knowledge of Seller, proposed for suspension or debarment by a Governmental Entity from holding, performing, bidding or participating in the award of Contracts with any Governmental Entity or has been declared ineligible or determined non-responsible for contracting by any Governmental Entity. To the Knowledge of Seller, no suspension or debarment or ineligibility or non-responsibility Proceeding with respect to Government Contracts or Government Bids is pending or threatened against any of the Seller Entities or Purchased Companies (or Subsidiaries thereof) or any of their respective directors, officers or employees.

(f)                Except as set forth in Section 3.13(f) of the Seller Disclosure Schedules, since October 1, 2016, no Government Contract to which a Seller Entity or a Purchased Company (or Subsidiary thereof), in each case with respect to the Business is or has been a party (i) has been terminated by the counterparty thereto for cause or default, in whole or in part, by such Seller Entity or Purchased Company (or Subsidiary thereof), or (ii) has been the subject of notice of termination for convenience in whole or in part, or any cure notice, show cause notice, deficiency or similar notice or stop work order.

(g)               Except as set forth in Section 3.13(g) of the Seller Disclosure Schedules, since October 1, 2016, none of the Seller Entities or the Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, have been required to implement any organizational conflict of interest mitigation plan pursuant to FAR Subpart 9.5 or any contract clause, provision or requirement of any Government Contract or Government Bid.

(h)               Since October 1, 2016, no costs incurred by the Seller Entities or the Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, in excess of $2,000,000 have been questioned, challenged or disallowed as a result of a written report, finding or determination by a Governmental Entity, and no Governmental Entity has withheld or setoff or made any written claim or demand to withhold or setoff, an amount in excess of $2,000,000 otherwise due or payable to the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, under any Government Contract. The Seller Entities or the Purchased Companies (or Subsidiaries thereof) are entitled to all progress, milestone or other payments received to date under any Government Contract in effect as of the date hereof, in each case with respect to the Business.

(i)                 The Seller Entities or the Purchased Companies (or Subsidiaries thereof) are in compliance in all material respects with all applicable national security obligations, have the required procedures and facility and personnel security clearances in place to conduct the Business of a classified nature up to the level of its present clearances, and are taking and have taken all actions necessary to maintain and protect such facility and personnel security clearances. The Seller Entities or the Purchased Companies (or Subsidiaries thereof) are, with respect to the Business, in compliance in all material respects with applicable industrial security clearance requirements, including without limitation, those specified in the National Industrial Security Program Operational Manual, DOD 5220.22-M (February 28, 2006, Incorporating Change 2, May 18, 2016), as appropriate, and with respect to the Business, have implemented proper procedures, practices and records necessary to maintain security clearances for performance of Government Contracts to the extent required by such Government Contracts. The clearances maintained by the Business are all of the facility and personnel security clearances reasonably necessary to conduct the Business in all material respects as conducted as of the date hereof. Except as set forth on Section 3.13(i) of the Seller Disclosure Schedules, the Seller Entities and the Purchased Companies and their Subsidiaries, in each case with respect to the Business, have no unresolved adverse audit or other materially adverse findings with the U.S. Department of Defense, Defense Counterintelligence and Security Agency (“DCSA”) (formerly known as the Defense Security Service (“DSS”)) or any other cognizant security agency (“CSA”) concerning its facility security clearances and for the past three (3) years have held at least a “satisfactory” rating from DCSA, DSS, or any other CSA with respect to its applicable facility security clearances.

(j)                 Except as set forth in Section 3.13(j) of the Seller Disclosure Schedules, the Seller Entities or Purchased Companies (or Subsidiaries thereof) have not received any written notice, or to the Knowledge of Seller, oral notice, of any claims, requests for equitable adjustment or disputes valued over $2,000,000 that are currently outstanding against or involving the Seller Entities or the Purchased Companies (or Subsidiaries thereof) in respect of the Business, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract. The Seller Entities or Purchased Companies (or Subsidiaries thereof) have, in each case with respect to the Business, no (A) interest in any pending claim involving over $2,000,000 against any Governmental Entity or (B) interest in any pending claim involving over $2,000,000 against any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract, in each case other than claims for payment in the ordinary course of business.

(k)               Except as set forth in Section 3.13(k) of the Seller Disclosure Schedules, the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, have no Government Contracts that were awarded as small business set-asides (total or partial).

(l)                 Except as set forth in Section 3.13(l) of the Seller Disclosure Schedules:

(i)               The Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the U.S. Department of Energy’s regulations at 10 C.F.R. Part 810, the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and Executive Orders based on the authority vested in the President under the International Emergency Economic Powers Act (IEEPA), as amended, the Trading with the Enemy Act (TWEA) and other U.S. Sanctions laws; sanctions administered by the U.S. Department of State, including, but not limited to nonproliferation sanctions and sanctions under the Iran Sanctions Act of 1996, as amended (50 U.S.C § 1701 note); and the Laws implemented by the Office of Foreign Assets Controls (“OFAC”); and the UK Export Control Order 2008, the Radioactive Sources (Control) Order 2006, the EU Dual-Use Regulation (EC) No. 428/2009; and any other economic, trade or financial sanction, export control, embargo and/or military or dual-use restriction administered by the United Nations, the UK and/or the European Union (including any member state) (collectively, and any successors or replacements thereof, the “Export Control Laws”). Since October 1, 2014, the Seller Entities or Purchased Companies (or Subsidiaries thereof) have not received written, or to the Knowledge of Seller, oral communication from any Governmental Entity or any other Person of any actual or alleged material violation, breach or noncompliance with the Export Control Laws, in each case in respect of the operation of the Business.

(ii)              The Seller Entities or Purchased Companies (or Subsidiaries thereof) are in material compliance with the anti-boycott regulations administered by the U. S. Department of Commerce and the U.S. Department of Treasury and Section 999 of the Internal Revenue Code, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security, in each case with respect to the operation of the Business.

(iii)             Since October 1, 2014, the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the operation of the Business, have not (i) entered into a Consent Agreement with the Directorate of Defense Trade Controls (“DDTC”), or (ii) had any fines or penalties imposed by the State or Commerce Departments or OFAC or other applicable Governmental Entities in connection with violations of the Export Control Laws. The Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, do not have any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC or other applicable Governmental Entities with authority under Export Control Laws.

Section 3.14        Warranties. Except as set forth in Section 3.14 of the Seller Disclosure Schedules or as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, no product sold by the Business or project designed or supervised by the Business, in each case, on or prior to the Closing Date, is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of the applicable Contract governing such sale or project.

Section 3.15        Backlog. Section 3.15 of the Seller Disclosure Schedules sets forth Seller’s estimated backlog of the Business as of September 27, 2019, including the estimate as of such date of the total revenues remaining to be earned. Such estimates have been prepared by the Senior Management of the Business on a basis consistent with its past practice of preparing and tracking the backlog of the Business. For the avoidance of doubt, without limiting Section 3.25, neither Seller nor any other Person makes any representation or warranty as to whether the amounts included in such estimated backlog will be earned or achieved.

Section 3.16        Compliance with Applicable Laws; Permits.

(a)               The Purchased Companies (and their Subsidiaries) and the Seller Entities, in each case with respect to the Business, are currently (and have been at all times since October 1, 2016) in compliance with all Laws applicable to them and their respective properties relating to the conduct of the Business as conducted as of the date of this Agreement, other than any violation which would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(b)               Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, since October 1, 2016, (i) none of the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, or any of their respective officers, directors, employees, joint ventures, representatives, or agents, in each case with respect to the Business, has made or accepted any gift, bribe, payoff or kickback to from any person or has taken any action, directly or indirectly, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the U.K. Bribery Act 2010 or any other applicable anti-corruption laws (collectively with the FCPA and the U.K. Bribery Act 2010, “Anti-Corruption Laws”) and (ii) none of the Seller Entities or Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, is under Governmental Entity investigation for, or has received any written notice from, or made a voluntary disclosure to, a Governmental Entity regarding, any violation of any Anti-Corruption Laws. Since October 1, 2016, the Seller Entities and the Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, have instituted and maintained policies and procedures intended to ensure compliance with applicable Anti-Corruption Laws.

(c)               The Seller Entities or the Purchased Companies (or Subsidiaries thereof) hold all Permits necessary for the conduct of the Business as presently conducted, other than any such Permits the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole (the “Business Permits”). The Seller Entities and the Purchased Companies (and their Subsidiaries), in each case with respect to the Business, are, and have been at all times since October 1, 2016, in compliance with the terms of the Business Permits, except, in each case, where the failure to be in compliance therewith would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.17        Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) the Seller Entities, the Purchased Companies (and their Subsidiaries) and the Purchased Assets, in each case with respect to the Business, are, and since October 1, 2016 have been, in compliance in all material respects with all applicable Environmental Laws, (ii) the Seller Entities and the Purchased Companies (and their Subsidiaries), in each case with respect to the Business, have obtained and are, and since October 1, 2016 have been, in material compliance with all Permits required pursuant to Environmental Laws, (iii) there are no Proceedings or investigations pending or, to the Knowledge of Seller, threatened against the Seller Entities or the Purchased Companies (or their Subsidiaries) or otherwise alleging a violation of, or Liability under, any Environmental Law or Environmental Permit or any Contract pursuant to which any Seller Entity or Purchased Company (or any of their Subsidiaries) has provided any guarantee or indemnity for any such Liability to any third party, in each case with respect to the Business, (iv) there is no Contamination at any Leased Real Property, or as the result of any act or omission by the Seller Entities, the Purchased Companies (or any of their Subsidiaries) at any other location arising from operation of the Business, including any customer site, which could reasonably be expected to result in any material obligation or Liability under Environmental Law, and (v) none of the Seller Entities or the Purchased Companies (or any of their Subsidiaries) has retained or assumed, either contractually or by operation of law, any liabilities or obligations of another Person that relate to or arise out of Environmental Law and that could reasonably be expected to form the basis of any claim or Proceeding against any Purchased Company or any of their Subsidiaries, in each case with respect to the Business.

Section 3.18        Taxes. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Purchased Assets, taken as a whole, (a) all Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business and by the Purchased Entities and their Subsidiaries have been timely filed (taking into account extensions) with the appropriate Taxing Authorities and all such Tax Returns are true, correct and complete; (b) all Taxes due and payable by or in respect of the Purchased Assets, the Business, and each Purchased Entity (and each Subsidiary thereof), whether or not shown as due on such Tax Returns, have been timely paid, in each case, other than those for which adequate reserves have been established in accordance with GAAP or that are being contested in good faith by appropriate Proceedings; (c) as of the date of this Agreement, there is no pending Tax Proceeding with respect to any Taxes with respect to the Purchased Assets or the Business or of the Purchased Entities or their Subsidiaries, and no Purchased Entity (or any Subsidiary of a Purchased Entity) has received written notice from any Taxing Authority that any such Tax Proceeding is contemplated; (d) there is no Tax assessment, deficiency, or adjustment due and owing with respect to the Purchased Assets or the Business or by the Purchased Entities or their Subsidiaries, in each case, that has not been fully paid; (e) none of the Purchased Entities or their respective Subsidiaries has any Liability for Taxes of any Person (other than the Purchased Companies and any of their Subsidiaries) as a result of being or having been part of any consolidated, combined, affiliated, aggregate, unitary or similar group for purposes of filing Tax Returns or paying Taxes (including any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law); (f) each of the Purchased Entities and their Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes; (g) within the past two (2) years none of the Purchased Entities or their respective Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; (h) none of the Purchased Entities or their respective Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (i) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens; (j) none of the Purchased Entities or their respective Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of any change in method of accounting made prior to the Closing, any installment sale or open transaction disposition made prior the Closing, any prepaid amounts received prior the Closing, or any election under Section 108(i) of the Code made prior to the Closing; and (k) none of the Purchased Entities (or any Subsidiary of a Purchased Entity) has been subject to a written claim by a Taxing jurisdiction where such Purchased Entity (or its applicable Subsidiary) does not file income or franchise Tax Returns that such Purchased Entity (or its applicable Subsidiary) is or may be subject to taxation by that jurisdiction.

Section 3.19        Benefit Plans.

(a)               Section 3.19(a) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a list (by country) of each material Purchased Entity Benefit Plan and each material Seller Benefit Plan.

(b)               With respect to each material U.S. Purchased Entity Benefit Plan in existence as of the date of this Agreement, Seller has made available to Purchaser, to the extent applicable, true and complete copies of (i) the written document evidencing each plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the last annual report or tax return, filed with a Governmental Entity, and the most recently received tax qualification letter, (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements, and (iv) the applicable portions of the most recently prepared actuarial report or financial statement relating to a U.S. Purchased Entity Benefit Plan. As soon as reasonably practicable after the date of this Agreement and in no event later than thirty (30) days after the date hereof, Seller shall make available to Purchaser, to the extent applicable, true and complete copies of the materials identified in clause (i) through (iv) of the immediately preceding sentence with respect to each Purchased Entity Benefit Plans in existence as of the date of this Agreement that has not yet been made available. Seller has made available to Purchaser prior to the date hereof correct and complete copies of the summary plan descriptions (or other written description of the material terms) with respect to each material International Purchased Entity Benefit Plan and each material Seller Benefit Plan.

(c)               No U.S. Purchased Entity Benefit Plan is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and no International Purchased Entity Benefit Plan is a plan or arrangement providing defined benefit pension, jubilee or termination indemnity benefits to any Business Employee or Former Business Employee (or any spouse or beneficiary thereof). Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, no condition exists that would cause the Purchased Companies (or any Subsidiary thereof) to incur any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code. Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, with respect to any U.S. Seller Benefit Plan and any Purchased Venture Benefit Plan, that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan. Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, no “contribution notice” or “financial support direction” (both terms as defined in sections 38 to 51 of the UK Pensions Act 2004) has been issued (or, to the Knowledge of the Seller, threatened to be issued) against any Purchased Entity (or Subsidiary thereof) or, with respect to any Business Employee or Former Business Employee, Seller or any of its other Affiliates in relation to any Seller Benefit Plan that is a pension plan. Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, to the Knowledge of Seller, in the three (3) years prior to the date hereof, no “notifiable event,” as defined in section 69 of the UK Pensions Act 2004, has occurred in relation to any Seller Benefit Plan that is a pension plan.

(d)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) each U.S. Purchased Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter, and (ii) each International Purchased Entity Benefit Plan that is required to be registered has been registered (and where applicable accepted for registration) and has been maintained in all material respects in good standing with applicable Governmental Entities.

(e)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) each Seller Benefit Plan and each Purchased Venture Benefit Plan has been maintained and operated in compliance with its terms and applicable Law; (ii) no litigation or asserted claims exist with respect to any such plan, other than claims for benefits in the normal course of business; (iii) all contributions, premiums and expenses required to be made by Law or by the terms of any such plan have been timely made; (iv) each Purchased Entity Benefit Plan and each Purchased Venture Benefit Plan that is intended to be funded and/or book reserved are funded and/or book reserved, as appropriate, in all material respects, based upon reasonable assumptions; and (v) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any such plan.

(f)                Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, in the six (6) years prior to the date of this Agreement, no Purchased Company or Subsidiary thereof that is an ERISA Affiliate of the Purchased Companies or, with respect to any Business Employee, Former Business Employee, Purchased Venture Employee or Former Purchased Venture Employee, Seller or any of its other ERISA Affiliates, has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability that has not been fully paid.

(g)               No Purchased Entity (or Subsidiary thereof that is an ERISA Affiliate of the Purchased Entities) or, with respect to any Business Employee or Former Business Employee, Seller or any of its other ERISA Affiliates, has any obligation to provide post-employment, post-service or retiree health benefits or life insurance coverages, except (A) with respect to U.S. Business Employees, for health continuation coverage required by Section 4980B of the Code or similar applicable Law, and (B) with respect to International Business Employees, as required by applicable Law.

(h)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, each U.S. Purchased Entity Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with the requirements of Section 409A of the Code, and Seller has complied in practice and operation with all applicable requirements of Section 409A of the Code.

(i)                 Neither the execution of this Agreement nor the consummation of the Transaction nor the other transactions contemplated hereby (whether alone or in conjunction with a subsequent event) are reasonably expected to (i) result in any payment becoming due to a Business Employee, Former Business Employee, Purchased Venture Employee or Former Purchased Venture Employee under a Seller Benefit Plan or Purchased Venture Benefit Plan, (ii) increase any benefits payable to a Business Employee, Former Business Employee, Purchased Venture Employee or Former Purchased Venture Employee under a Seller Benefit Plan or Purchased Venture Benefit Plan, (iii) result in the funding of any payments or benefits or acceleration of the time of payment or vesting of benefits of any Business Employee, Former Business Employee, Purchased Venture Employee or Former Purchased Venture Employee under a Seller Benefit Plan or Purchased Venture Benefit Plan or (iv) result in any payment to any Business Employee or Former Business Employee that would be considered an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)                 No Business Employee or Former Business Employee is entitled to a gross-up of any Taxes, including those imposed by Section 409A or Section 4999 of the Code, from Seller or any of its Affiliates.

(k)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, each International Purchased Entity Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and to the extent not funded, adequate reserves therefor have been established on the accounting statements of the applicable Purchased Entity (or Subsidiary thereof) or, with respect to any Business Employee or Former Business Employee, Seller or any of its other Affiliates to the extent required by applicable accounting standards.

(l)                 The fair market value of the aggregate assets held in the AECOM Government Services, Inc. Employee Benefits Plan Trust VEBA, the Lear Siegler Services, Inc. Welfare Benefits Plan VEBA Trust and the EG&G Technical Services, Inc. Health & Welfare Benefit Plan VEBA Trust exceeds the aggregate reserves for healthcare claims that are incurred but not reported under the corresponding Purchased Entity Benefit Plans that provide healthcare benefits, in each case, as of the date hereof.

Section 3.20        Labor Matters.

(a)               Section 3.20(a) of the Seller Disclosure Schedules sets forth a list of each Collective Bargaining Agreement to which any Purchased Entity (or a Subsidiary thereof) is a party or by which any Purchased Entity (or a Subsidiary thereof) is bound and, with respect to any Business Employee or Former Business Employee, any Collective Bargaining Agreement to which Seller or any of its other Subsidiaries is a party. Seller has provided to Purchaser a true and complete copy of each such Collective Bargaining Agreement.

(b)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any Business Employees or any Purchased Venture Employees, (ii) there are no pending or, to the Knowledge of Seller, threatened unfair labor practice charges or complaints with respect to the Business Employees, Former Business Employees, Purchased Venture Employees or Former Purchased Venture Employees, (iii) no demand for recognition of any Business Employees or Purchased Venture Employees has been made by, or on behalf of, any labor union and (iv) since October 1, 2016, there have been no strikes, lockouts, grievances or other labor disputes with respect to any Business Employees, Former Business Employees, Purchased Venture Employees or Former Purchased Venture Employees, and to the Knowledge of the Seller, none are threatened.

(c)               Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole: (i) Seller and its Affiliates are and since October 1, 2016, have been, in each case with respect to the Business, in compliance with all applicable Laws relating to employment and (ii) there are no Proceedings against Seller or its Affiliates pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with any Business Employee, Former Business Employee, Purchased Venture Employees or Former Purchased Venture Employees. Since October 1, 2016, Seller and its Affiliates have not received any written or, to the Knowledge of Seller, oral, communication of the intent of any Governmental Entity responsible for the enforcement of applicable employment Laws to conduct an investigation of the Purchased Companies or the Business and, to the Knowledge of Seller, no such investigation is in progress. Except as would not, individually or in the aggregate, be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) the Purchased Companies and their Subsidiaries have satisfied all pre-signing legal or contractual requirements, in connection with the execution of this Agreement or the Transaction, to provide notice to, or enter into any consultation procedure with, any labor union, labor organization, works council or similar labor organization that represents any Business Employee or any Purchased Venture Employee and (ii) the execution of this Agreement and the consummation of the Transaction will not result in any breach or other violation of any Collective Bargaining Agreement.

(d)               Since October 1, 2016, to the Knowledge of Seller, no formal allegations or reports of sexual harassment have been made to Seller or any of its Affiliates against Senior Management of the Business.

Section 3.21        Intercompany Arrangements. Other than the Transaction Documents and the Contracts contemplated thereby and the organizational documents of the Purchased Entities (or their Subsidiaries), Section 3.21 of the Seller Disclosure Schedules lists all material Contracts or business arrangements in effect as of the date of this Agreement that are solely between or among Seller and/or any Affiliate of Seller (other than the Purchased Companies and their Subsidiaries), on the one hand, and the Purchased Companies (or their Subsidiaries), on the other hand, with respect to the Business.

Section 3.22        Brokers. Other than DBO Partners LLC and Goldman Sachs & Co. LLC (whose fees and expenses will be borne by Seller), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 3.23        Insurance. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (a) all of the Business Insurance Policies are in full force and effect as of the date hereof; (b) as of the date hereof, all premiums due thereon have been paid in full and the Seller Entities and the Purchased Companies (and Subsidiaries thereof) are in compliance in all material respects with the terms of such policies; (c) there are no claims arising out of the conduct of the Business pending under the Business Insurance Policies as to which coverage has been questioned, denied or disputed (other than a customary reservation of rights notice); and (d) neither Seller nor any of its Subsidiaries has received any written notice of cancellation that any Business Insurance Policy is no longer in full force or effect, and no event has occurred that would reasonably be expected to result in the cancellation of coverage under any Business Insurance Policy.

Section 3.24        Privacy; Data Security. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole:

(a)               the data, privacy and information security practices of the Purchased Companies (and Subsidiaries thereof) are, and since October 1, 2016, have been, in compliance, in all material respects with the Purchased Companies’ data, privacy and information security policies and plans and contractual requirements and applicable Laws;

(b)               the Purchased Companies (and Subsidiaries thereof) or Seller and its Subsidiaries have implemented and maintain reasonable and appropriate organizational, physical, administrative and technical safeguards designed to protect the operation, confidentiality, integrity and security of all Business information and Information Technology constituting Transferred Tangible Personal Property against unauthorized access, acquisition, interruption, alteration, modification, or use; and

(c)               since October 1, 2016, there has been no material data security breach or other material third-party unauthorized access of Information Technology systems of Seller or its Subsidiaries, that related to, or otherwise involved the Purchased Companies (or their Subsidiaries) or the Business.

Section 3.25        No Other Representations or Warranties.

(a)               Except for the representations and warranties contained in this Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Companies or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Evaluation Material or Highly Confidential Information (each as defined in the applicable Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except as expressly set forth in this Agreement, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability to Purchaser or any of its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Evaluation Material or Highly Confidential Information (each as defined in the applicable Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives, the Financing Parties or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the transactions contemplated by this Agreement. Each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III. Notwithstanding anything in this Agreement to the contrary, neither Seller, the other Seller Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

(b)               The Parties acknowledge and agree that certain of the Seller Entities and the Purchased Entities or their Subsidiaries (the “New Subsidiaries”) may be established, formed or incorporated, as applicable, following the date of this Agreement and prior to the Closing in accordance with the Closing Structure (as it may be modified in accordance with Section 5.14), and such New Subsidiaries are therefore not in existence as of the date of this Agreement. Accordingly, the Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, Seller makes no representations and warranties as of the date of this Agreement with respect to the New Subsidiaries, including the organization, good standing, authority, capital structure, operations and Liabilities of any such New Subsidiary as of or prior to the date of each respective New Subsidiary’s establishment, formation or incorporation. As of the Closing, Seller shall make all representations and warranties contained in this Article III applicable to any Purchased Entity or Subsidiary of a Purchased Entity (as applicable) with respect to any New Subsidiary established, formed or incorporated after the date of this Agreement and prior to the Closing. Seller may prior to the Closing, with reasonable prior notice to Purchaser, supplement or amend the lists set forth in Section 3.2 of the Seller Disclosure Schedules to reflect the Closing Structure, including to reflect the establishment, formation or incorporation of any New Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules, Purchaser hereby represents and warrants to Seller as follows:

Section 4.1            Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.2            Authority; Enforceability.

(a)               Purchaser has all requisite corporate or other similar applicable power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party, and to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated by this Agreement. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it will be a party, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transaction and the other transactions contemplated by this Agreement, have been, or, with respect to such other Transaction Documents, will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.

(b)               Purchaser has all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)               This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly executed and delivered by Seller, constitutes a valid and binding obligation of Purchaser, and each other Transaction Document will be duly executed and delivered by Purchaser and will, assuming such Transaction Document has been duly executed and delivered by each Seller Entity that will be a party thereto, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.3            No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser will be a party, and the consummation of the Transaction and the other transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser or any of its Affiliates, (b) conflict with, constitute a default under, or result in the breach or termination, cancellation, modification or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under any material Contract or Permit to which Purchaser or any of its Affiliates is a party or is subject or (c) assuming compliance with the matters set forth in Section 3.5 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Purchaser or any of its Affiliates is subject, except, with respect to clauses (b) and (c), as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4            Governmental Authorizations. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transaction and the other transactions contemplated hereby, and the execution, delivery and performance of the other Transaction Documents to which Purchaser will be a party and the consummation of the transactions contemplated thereby, do not require any Approval of, or Filing with, any Governmental Entity, except for (a) the expiration or early termination of the applicable waiting period under the HSR Act, (b) the Approvals and Filings set forth in Section 4.4 of the Purchaser Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5            Purchaser’s Business. There is no fact relating to Purchaser’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to: (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining the Regulatory Approvals or (b) have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not, and Purchaser and the Purchased Entities (and their Subsidiaries) will not be, at or immediately following the Closing, directly or indirectly owned or controlled by: (i) a “foreign” Person or Persons for purposes of the International Traffic in Arms Regulations (“ITAR”), 22 C.F.R. Parts 120 - 130; (ii) a “foreign” Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Defense Production Act of 1950, as amended and codified by 50 U.S.C. Section 4565 and as implemented by regulations at 31 C.F.R. Parts 800-801; (iii) a “foreign interest,” as defined in the National Industrial Security Program Operating Manual (“NISPOM”), such that any “foreign interest,” directly or indirectly, will own or have beneficial ownership of five percent (5%) or more of the outstanding shares of any class of the equity securities of Purchaser or the Purchased Entities (or their Subsidiaries) or will subscribe to five percent (5%) or more of the total capital commitment of Purchaser or the Purchased Entities (or their Subsidiaries); or (iv) a “foreign interest” as defined in the NISPOM, such that any “foreign interest,” directly or indirectly, will have the power, whether or not exercised, through contractual arrangements or other means, to direct or decide matters affecting the management or operations of Purchaser or the Purchased Entities or their Subsidiaries.

Section 4.6            Financing; Financial Ability to Perform.

(a)               Purchaser is a party to and has accepted a fully executed commitment letter dated October 12, 2019 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing.”

(b)               Purchaser is a party to and has accepted a fully executed commitment letter, dated October 12, 2019 (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) from American Securities Partners VIII, L.P., American Securities Partners VIII(B), L.P., Lindsay Goldberg IV L.P., Lindsay Goldberg IV – A L.P. and Lindsay Goldberg IV – PCF L.P. (collectively, the “Equity Investors”) pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Purchaser the amounts set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.”

(c)               Purchaser has delivered to Seller true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the availability, conditionality or enforceability of, or reduce the aggregate amount of, the Debt Financing. The Equity Commitment Letter provides that Seller is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(d)               Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Equity Investors and the Financing Entities to provide the Cash Equity or the Debt Financing, as applicable, or any contingencies that would permit the Equity Investors to reduce the amount of the Cash Equity or the Financing Entities to reduce the aggregate amount of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. As of the date hereof, (i) Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letters on or prior to the Closing Date or that the Financing will not be available to Purchaser on the Closing Date and (ii) Purchaser does not have Knowledge that any of the Lenders or the Equity Investors will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could affect the availability, enforceability or conditionality of, or reduce the aggregate amount of, the Debt Financing contemplated by the Commitment Letters.

(e)               The Financing, when funded in accordance with the Commitment Letters, will provide Purchaser with cash proceeds on the Closing Date (or, in the case of any Transaction Amounts (as defined below) due and payable on a date after the Closing Date, on such subsequent date) sufficient to enable Purchaser to perform all of Purchaser’s payment obligations under this Agreement, the Commitment Letters and the other Transaction Documents, including payment of the Closing Purchase Price and the Final Purchase Price to Seller as and when contemplated by this Agreement (such amounts, collectively, the “Transaction Amounts”).

(f)                As of the date hereof, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Purchaser, and to the Knowledge of Purchaser, of all the other parties thereto, in each case, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and, as of the date of this Agreement, are in full force and effect. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) could constitute a breach by Purchaser of the terms of the Commitment Letters, and (ii) Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Purchaser on a timely basis or that the Financing will not be available to Purchaser on the Closing Date. Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date of this Agreement, the Commitment Letters have not been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect, and, to the Knowledge of Purchaser, no withdrawal or rescission thereof is contemplated. As of the date of this Agreement, no modification of, or amendment to, the Commitment Letters is currently contemplated (other than, in the case of the Debt Commitment Letter, (i) any customary modification or amendment solely to join additional lenders, arrangers, bookrunners, agents or managers to the Debt Commitment Letter as contemplated thereunder, which joinders, individually and in the aggregate, could not reasonably be expected to prevent, impede or delay the consummation of the Transaction or the other transactions contemplated by this Agreement and (ii) a replacement second-lien facility of the type described in Section 10 of the Debt Commitment Letter as in effect as of the date hereof (which replacement shall comply with the requirements of Section 5.7) (the “Second Lien Replacement”)).

(g)               Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Purchaser or any of its Affiliates or any other financing or other transaction be a condition to any of the obligations of Purchaser hereunder.

Section 4.7            Guaranty. Concurrently with the execution of this Agreement, Purchaser has delivered to Seller a true, complete and correct copy of the executed Guaranty. The Guaranty is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of each Guarantor under the terms and conditions of the Guaranty.

Section 4.8            Proceedings. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates before any Governmental Entity or arbitration tribunal other than Proceedings which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Affiliates is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.9            Compliance with Laws. Purchaser and its Affiliates are in compliance with all Laws applicable to their respective businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Affiliates collectively possess all Permits necessary for the conduct of their respective businesses, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.10        Brokers. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates, other than any such broker, investment banker or financial advisor engaged after the date hereof whose fees and expenses are borne solely by Purchaser.

Section 4.11        Solvency. Immediately after the Closing, assuming the satisfaction of conditions set forth in Section 8.1 and Section 8.2 and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Purchaser and its Subsidiaries (including the Purchased Entities and their Subsidiaries) will be Solvent. No transfer of property is being made, and no obligation is being incurred by Purchaser or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Purchaser, any Seller Entity or any Purchased Entity or any of their respective Subsidiaries.

Section 4.12        Securities Act. Purchaser is acquiring the Purchased Entity Shares and Purchased Venture Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Purchased Entity Shares and Purchased Venture Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Entity Shares and Purchased Venture Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Entity Shares and Purchased Venture Interests and is capable of bearing the economic risks of such investment.

Section 4.13        Acknowledgment of No Other Representations or Warranties.

(a)               Except for the representations and warranties contained in this Article IV, neither Purchaser nor its Affiliates, Representatives or any other Person makes any express or implied representation or warranty to the Seller Entities in connection with the Transaction and the other transactions contemplated by this Agreement (other than any representations or warranties contained in any other Transaction Document, the Guaranty or the Equity Commitment Letter). Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Companies or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability to Purchaser, its Affiliates or Representatives or any other Person resulting from Purchaser’s or its Affiliates’ use of, or the use by any of its Affiliates or Representatives, of any information, including information, documents, projections, forecasts, business plans or other material (including any Evaluation Material or Highly Confidential Information (each as defined in the applicable Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives, the Financing Parties or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller, the other Seller Entities, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III. Purchaser acknowledges and agrees that each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III. Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities and further acknowledges and agrees to the matters set forth in Section 3.25(b) with respect to the New Subsidiaries.

(b)               Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and the covenants and obligations of the Seller Entities set forth in this Agreement and the other Transaction Documents. In light of these inspections and investigations and the representations, warranties set forth in Article III and the covenants and obligations made to Purchaser by the Seller Entities in this Agreement and the other Transaction Documents, Purchaser is relinquishing any right to any claim based on any representations, warranties, covenants or obligations of the Seller Entities other than those representations and warranties specifically included in Article III and those covenants or obligations of the Seller Entities specifically included in this Agreement or the other Transaction Documents.

(c)               Purchaser acknowledges that neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Evaluation Material or Highly Confidential Information (each as defined in the applicable Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article V

COVENANTS

Section 5.1            Efforts.

(a)               From and after the date hereof, Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective as promptly as reasonably practicable (but subject to the proviso to the first sentence of Section 2.3) the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 8.1) and to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective best efforts to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Purchaser, Seller, the other Seller Entities or the Purchased Entities (or Subsidiaries thereof) or any of their Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, Purchaser and Seller shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. Without limiting the foregoing, Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or merge or consolidate with any other Person, if such transaction would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing.

(b)               Prior to the Closing, Purchaser and Seller shall each keep the other reasonably apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreements and Section 5.3, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreements and Section 5.3, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity. If either Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Neither Party nor its respective Affiliates or Representatives shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreements and Section 5.3, each Party shall furnish the other Party with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for the Business or the Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege concerns.

(c)               Without limiting the foregoing, Purchaser and Seller shall, and shall cause their respective Affiliates to, file, as promptly as practicable, but in any event no later than ten (10) days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Seller shall, and shall cause their respective Affiliates to, file as promptly as practicable any other Filings under applicable Antitrust Laws, but in any event, any initial draft notifications of any other Filings shall be submitted no later than twenty (20) days after the date of this Agreement.

(d)               In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Purchaser shall, and shall cause its Affiliates to, take all such action as may be necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the transactions contemplated hereby and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible but subject to the proviso to the first sentence of Section 2.3 (and in any event so as to enable the Closing to occur prior to the Outside Date). In furtherance of the foregoing, Purchaser shall proffer to and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or of Purchaser or its Affiliates (and consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any assets of the Business or to any agreement by any of the Seller Entities to take any of the foregoing actions) and agree to make any material changes (including through a licensing arrangement) or restriction on, or other impairment of Purchaser’s ability to own, retain or operate, any such assets, licenses, product lines, businesses or interests therein or Purchaser’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business or of Purchaser or its Affiliates, including any actions that may be required to be taken to neutralize, mitigate or resolve any organizational conflict of interest to the extent necessary to obtain any Regulatory Approval. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to take or agree or commit to take any action (i) that is not conditioned on the Closing or (ii) that relates to any Excluded Assets or Retained Businesses; and in no event shall Seller or any of its Affiliates be required to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such agreements unless required by the relevant Governmental Entity or applicable Law, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or Liability in respect of any such agreements, transactions or relationships, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by Purchaser.

(e)               Whether or not the Transaction is consummated, Purchaser shall be responsible for all filing and similar fees and payments payable to any Governmental Entity in order to obtain any Approvals pursuant to this Agreement, excluding, for avoidance of doubt, the fees of and payments to Seller’s legal and professional advisors and fees, costs and expenses solely related to any Approvals required by Seller or its Affiliates to complete the Pre-Closing Restructuring Steps that would not otherwise have been required in connection with the Transaction.

(f)                Notwithstanding anything in this Agreement to the contrary, except as required by Seller or its Affiliates to complete the Pre-Closing Restructuring Steps (and as would not otherwise have been required in connection with the Transaction), none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval that may be required in connection with the Transaction (other than any Approval required to effect the completion of the Pre-Closing Restructuring Steps that would not otherwise have been required in connection with the Transaction). None of Seller, the other Seller Entities or any of their respective Affiliates shall have any Liability whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract or any default under, or acceleration or termination of or loss of any benefit under, any Contract or other Purchased Asset as a result of the Transaction or the other transactions contemplated by this Agreement; provided that Seller shall have complied in all material respects with its obligations hereunder. For the avoidance of doubt, Seller’s and its Affiliates’ obligations under this Section 5.1 shall be subject in all respects to the applicable provisions of Section 2.13.

(g)               As promptly as is reasonably practicable following execution and delivery of this Agreement and the receipt by Seller of all information relating to Purchaser and its Affiliates required in connection with such notifications, Seller shall submit to DCSA, and, to the extent required by Law, any other CSA, a notification of the Transaction and the other transactions contemplated by this Agreement pursuant to section 1-302(g) of the NISPOM. Seller and Purchaser shall reasonably cooperate in requesting from DCSA and any other such CSA approval for the continuation of all U.S. government facility security clearances necessary to conduct the Business in all material respects as presently conducted.

Section 5.2            Covenants Relating to Conduct of Business.

(a)               Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement (including Section 5.14, Exhibit B and Section 5.19), or to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent in writing to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each other Seller Entity and each Purchased Entity (and Subsidiary thereof) to, use commercially reasonable efforts to, and shall vote its interest in any Purchased Ventures (to the extent any relevant matter is voted upon by the holders of interests in the applicable Purchased Venture and the organizational documents of the applicable Purchased Venture grant Seller or such other Seller Entity or Purchased Entity or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Purchased Venture to use commercially reasonable efforts to, conduct the Business in all material respects in the ordinary course of business and preserve intact its current business organization; provided, however, that no action by Seller or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.

(b)               Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement (including Section 5.14, Exhibit B and Section 5.19), or to the extent related to the Excluded Assets or the Retained Liabilities, from the date of this Agreement to the Closing, Seller shall not, and shall cause each Seller Entity and each Purchased Entity (and Subsidiary thereof) not to, and shall vote its interests in any Purchased Venture (to the extent any relevant matter is voted upon by the holders of interests in the applicable Purchased Venture and the organizational documents of the applicable Purchased Venture grant Seller or any Seller Entity or Purchased Entity or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Purchased Venture not to, in each case solely with respect to the Business, do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)                 except as (x) may be required under applicable Law as in effect from time to time or any Seller Benefit Plan as in existence on the date of this Agreement, (y) solely in the case of clauses (A) and (B), in connection with the Completion Bonuses or the Seller equity compensation awards outstanding as of the date of this Agreement held by any Business Employee or Former Business Employee, or (z) solely in the case of clause (B), in connection with any action taken with respect to a Seller Benefit Plan that applies uniformly to participating Business Employees and other similarly situated employees of Seller or its Affiliates, (A) grant to any Business Employee any increase in compensation or benefits (other than, if desired, increases in base salary in the ordinary course of business consistent with past practice with respect to any Business Employee that does not exceed 3% of annual base salary in the aggregate or 5% of annual base salary for any individual, and any corresponding increase in incentive compensation as a result of the increase in annual base salary), (B) adopt, enter into, terminate or materially amend or materially increase the benefits or accelerate the vesting or payment of benefits under, or change any actuarial or other assumption used to calculate funding obligations with respect to, any Purchased Entity Benefit Plan or, in respect of Business Employees or Former Business Employees, any Seller Benefit Plan, (C) make any loans or cash advances to any Business Employee or Former Business Employee (other than advances in connection with business travel and reimbursable expenses in the ordinary course of business consistent with past practice), (D) hire any Business Employee who has an annual base salary exceeding $275,000 or promote, terminate or otherwise change the employment status or title of any member of Senior Management of the Business, (E) enter into, modify or terminate any Collective Bargaining Agreement, other than entering into and renewals of Collective Bargaining Agreements on terms consistent with industry practice in the ordinary course of business, (F) transfer or change the title, position or duties of any employee who primarily provides services to the Business on the date hereof such that such employee ceases to be a Business Employee, (G) transfer or change the title, position or duties of any employee who does not primarily provide services to the Business on the date hereof such that such employee becomes a Business Employee (H) grant any retention, change in control, severance or termination pay to any Business Employee or Former Business Employee that would be a liability of Purchaser or its Affiliates, or result in payment of an amount by Purchaser or its Affiliates to Seller or any of its Affiliates, any Business Employee or Former Business Employee or to a Governmental Entity, following the Closing or (I) amend any restrictive covenant agreement with a Business Employee or Former Business Employee;

(ii)              authorize or effect any amendment to, or change, the organizational documents of any Purchased Entity (or Subsidiary thereof), or consent to any amendment or change to the organizational documents of any Purchased Venture;

(iii)            issue, sell, pledge, transfer, redeem or repurchase, or authorize or propose to issue, sell, pledge, transfer, redeem, repurchase or authorize any equity interests of any of the Purchased Entities (or any of their Subsidiaries) or consent to the issuance, sale, pledge, transfer, redemption, repurchase or authorization of any Purchased Venture Interests, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Purchased Entities (or any of their Subsidiaries) or the Purchased Ventures (or any of their Subsidiaries), as applicable, in each case other than (A) to Seller, a Seller Entity or a Purchased Entity (or any of their respective Subsidiaries) or (B) the granting of Permitted Liens;

(iv)             permit any Purchased Entity (or Subsidiary thereof, but excluding any Close-Out Joint Venture) to incur, create or assume, or consent to any Purchased Venture (or any Subsidiary thereof, but excluding any Close-Out Joint Venture) incurring, creating or assuming, (A) any indebtedness for borrowed money (including debt evidenced by loans, notes, bonds, debentures or other similar instruments) in excess of $10,000,000 in the aggregate, other than in the ordinary course of business or that will be settled at or prior to Closing, or (B) any Lien, other than Permitted Liens, with respect to any material asset of the Business other than (A) in the ordinary course of business or (B) those that will be discharged or released at or prior to the Closing;

(v)               permit any Close-Out Joint Venture (or Subsidiary thereof) to incur, create or assume any indebtedness for borrowed money (including debt evidenced by loans, notes, bonds, debentures or other similar instruments);

(vi)             acquire any assets (but not for the avoidance of doubt, any Person or business), make any investment in any Person or business or dispose of, lease, license or transfer any assets of the Business, in each case, other than (A) any such acquisitions, investments or dispositions where the consideration paid or transferred in connection with such transactions would not exceed $20,000,000 in the aggregate and (B) acquisitions, dispositions, investments, leases, licenses or transfers from, to or in Seller, a Seller Entity or a Purchased Company (or any of their respective Subsidiaries);

(vii)          (A) amend any material term of, or waive any material right under, fail to use reasonable efforts to enforce or voluntarily terminate (other than upon expiration in accordance with its terms), any Material Contract or Business Permit, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract (or make any Government Bid which, if accepted, would result in a Material Contract), other than, in each case of clauses (A) and (B), in the ordinary course of business (and other than any Material Contracts entered into after the date hereof in connection with transactions expressly permitted by another clause of this Section 5.2(b));

(viii)        make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;

(ix)             make any capital expenditures or commitments for capital expenditures in excess of $5,000,000 in the aggregate;

(x)               settle or compromise any material Proceeding (other than any Proceeding in respect of Taxes or Tax matters) other than in the ordinary course of business to the extent such settlement or compromise imposes material ongoing restrictions on the operations of the Business;

(xi)             terminate the coverage of any Business Insurance Policy (other than upon the expiration or exhaustion of such coverage in accordance with its terms);

(xii)          make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns, enter into any closing agreement with any Taxing Authority in respect of any Tax, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, in each case, except if such action would not reasonably be expected to result in a material increase in the Tax liability of a Purchased Company or any of its Subsidiaries for any Post-Closing Tax Period;

(xiii)        make any material change to its policies or practices regarding collection of accounts receivable or payment of accounts payable;

(xiv)         sell, assign, transfer, license, dispose of, terminate, cancel or abandon any material right or material license in any Business Intellectual Property, in each case other than the grant of non-exclusive licenses in the ordinary course of business; or

(xv)           authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)               Other than the right to consent or withhold consent subject to the terms of, and with respect to the matters set forth in, Section 5.2(b), nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Seller (and its Subsidiaries) shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of the Excluded Assets or the Retained Liabilities prior to, at or after the Closing or prohibit Seller from implementing the Pre-Closing Restructuring Steps in accordance with Section 5.14.

Section 5.3            Confidentiality.

(a)               Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement among American Securities LLC, Lindsay Goldberg LLC and Seller, dated as of July 2, 2019 (the “Confidentiality Agreement”) and that certain clean team confidentiality agreement among American Securities LLC, Lindsay Goldberg LLC and Seller, dated as of September 12, 2019 (the “SCIF Confidentiality Agreement,” and together with the Confidentiality Agreement, the “Confidentiality Agreements”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing; provided, however, Seller acknowledges and agrees that from the date of this Agreement to the Closing Date, Purchaser’s direct and indirect limited partners shall be deemed to be Representatives (as such term is defined in the Confidentiality Agreement) subject to the obligations set forth in the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Companies (and Subsidiaries thereof)) shall continue to remain subject to the terms and conditions of the Confidentiality Agreements, any termination of the Confidentiality Agreements that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreements to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreements is less than twenty-four (24) months, the Confidentiality Agreements shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the Parties to amend the Confidentiality Agreements accordingly. As soon as reasonably practicable after the date hereof, Seller shall request each counterparty (other than Purchaser or any of its Affiliates) to a confidentiality agreement to which Seller is a party that was entered into with a potential purchaser of the Business (or a material portion thereof) in connection with the Sale Process (a “Sale Process NDA”) and to whom confidential information about the Business was furnished within the last year by or on behalf of Seller in connection with any actual or potential proposal by such Person to acquire the Business (or any material portion thereof), to, and to cause such Person’s applicable representatives to, promptly return or destroy all such confidential information to the extent required by such Sale Process NDAs. Prior to the termination of this Agreement, without Purchaser’s prior written consent, Seller shall not release any third party from, or waive, amend or modify any provision of, any Sale Process NDA. From and after the Closing, to the extent such Sale Process NDAs are not assigned to a Purchased Entity prior to Closing, Seller agrees to use its reasonable best efforts to enforce its rights under any Sale Process NDA for the benefit of Purchaser, as Purchaser reasonably requests in writing, at the sole cost and expense of Purchaser.

(b)               Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives to, for a period of thirty-six (36) months after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) any confidential or proprietary information included in or to the extent relating to the Purchased Assets or the Business (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information or (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof). In addition, Seller shall not, and shall not permit its Affiliates or their respective Representatives to, without the prior written consent of Purchaser, disclose any Confidential Business Information that constitutes a trade secret under applicable law until the earlier of (x) seven (7) years from the date hereof and (y) such time as such Confidential Business Information no longer constitutes a trade secret under applicable law (other than as a result of disclosure by Seller, its Affiliates or their respective Representatives in violation of this Section 5.3(b)). The immediately preceding two sentences shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 2.13, or (B) from disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)). Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that (x) Seller, the Seller Entities and their respective Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Purchaser, and, subject to compliance with Section 5.15(a), may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in, relating to, or arising from the Business and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals; provided that Confidential Business Information is not disclosed in violation hereof.

Section 5.4            Access to Information.

(a)               Seller shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Seller, during the period prior to the Closing, and solely for purposes of integration planning or otherwise in furtherance of the Transaction and the other transactions contemplated by this Agreement, to the properties, books, Contracts, records, assets, officers, agents and personnel, in each case of Seller and its Subsidiaries, related to the Business and the Purchased Companies (and Subsidiaries thereof) that constitute Purchased Assets; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4; (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when all legal requirements to the transfer of such files have been satisfied (provided, that, unless required by Purchaser to satisfy its obligations under Article VI, Seller shall not make, or cause to be made, available medical records, workers’ compensation records or the results of any drug testing; and that Purchaser shall indemnify, defend and hold Seller and its Affiliates (including the other Seller Entities) harmless from any Liabilities arising out of or relating to Purchaser’s and its Affiliates’ use of such personnel files); and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Leased Real Property, or any other property of Seller, the other Seller Entities, the Purchased Entities or any of their respective Affiliates.

(b)               Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information (i) where, based on advice of counsel, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or contractual obligations (it being agreed that, in the event that the restrictions set forth in this clause (i) of this sentence apply, Seller shall inform Purchaser as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without violating an obligation of confidentiality to any third party, jeopardizing the attorney-client or other applicable privilege or protection or contravening any Laws or contractual obligations), or (ii) such information concerns the valuation of the Business or the Sale Process.

(c)               At and after the Closing, for a period of five (5) years, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records, assets, officers, agents and personnel of the Business and the Purchased Companies (and Subsidiaries thereof) to the extent that such access may be reasonably requested by Seller in connection with financial statements, Taxes, reporting obligations or compliance with applicable Laws or other legitimate non-competitive purposes; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery; provided, further, that Seller agrees to treat any Confidential Business Information made available to Seller by Purchaser pursuant to this Section 5.4(c) in accordance with the confidentiality obligations set forth in Section 5.3(b) for a period of thirty-six (36) months from the date when such information is made available to Seller. Clause (i) of the final sentence of Section 5.4(b) shall apply mutatis mutandis to any access provided to Seller and its Affiliates and Representatives pursuant to this Section 5.4(c).

(d)               At and after the Closing, for a period of two (2) years, Seller shall, and shall cause its Affiliates to, afford Purchaser, its Affiliates, the Purchased Companies (and Subsidiaries thereof) and their respective Representatives, during normal business hours, upon reasonable notice, access to the records of the Seller and its Subsidiaries to the extent that such access may be reasonably requested by Purchaser in connection with any services required to be provided by Seller and its Subsidiaries pursuant to the Transition Services Agreement; provided, however, that Purchaser agrees that any confidential or proprietary information made available to Purchaser by Seller pursuant to this Section 5.4(d) concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Companies (and Subsidiaries thereof)) shall continue to remain subject to the confidentiality obligations set forth in the proviso to the second sentence of Section 5.3(a) for a period of thirty-six (36) months from the date when such information is made available to Purchaser.

(e)               Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records not in accordance with its then current retention policy, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to Seller.

Section 5.5            Publicity. Neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Transaction or the other transactions contemplated by this Agreement are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.5. Seller and Purchaser will consult with each other concerning the means by which the employees, customers and suppliers of the Purchased Companies and their Subsidiaries and other Persons having dealings with the Purchased Companies and their Subsidiaries will be informed of the Transaction.

Section 5.6            Intercompany Accounts and Intercompany Arrangements.

(a)               Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts (other than intercompany balances and accounts set forth in Section 5.6 of the Seller Disclosure Schedules) between the Seller Entities and any of their Affiliates (other than the Purchased Entities (and Subsidiaries thereof)), on the one hand, and the Purchased Entities (and Subsidiaries thereof), on the other hand, shall be settled or otherwise eliminated in such a manner as the Seller Entities shall determine in their sole discretion (and for the avoidance of doubt Seller and its Affiliates shall be permitted to remove from any Purchased Company (or Subsidiary thereof) any or all Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise at any time prior to 12:01 a.m. (Pacific Time) on the Closing Date). Any such intercompany balances and accounts that are settled after 12:01 a.m. (Pacific Time) on the Closing Date but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to 12:01 a.m. (Pacific Time) on the Closing Date. Intercompany balances and accounts solely among any of the Purchased Entities (or Subsidiaries thereof) shall not be affected by the above provisions of this Section 5.6. Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Transaction Documents to be entered into in connection with this Agreement and any arrangements, understandings or Contracts set forth in Section 5.6 of the Seller Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between the Seller Entities, on the one hand, and the Purchased Entities (or Subsidiaries thereof), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

(b)               Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, including the Purchased Companies and their Subsidiaries, hereby releases Seller and each of its Affiliates (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Purchased Companies (or their Subsidiaries) prior to the Closing, or relating to or arising out of Seller’s or its Affiliate’s ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement or the other Transaction Documents and any arrangements, understandings or Contracts set forth in Section 5.6 of the Seller Disclosure Schedules.

(c)               Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby releases the Purchaser, its Affiliates, the Purchased Companies and their Subsidiaries (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Purchased Companies (or their Subsidiaries) prior to the Closing, or relating to or arising out of the Purchased Companies’ (or their Subsidiaries’) ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement or the other Transaction Documents and any arrangements, understandings or Contracts set forth in Section 5.6 of the Seller Disclosure Schedules.

Section 5.7            Financing.

(a)               Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Transaction Amounts as and when due. In furtherance and not in limitation of the foregoing, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and shall use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters (or Permitted Other Terms (as defined below)) no later than the date upon which the Transaction is required to be consummated pursuant to the terms hereof, including by using its reasonable best efforts to (i) cause the Equity Investors to maintain in effect the Equity Commitment Letter, (ii) except as expressly permitted by Section 5.7(c), maintain in effect the Debt Commitment Letter, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or on other terms acceptable to Purchaser that could not reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (unless the aggregate amount of the Debt Financing, as so reduced, when taken together with the Cash Equity, would be sufficient to fund the Transaction Amounts as and when due), (B) impose new or additional conditions precedent to the funding of the Debt Financing, (C) prevent, impede or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or (D) adversely affect the ability of Purchaser to enforce its rights against the other parties to such Definitive Agreements relative to the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof (such other terms that satisfy the foregoing requirements are referred to as “Permitted Other Terms”) and (iv) satisfy on a timely basis all conditions in the Commitment Letters and the Definitive Agreements that are within the control of Purchaser and comply with its obligations thereunder. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letter or any Definitive Agreement (other than the consummation of the Transaction, and other than, with respect to the Debt Financing, the availability of the Cash Equity) have been satisfied, Purchaser shall use its reasonable best efforts to cause the applicable Financing Entities or Equity Investors thereunder, as applicable, to comply with their respective obligations thereunder, including to fund the Financing. Purchaser shall comply with its obligations, and use reasonable best efforts to enforce its rights, under the Commitment Letters and Definitive Agreements in a timely and diligent manner.

(b)               Purchaser shall not, without the prior written consent of Seller: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, modification or waiver (A) adds any new (or adversely modifies any existing) conditions to the funding of all or any portion of the Financing, (B) reduces the aggregate amount of the Debt Financing (unless the aggregate amount of the Debt Financing, as so reduced, when taken together with the Cash Equity, would be sufficient to fund the Transaction Amounts as and when due) or reduces the amount of the Cash Equity, (C) adversely affects the ability of Purchaser to enforce its rights against the other parties to the Commitment Letters or the Definitive Agreements, in each case, as so amended, modified or waived, relative to the ability of Purchaser to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement; or (ii) terminate any Commitment Letter (other than, in the case of the Debt Commitment Letter, upon the effectiveness of the applicable Definitive Agreement or as otherwise expressly permitted by Section 5.7(c)) or any Definitive Agreement; provided, however, that, notwithstanding the foregoing, in the case of the Debt Commitment Letter, Purchaser may make customary modifications or amendments solely to (x) join additional lenders, arrangers, bookrunners, agents or managers to the Debt Commitment Letter as contemplated thereunder if the addition of such Persons, individually and in the aggregate, could not reasonably be expected to prevent, impede or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such amendment or modification (but not the aggregate commitments thereunder, unless the aggregate amount of the Debt Financing under such commitments, as so reduced, when taken together with the Cash Equity, would be sufficient to fund the Transaction Amounts as and when due) may be reduced in the amount of such additional party’s commitment); and (y) implement the “market flex” provisions of the fee letter entered into in connection with the Debt Commitment Letter. Purchaser shall promptly deliver to Seller copies of any amendment, modification, waiver or replacement of the Commitment Letters or the Definitive Agreements.

(c)               In the event that any portion of the Debt Financing becomes unavailable (other than as a result of a replacement thereof permitted as set forth below), regardless of the reason therefor, Purchaser will (i) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the Cash Equity and the available portion of the Debt Financing, to fund the Transaction Amounts as and when due) from the same or other sources and which does not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter and (ii) promptly notify Seller of such unavailability and the reason therefor. In addition, notwithstanding anything herein to the contrary, Purchaser may replace all or any portion of the Debt Financing with any other debt financing, in each case, so long as, (A) after giving effect thereto, the aggregate amount of the Debt Financing shall be in an amount that, when taken together with the Cash Equity, would be sufficient to fund the Transactions Amounts as and when due, (B) such alternative debt financing does not include new or additional conditions precedent to the funding of the Debt Financing, (C) such replacement could not otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement and (D) the terms of such replacement do not adversely affect the ability of Purchaser to enforce its rights against the other parties to such replacement financing relative to the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof. For the purposes of this Agreement, the term “Debt Financing” shall be deemed to include any required or optional alternative debt financing referred to above obtained or proposed to be obtained by Purchaser in accordance with the provisions set forth above, and the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any such required or optional alternative financing (and any Debt Commitment Letter remaining in effect at the time in question). Purchaser shall provide Seller with prompt oral and written notice of any actual or threatened breach, termination, repudiation or default by any party to any Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender, Equity Investor, or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof, in each case of which Purchaser is or becomes aware. Purchaser shall keep Seller reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Purchaser with this Section 5.7 shall not relieve Purchaser of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any Affiliate of Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

(d)               Purchaser shall give Seller prompt notice of any event which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Guaranty.

Section 5.8            Financing Cooperation.

(a)               Prior to the Closing, Seller shall provide and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Purchaser that is necessary or advisable for the arrangement and syndication of the Debt Financing of the type contemplated by the Debt Commitment Letter as in effect on the date hereof (including any Second Lien Replacement), including by (i) using reasonable best efforts to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, (ii) to the extent required by such Debt Financing, using reasonable best efforts to facilitate the pledging of collateral (including by delivering to Purchaser at Closing, to the extent in existence at such time, original share certificates with respect to the Purchased Entities’ domestic Subsidiaries and the domestic Purchased Entities’ first-tier foreign Subsidiaries), effective no earlier than the Closing, (iii) furnishing to Purchaser and the Lenders (A) the unaudited combined balance sheet of the Business as of September 30, 2018 (and, no later than 60 days after September 30, 2019, the unaudited combined balance sheet of the Business as of September 30, 2019; it being further agreed that, without limiting Seller’s obligation as set forth above in this parenthetical clause, if Seller shall have filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended

September 30, 2019, Seller shall use its reasonable best efforts to furnish such balance sheet to Purchaser and the Lenders as soon as reasonably practicable after such filing) and, in each case, the related unaudited combined statements of operations and unaudited combined statements of cash flows of the Business for the fiscal years then ended, (B) the unaudited combined balance sheets and the related unaudited combined statements of operations and unaudited combined statements of cash flows of the Business for (x) the nine months ended as of June 30, 2019 and (y) no later than 40 days after the end of such fiscal quarter, each subsequent fiscal quarter of the Business ended thereafter (other than the fourth fiscal quarter of any fiscal year), in the case of each of clauses (A) and (B), which shall not be required to include footnotes (and Purchaser hereby acknowledges receipt of the financial statements described in clauses (A) (other than the parenthetical therein) and (B)(x) and acknowledges that financial statements required pursuant to clause (B)(y) shall satisfy such requirement if they are in the form of those previously provided in satisfaction of clause (B)(x)) and (C) any customary information regarding the Business necessary for Purchaser to prepare the pro forma financial information required by Section (f)(iv) of Exhibit D to the Debt Commitment Letter as in effect as of the date hereof, (iv) using reasonable best efforts to assist with the preparation of customary rating agency presentations, bank information memoranda, lender presentations and other customary marketing and syndication materials reasonably and customarily required in connection with such Debt Financing (including assistance with the preparation of “public” versions thereof), (v) executing and delivering customary authorization letters authorizing the distribution of customary rating agency presentations, bank information memoranda, lender presentations and other customary marketing and syndication materials reasonably and customarily required in connection with such Debt Financing (and containing a representation to the Lenders that the public side versions of such documents, if any, do not include information other than information that is either publicly available (or could be derived from publicly available information) or not material with respect to the Seller or any of its securities, for purposes of United States federal and state securities laws), (vi) using reasonable best efforts to facilitate customary due diligence with respect to the Business (it being understood that the only financial statements required to be provided pursuant to this Section 5.8(a) shall be those described in clause (iii) above), (vii) using reasonable best efforts to assist Purchaser in the preparation of the Definitive Agreements with respect to such Debt Financing, including credit agreements, intercreditor agreements and pledge and security documents, (viii) furnishing Purchaser and its financing sources promptly, and in any event no later than three (3) Business Days prior to the Closing Date, with all documentation and other information regarding the Purchased Entities and their Subsidiaries required by regulatory authorities or Financing Entities under applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, in each case, to the extent that such documentation and information has been reasonably requested by Purchaser in writing, at least ten (10) calendar days prior to the Closing Date, (ix) using reasonable best efforts to assist with the preparation of, and execute and deliver, customary closing certificates (not to be effective until the Closing Date) reasonably and customarily required in connection with such Debt Financing, (x) providing a customary certificate of the individual who is the chief financial officer or an officer serving the equivalent function of the Business with respect to solvency matters in the form set forth as Annex 1 to Exhibit D to the Debt Commitment Letter as in effect as of the date hereof and (xi) at or prior to the Closing, causing the release of the Purchased Companies and their Subsidiaries from all guarantees and other obligations under the Seller Credit Agreement or any other Contract evidencing indebtedness for borrowed money (including debt for borrowed money evidenced by bonds, debentures, notes or any other similar instruments) of Seller or any of its Subsidiaries (other than any Purchased Company or any of its Subsidiaries) and the release of all Liens on the Purchased Assets or the assets of the Purchased Companies created under the Seller Credit Agreement or any other Contract evidencing indebtedness for borrowed money (including debt for borrowed money evidenced by bonds, debentures, notes or any other similar instruments) of Seller or any of its Subsidiaries (other than any Purchased Company or any of its Subsidiaries). The foregoing notwithstanding, neither Seller nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.8 that would: (1) require Seller, its Affiliates (other than any Purchased Entities and their Subsidiaries) or any Persons who are officers or directors of Seller or any of its Affiliates (other than any Purchased Entities and their Subsidiaries) to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, (2) other than customary authorization letters as described in clause (v) above, require any Purchased Entities or any of their Subsidiaries or any Persons who are officers or directors of the Purchased Entities and their Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case that is not contingent on Closing or that is effective prior to the Closing Date (provided that in no event will any officer or director of any Purchased Entities or any of their Subsidiaries be so required to take any such action if such Person is not going to continue to hold such offices and positions from and after Closing), (3) cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates, (4) require Seller or any of its Affiliates (other than any Purchased Entities and their Subsidiaries) to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing or require Seller or any of its Affiliates (other than any Purchased Entities and their Subsidiaries) to incur any obligation under any agreement, certificate, document or instrument, (5) require any Purchased Entities or any of their Subsidiaries to pay any commitment or other similar fee or incur any expense, liability or obligation in connection with the Financing prior to the Closing or have any obligation of any Purchased Entity or any Subsidiary of any Purchased Entity under any agreement, certificate, document or instrument be effective prior to the Closing, (6) cause any director, officer, employee or stockholder of Seller or any of its Affiliates to incur any personal liability, (7) conflict with the organizational documents of Seller or any of its Affiliates or any Laws, (8) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which Seller or any of its Affiliates is a party, (9) require Seller, any of its Affiliates or any of their Representatives to provide access to or disclose information that Seller or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable legal privilege of Seller or any of its Affiliates, provided that, in the event that the restrictions set forth in this clause (9) apply, Seller shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without jeopardizing the attorney-client or other applicable legal privilege, (10) require Seller or any of its Affiliates or any of their Representatives to prepare any pro forma financial statements or to provide any information or assistance relating to (aa) the proposed aggregate amount of the Financing, assumed interest rates, dividends (other than those declared or paid prior to the Closing) and fees and expenses relating to the incurrence of the Financing, (bb) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (cc) any financial information related to Purchaser or (11) unreasonably interfere with the ongoing operations of Seller or any of its Affiliates. Nothing contained in this Section 5.8 or otherwise shall require Seller or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Purchaser shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or any of its Affiliates or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Purchaser pursuant to this Section 5.8 and any information used in connection therewith (other than information provided in writing by Seller or its Affiliates or their Representatives specifically in connection with its obligations pursuant to this Section 5.8).

(b)               For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.8 represent the sole obligation of Seller, its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser or any of its Affiliates with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(c)               All information regarding Seller or any of its Affiliates obtained by Purchaser or its Representatives pursuant to this Section 5.8 shall be kept confidential in accordance with this Agreement and the Confidentiality Agreement; provided that, notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, Purchaser and its Representatives may disclose any information relating to the Business or the transactions contemplated by this Agreement to any Financing Parties (or prospective Financing Parties) or ratings agencies so long as, in the case of any Financing Parties, such Financing Parties are subject to the confidentiality undertakings set forth in the Debt Commitment Letter as in effect on the date hereof or other customary confidentiality undertakings (not materially less favorable to Seller, Purchaser and each of their respective Affiliates than the confidentiality undertakings set forth in the Debt Commitment Letter as in effect as of the date hereof) with respect to dissemination of such information to such Persons with respect to debt financings of the type contemplated by the Debt Commitment Letter as in effect as of the date hereof or, in the case of any rating agency, such rating agency is subject to customary confidentiality undertakings with respect to dissemination of such information to such rating agency. Seller hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries.

Section 5.9            Financial Obligations. At or prior to the Closing, Purchaser and Seller shall cooperate and shall use their reasonable best efforts to arrange for substitute letters of credit, surety bonds, Purchaser guarantees, advance payment guarantees, and other obligations issued by or for the account of Purchaser or its Affiliates to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates (other than the Purchased Companies (and Subsidiaries thereof)) in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities (together, the “Guarantees”) and assume all obligations under each Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or Proceeding, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all Liabilities or amounts paid, including costs or expenses in connection with such Guarantees, including Seller’s and any of its Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Guarantee. For any Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Purchaser and Seller shall cooperate and shall use their best efforts to and shall cause their respective Affiliates to continue to use their reasonable best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Guarantees.

Section 5.10        IP Matters.

(a)               Neither Purchaser nor any of its Affiliates (including the Purchased Companies or any of their Subsidiaries) shall acquire any rights in, or use, or have the right to use, the AECOM Name and AECOM Marks or any name or mark that, in the reasonable judgment of Seller, is similar to or embodies the AECOM Name and AECOM Marks. Purchaser shall, as promptly as reasonably practicable following the Closing, cause each of the Purchased Companies (and Subsidiaries thereof) having a name, Mark or logo that includes the AECOM Name and AECOM Marks to change its name to a name that does not include the AECOM Name and AECOM Marks, including making any Filings necessary to effect such change within thirty (30) days following the Closing, and shall complete the removal of the AECOM Name and AECOM Marks (a) within thirty (30) days following the Closing from all websites, social and mobile media or other digital content in their possession or control and (b) within six (6) months following the Closing from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. Seller hereby grants to the Purchased Companies and their Subsidiaries a royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited right and license to use the AECOM Name and AECOM Marks solely for the above time periods and purposes. Purchaser agrees that any use of the AECOM Name and AECOM Marks by any of the Purchased Companies or their Subsidiaries pursuant to such license will be in a manner consistent with past practice and transitional “phase out” use and that the Purchased Companies and their Subsidiaries will maintain quality standards at least as high as those in effect as of the Closing Date with respect to any goods or services provided or delivered using the AECOM Name and AECOM Marks and shall cease to hold themselves out as having any affiliation with Seller or its Subsidiaries from and after the Closing.

(b)               Seller and its applicable Subsidiaries hereby grant to Purchaser and the Purchased Entities (and their Subsidiaries), effective as of the Closing, a perpetual, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited, personal license to use the Intellectual Property (excluding the AECOM Name and AECOM Marks and any other Marks and excluding any Business Intellectual Property) used or held for use in the Retained Businesses and that Purchaser can demonstrate was used by Seller or its Subsidiaries (including the Purchased Entities and their Subsidiaries) in operating the Business during the twelve (12)-month period prior to the Closing (the “Seller Licensed Intellectual Property”) solely to the extent and in the manner as such Seller Licensed Intellectual Property was used in the operation of the Business during such twelve (12)-month period. The Seller Licensed Intellectual Property shall be licensed on an “as-is, where-is” basis without any representation or warranty whatsoever, and all implied warranties are hereby disclaimed by Seller and its Subsidiaries. Purchaser, on behalf of itself and its Subsidiaries, and following the Closing, the Purchased Companies and their Subsidiaries, acknowledges that except as may be expressly provided in the Transition Services Agreement, Seller and its Subsidiaries are not obligated to furnish or make available to Purchaser or the Purchased Companies or their Subsidiaries any updates to the Seller Licensed Intellectual Property or any technical information or support of any kind. Purchaser acknowledges and agrees that nothing in this Section 5.10(b) shall constitute a transfer of ownership of any Intellectual Property from Seller or any of its Subsidiaries to Purchaser or any of its Subsidiaries (including, following the Closing, the Purchased Companies and their Subsidiaries).

(c)               Purchaser hereby grants, and as of the Closing will cause the applicable Purchased Entities (and their Subsidiaries) to grant, effective as of the Closing, a perpetual, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited, personal license to use the Business Intellectual Property that Seller can demonstrate was used by Seller or its Subsidiaries in operating the Retained Businesses during the twelve (12)-month period prior to the Closing (the “Purchaser Licensed Intellectual Property”) solely to the extent and in the manner as such Purchaser Licensed Intellectual Property was used in the operation of the Retained Businesses during such twelve (12)-month period.  The Purchaser Licensed Intellectual Property shall be licensed on an “as-is, where-is” basis without any representation or warranty whatsoever, and all implied warranties are hereby disclaimed by Purchaser.  Seller and its Subsidiaries acknowledge that except as may be expressly provided in the Transition Services Agreement, Purchaser and its Subsidiaries (including the Purchased Entities and their Subsidiaries) are not obligated to furnish or make available to Seller or its Subsidiaries any updates to the Purchaser Licensed Intellectual Property or any technical information or support of any kind.  Seller acknowledges and agrees that nothing in this Section 5.10(c) shall constitute a transfer of ownership of any Business Intellectual Property from Purchaser or any of its Subsidiaries (including, following the Closing, the Purchased Entities and their Subsidiaries) to Seller or any of its Subsidiaries.

Section 5.11        Insurance.

(a)               From and after the Closing, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs (other than the Business Insurance Policies), and neither Purchaser nor its Affiliates (including the Business and the Purchased Companies and their Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof (other than the Business Insurance Policies). Notwithstanding the foregoing, following the Closing, with respect to events or circumstances to the extent relating to the Business, the Purchased Assets and Assumed Liabilities that occurred or existed prior to the Closing that are covered by third-party occurrence-based insurance policies of Seller or its Affiliates (the “Seller Insurance Policies”), Seller shall cooperate with Purchaser to submit any claims under the Seller Insurance Policies solely to the extent such coverage is available under the Seller Insurance Policies and Purchaser elects to submit such claims. For the avoidance of doubt, Purchaser shall be entitled to any proceeds arising out of any such claim, and Seller and its Subsidiaries shall cause any such proceeds to be paid or remitted to Purchaser or its designee, whether by delivering notices or other instruments to the applicable insurers that Purchaser or its designee is the payee with respect to the applicable claim, remitting such proceeds directly to Purchaser or its designee upon receipt by Seller or its applicable Subsidiary, entering into escrow, trust or security arrangements with respect to such proceeds (or anticipated proceeds), or otherwise. Purchaser shall indemnify, hold harmless and reimburse Seller or its applicable Affiliates for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees and other costs or expenses (including any increased costs or premiums incurred by Seller or any of its Affiliates) as a result of any such claims or Purchaser’s access to such Seller Insurance Policies following the Closing. Seller or its Affiliates may amend any insurance policies in the manner that Seller or its Affiliates deem appropriate to give effect to this Section 5.11. Except as expressly provided in this Section 5.11, from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, including maintenance of project-specific insurance policies. Except as expressly set forth in this Section 5.11, Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured (other than the Business Insurance Policies).

(b)               To the extent Purchaser or any of its Subsidiaries, including any Purchased Entity (or Subsidiary thereof) is the named insured with respect to any Excluded Insurance Policy or any Excluded Insurance Policy is held in the name of Purchaser or any of its Subsidiaries, including any Purchased Entity (or any Subsidiary thereof), following the Closing, Purchaser shall, and shall cause the Purchased Entities and their Subsidiaries to, submit claims related to, arising out of or resulting from any Retained Liabilities under any such Excluded Insurance Policies as directed by Seller in Seller’s sole discretion. Seller shall indemnify, hold harmless and reimburse Purchaser or its applicable Affiliates for any deductibles, self-insured retention, fees, settlements, judgments, legal fees, allocated claims expenses and claim handling fees and other costs or expenses as a result of submitting any such claims following the Closing. Seller shall have full control over the management of any such submitted claim and shall be entitled to settle, compromise or otherwise resolve any such claim in its sole discretion. Purchaser and its Subsidiaries, including the Purchased Entities (and their Subsidiaries), shall cooperate with Seller and its counsel in pursuing any such claim. For the avoidance of doubt, Seller shall be entitled to any proceeds arising out of any such claim, and Purchaser and its Subsidiaries, including the Purchased Entities and their Subsidiaries, shall cause any such proceeds to be paid or remitted to Seller or its designee, whether by delivering notices or other instruments to the applicable insurers that Seller or its designee is the payee with respect to the applicable Excluded Insurance Policy or claim, remitting such proceeds directly to Seller or its designee upon receipt by Purchaser or its applicable Subsidiary, entering into escrow, trust or security arrangements with respect to such proceeds (or anticipated proceeds), or otherwise. Purchaser and Seller shall cooperate in good faith and use their respective reasonable best efforts between the date hereof and the Closing to enter into one or more customary litigation management agreements reasonably acceptable to both Parties to implement the provisions of this Section 5.11(b); provided, that Seller will manage and control and retain responsibility for any Proceedings relating to claims made under Excluded Insurance Policies pursuant to this Section 5.11(b), and will indemnify Purchaser and its Affiliates for any legal fees, losses or other costs or expenses incurred by Purchaser or any such Affiliate arising from, or relating to, such Proceedings, and neither Purchaser nor any of its Affiliates shall be required to advance expenses to or on behalf of, Seller or any of its Affiliates in connection with any such Proceeding. Except as set forth in this Section 5.11, Purchaser shall not, and shall cause its Subsidiaries (including the Purchased Entities and their Subsidiaries) not to, submit any claim or seek any recovery under the Excluded Insurance Policies.

Section 5.12        Litigation Support. Subject to the provisions of Article X (including Section 10.4), in the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Purchaser or any of its Affiliates) in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Companies, the Purchased Assets, the Retained Liabilities or the Assumed Liabilities, Purchaser shall, and shall cause its Subsidiaries (and its and their officers and employees) to, at the reasonable written request of Seller, cooperate with Seller and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that (x) such cooperation does not unreasonably interfere with the conduct of the Business and (y) Seller reimburses Purchaser and its Affiliates for any out-of-pocket costs and expenses (but not, for the avoidance of doubt, any internal costs, including employee costs) incurred in connection with such cooperation. Subject to the provisions of Article X (including Section 10.4), in the event that and for so long as Purchaser or any of its Subsidiaries is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Seller or any of its Affiliates) in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Businesses, the Excluded Assets or the Retained Liabilities, Seller shall, and shall cause its Subsidiaries (and its and their officers and employees) to, at the reasonable written request of Purchaser and at the sole cost and expense of Purchaser, cooperate with Purchaser and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that such cooperation does not unreasonably interfere with the conduct of the Retained Businesses.

Section 5.13        Payments.

(a)               Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Companies or their Subsidiaries to the extent that they constitute a Purchased Asset and are the property of Purchaser hereunder.

(b)               Subject to Section 5.16, Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Business and the Purchased Companies and their Subsidiaries) after the Closing Date to the extent that they constitute an Excluded Asset and are the property of Seller or its Affiliates hereunder.

Section 5.14        Closing Structure. Prior to the Closing, Seller shall, and shall cause its Affiliates, including the Seller Entities, the Purchased Entities and their respective Subsidiaries, to, subject to the terms and conditions of this Agreement, including Section 2.13 and Section 5.1, take actions to implement the restructuring steps (the “Pre-Closing Restructuring Steps”) set forth on Exhibit B hereto (including the closing structure set forth therein (the “Closing Structure”)); provided that Seller may modify the Pre-Closing Restructuring Steps and, to the extent Seller determines to make any such modification, Seller shall deliver a statement setting forth such modified Pre-Closing Restructuring Steps to Purchaser as promptly as practicable following any such decision to modify; provided, further, that Seller shall not modify such Pre-Closing Restructuring Steps without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) if such modification would reasonably be expected to adversely affect Purchaser in any Post-Closing Tax Period (other than in any de minimis respect and taking into account Seller’s indemnification and payment obligations hereunder). Seller may modify the Closing Structure from time to time, subject, in the case of any modification that would have an adverse effect on Purchaser (other than in any de minimis respect), to the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall deliver a statement setting forth such modified Closing Structure to Purchaser as promptly as practicable following any such decision to modify. Purchaser shall have the right to review such modifications to the Closing Structure and any additional information with respect to such modifications that Purchaser may reasonably request. In the event the Closing Structure is so modified, Section 2.4(a)(i) and Section 2.4(a)(ii) of the Seller Disclosure Schedules shall be deemed to be automatically amended to reflect such modifications to the extent applicable.

Section 5.15        Non-Solicitation of Employees; Non-Competition.

(a)               For a period of two (2) years from the Closing Date, without the prior written consent of Purchaser, as to any Business Employee with the title of Vice President or above as of immediately prior to the Closing who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing (a “Seller Covered Person”), Seller agrees that none of Seller or any of its Subsidiaries will, directly or indirectly, engage to provide services or solicit for employment any Seller Covered Person; provided that Seller and its Subsidiaries shall not be precluded from soliciting, engaging to provide services, or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Seller or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Seller or its Subsidiaries in violation of this Agreement; and provided, further, that Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

(b)               For a period of two (2) years from the Closing Date, without the prior written consent of Seller, as to any employee of Seller or its Subsidiaries with the title of Vice President or above as of immediately prior to the Closing (other than any Business Employee who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing) (a “Purchaser Covered Person”), Purchaser agrees that none of Purchaser or any of its Subsidiaries will, directly or indirectly, engage to provide services or solicit for employment any Purchaser Covered Person; provided that Purchaser and its Subsidiaries shall not be precluded from soliciting, engaging to provide services or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Purchaser or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Seller or any of its Affiliates (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Purchaser or its Subsidiaries in violation of this Agreement; and provided, further, that Purchaser and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

(c)               For a period of five (5) years from the Closing Date, without the prior written consent of Purchaser, Seller agrees not to, and to cause its Affiliates and Subsidiaries not to, engage in the business of (v) providing critical operational readiness and maintenance and operations services to the Department of Defense, intelligence agencies and the U.S. armed forces in support of U.S. readiness and global expeditionary missions (excluding (A) in all instances services in connection with energy savings performance contracting, utility energy service contracts, energy performance based contracting, and Government Services Administration Schedule 84 contracting, and (B) maintenance and operations services or scope of work, in each case, related to the Retained Businesses), (w) providing Systems Engineering and Technical Assistance (SETA), and security services, intelligence analysis, intelligence training and data collection incident to the foregoing to U.S. federal government agencies, all in connection with classified critical national security (excluding in all instances design and consulting and scheduling and claims services and excluding DHS S&T System Engineering and Technical Assistance (SETA) III Contract, Contract No. 70RSAT19D00000005), (x) deactivating, decommissioning, and disposing of nuclear high-level waste (but for the avoidance of doubt excluding nuclear waste which is not classified as high-level and waste that is high hazard but not nuclear) for the U.S. Department of Energy, U.K. Nuclear Decommissioning Authority, the U.K. Ministry of Defense, and under the purview of the Japan Atomic Energy Agency (but in each case, for the avoidance of doubt, excluding commercial nuclear power facilities and reactors) or (y) providing operation and maintenance services for the U.K. Nuclear Decommissioning Agency, U.K. Government and U.K. Government sponsored nuclear decommissioning projects, operation and maintenance of complex U.S. government installations, military bases and test ranges, and operation and maintenance of chemical agent and chemical weapon disposal facilities (any such business, a “Competing Business”); provided, however, that nothing herein shall preclude Seller or its Subsidiaries from:

(i)               owning five percent (5%) or less of the outstanding stock or other securities of any Person; provided that neither Seller nor any of its Subsidiaries has the right to designate a member of the board of directors or a comparable governing body of such Person and no Representative of Seller or its Subsidiaries serves as member of the board of directors or a comparable governing body of such Person;

(ii)              acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii)            acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if (A) the acquisition and operation of such Competing Business is not permitted pursuant to clause (ii) above and (B) Seller or its applicable Subsidiary enters, within one (1) year after the consummation of such acquisition, into a definitive agreement to cause the divestiture of a sufficient portion of such Competing Business of such Person such that the restrictions set forth in this Section 5.15(c) would not have operated to restrict such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses reasonable best efforts to complete such divestiture as soon as reasonably practicable;

(iv)             engaging in a Competing Business if such engagement is a component of a larger project of Seller or its Subsidiaries which project does not primarily constitute a Competing Business;

(v)               exercising its rights or complying with its obligations under this Agreement or any of the other Transaction Documents; or

(vi)             engaging in any of the Retained Businesses or any operations or activities in connection therewith, including continued ownership and operation of any Excluded Assets and performing services under any Contract of Seller or its Subsidiaries existing as of the Closing, and in either case, reasonable extensions thereof.

(d)               For a period of five (5) years from the Closing Date, without the prior written consent of Seller, Purchaser agrees not to, and to cause its Subsidiaries not to, engage in the business of planning, consulting, architectural and engineering design, program management and construction management for government clients worldwide (but in each case, for the avoidance of doubt, excluding deactivating and decommissioning commercial nuclear power facilities and reactors) (any such business, a “Seller-Competitive Business”); provided, however, that nothing herein shall preclude Purchaser or its Subsidiaries from:

(i)               owning five percent (5%) or less of the outstanding stock or other securities of any Person; provided that neither Purchaser nor any of its Subsidiaries has the right to designate a member of the board of directors or a comparable governing body of such Person and no Representative of Purchaser or its Subsidiaries serves as member of the board of directors or a comparable governing body of such Person;

(ii)              acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Seller-Competitive Business and operating such Seller-Competitive Business if such Seller-Competitive Business generated less than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii)            acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Seller-Competitive Business and operating such Seller-Competitive Business if (A) the acquisition and operation of such Seller-Competitive Business is not permitted pursuant to clause (ii) above and (B) Purchaser or its applicable Subsidiary enters, within one (1) year after the consummation of such acquisition, into a definitive agreement to cause the divestiture of a sufficient portion of such Seller-Competitive Business of such Person such that the restrictions set forth in this Section 5.15(d) would not have operated to restrict such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses reasonable best efforts to complete such divestiture as soon as reasonably practicable;

(iv)             engaging in a Seller-Competitive Business if such engagement is a component of a larger project of Purchaser or its Subsidiaries which project does not primarily constitute a Seller-Competitive Business;

(v)              exercising its rights or complying with its obligations under this Agreement or any of the other Transaction Documents; or

(vi)             engaging in the Business or any operations or activities in connection therewith, including continued ownership and operation of any Purchased Assets and performing services under any Contract of Purchaser or its Subsidiaries existing as of the Closing, and in either case, reasonable extensions thereof.

Section 5.16        Receivables Cooperation. Purchaser agrees that from and after the Closing, Purchaser shall promptly, and in any event in accordance with the terms of the account purchase agreements set forth on Section 5.16 of the Seller Disclosure Schedules (the “Account Purchase Agreements”) as in effect immediately prior to the Closing, transfer to the applicable counterparties to the Account Purchase Agreements any cash amounts received by Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) in respect of receivables sold or transferred by Seller or its Affiliates (including the Purchased Companies and their Subsidiaries) prior to the Closing pursuant to the Account Purchase Agreements to the extent such cash amounts were not included in the calculation of the Closing Working Capital.

Section 5.17        Misallocated Assets.

(a)               Subject to Section 2.13, if, at any time after the Closing, any asset held by Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) is ultimately determined to be an Excluded Asset or Purchaser or any of its Affiliates is found subject to a Retained Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Retained Liability; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(b)               Subject to Section 2.13, if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall return or transfer and convey (without further consideration) to Purchaser or the appropriate Affiliate of Purchaser such Purchased Asset or Assumed Liability; (ii) Purchaser shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Assumed Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability back to Purchaser or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

Section 5.18        Use of Past Performance.

(a)               Seller acknowledges and agrees that, from and after the Closing, Purchaser and its Affiliates, including the Purchased Companies (and Subsidiaries thereof), may make factual statements that truthfully and reasonably reference the Business’s past performance in support of future bids and solicitations, as permitted by applicable Law and the terms of the relevant solicitation, and to the extent that such past performance of the Business was conducted by Seller and its Affiliates, such reference may refer to Seller and its Affiliates. However, Seller and its Affiliates make no representation or warranty regarding whether a soliciting body or customer will accept and/or favorably consider or evaluate such past performance. Purchaser and the Purchased Companies (and their Subsidiaries) acknowledge and agree that no such references may be made in respect of work outside the scope of the Business.

(b)               Purchaser and the Purchased Companies and their Subsidiaries acknowledge and agree that, from and after the Closing, Seller and its Affiliates and their successors in interest may make factual statements that truthfully and reasonably reference the past performance of the Purchased Companies (and their Subsidiaries) in connection with activities that Seller is not prohibited from undertaking pursuant to Section 5.15(c) in support of future bids and solicitations, as permitted by applicable Law and the terms of the relevant solicitation, and to the extent that such past performance of the Business was conducted by the Purchased Companies or their Subsidiaries, such reference may refer to the Purchased Companies or their Subsidiaries. However, Purchaser and its Affiliates make no representation or warranty regarding whether a soliciting body or customer will accept and/or favorably consider or evaluate such past performance. Seller and its Affiliates acknowledge and agree that no such references may be made in support of activities that Seller and its Affiliates are prohibited from undertaking pursuant to Section 5.15(c).

Section 5.19        Transition Services; Real Estate Transition; Systems Separation. Seller and Purchaser shall cooperate in good faith and use their respective reasonable best efforts, between the date hereof and the Closing, (a) to agree on the final terms of a transition services agreement consistent with the general terms set forth on Exhibit C, to be entered into at the Closing (the “Transition Services Agreement”); (b) to implement, at Seller’s sole cost and expense with respect to any such separation, but not, for the avoidance of doubt, with respect to any rental payment obligations from and after the Closing, the real estate separation plan in the manner set forth in Section 5.19(b) of the Seller Disclosure Schedules (the “Real Estate Separation”); and (c) to agree on a separation plan for the systems, including data migration, set forth on Section 5.19(c) of the Seller Disclosure Schedules (the “Systems Separation”), and thereafter to use reasonable best efforts to cause the Systems Separation to be effectuated prior to the Closing, at Seller’s sole cost and expense. Seller and Purchaser shall cooperate in good faith between the date hereof and the Closing to agree on any reasonably requested modifications to Section 5.19(b) of the Seller Disclosure Schedules that are reasonably necessary to effectuate the Real Estate Separation or would not have an adverse effect (other than in any de minimis respect) on Purchaser. In the event that any Systems Separation is not effectuated prior to the Closing, Seller agrees that any services required to be provided by Seller and its Subsidiaries to effect such Systems Separation in all material respects in accordance with the applicable separation plan shall be added to the Transition Services Agreement and shall be provided by Seller at no additional cost to Purchaser until such time as the Systems Separation for the applicable system has been completed in all material respects.

Section 5.20        Representations and Warranty Policy. Purchaser shall use commercially reasonable efforts to obtain a customary representations and warranties insurance policy that will provide customary coverage for Tax Liabilities with respect to this Agreement and the Transaction.

Article VI

EMPLOYEE MATTERS

Section 6.1            Transfer of Business Employees.

(a)               Transfer of Business Employees Generally. On or prior to the Closing, Seller and its Affiliates shall use their respective reasonable best efforts to (i) transfer the employment of each Business Employee to a Purchased Entity (or a Subsidiary thereof) and (ii) transfer the employment of each employee who is not a Business Employee from a Purchased Entity (or a Subsidiary thereof) to Seller or one of its Affiliates (other than a Purchased Company or a Subsidiary thereof). Seller shall update the employee census previously made available to Purchaser to be accurate as of two (2) Business Days prior to the Closing Date and shall provide Purchaser with a further updated employee census on the day prior to the Closing Date.

(b)               TUD Employees. With respect to each Business Employee who is not employed by a Purchased Entity (or a Subsidiary thereof) and is employed in a jurisdiction in which the Transfer of Undertakings Directive has been implemented (a “TUD Employee”), to the extent such Laws are applicable, Seller and Purchaser accept and agree that the transactions contemplated by this Agreement constitute a relevant transfer for purposes of the Transfer of Undertakings Directive and to apply the Transfer of Undertakings Directive in all of its provisions, and accept and agree that such TUD Employee will transfer effective as of the Closing to a Purchased Entity (or a Subsidiary thereof). Seller and Purchaser shall inform and consult with any appropriate representatives of the TUD Employees to the extent required by the Transfer of Undertakings Directive or other applicable Law.

(c)               Offers to Certain Business Employees. Subject to Sections 6.1(d) and 6.1(e), no later than ten (10) Business Days prior to the Closing Date, Purchaser shall, or shall cause one of its Subsidiaries to, make a written offer of employment, on terms and conditions consistent with the requirements of this Article VI and applicable Law, to each Business Employee who is not employed by a Purchased Entity (or a Subsidiary thereof) and does not become a Transferred Employee pursuant to Section 6.1(b) (an “Offer Employee”). Effective as of the Closing, Seller and its Affiliates shall cease to employ any Offer Employee other than any Employee on Leave (whose employment has not previously terminated, as determined based on the leave of absence policies applicable to Business Employees as of prior to the Closing Date) and any Delayed Transfer Employee.

(d)               Delayed Transfer Employees. Notwithstanding the foregoing, in the case of any Business Employee whose employment with Purchaser or its Subsidiaries is delayed due to legal requirements in the applicable jurisdiction (a “Delayed Transfer Employee”), Seller and Purchaser shall cooperate in good faith to cause the employment of such Delayed Transfer Employee to transfer as soon as reasonably practicable following the Closing in such a manner that to the maximum extent possible does not trigger the right of the employee to separation pay. Prior to such transfer, the Parties shall reasonably cooperate to provide for the services of such Business Employee to be made available exclusively to Purchaser through an employee secondment, services or similar arrangement. Any such Delayed Transfer Employee shall transfer and be employed pursuant to the terms and conditions of this Article VI and applicable Law and, from and after transfer of employment to Purchaser and its Affiliates (including the Purchased Entities), shall be considered a Transferred Employee for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, the transfer of Liabilities contemplated by this Article VI related to Delayed Transfer Employees shall be delayed and shall only be effective as of a date coincident with or as soon as practicable following the transfer of a Delayed Transfer Employee to Purchaser or its Subsidiaries, with the references to “Closing” or “Closing Date” in this Article VI (other than for purposes of Section 6.2(a)) to be the date of transfer of employment or such other date as agreed by the Parties.

(e)               Employees on Leave. If any Business Employee or Former Business Employee who is an Employee on Leave as of the Closing Date and is not an employee of a Purchased Entity or one of its Subsidiaries (as determined based on the leave of absence policies applicable to Business Employees as of prior to the Closing Date), within twelve (12) months following the Closing Date, presents himself or herself for active employment and is able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Business Employees generally under this Article VI, with the last sentence of Section 6.1(d) to apply to such employee mutatis mutandis. To the extent required by the terms of any Collective Bargaining Agreement or applicable Law, Purchaser shall allow to return to active employment any Employee on Leave who is subject to a Collective Bargaining Agreement, but who subsequently presents himself or herself for active employment and is able to return to work within the period provided in the Collective Bargaining Agreement that applied to him or her immediately prior to the Closing Date.

(f)                Definitions. For purposes of this Agreement, (i) any U.S. Business Employee whose employment transfers pursuant to this Section 6.1 shall be referred to as a “U.S. Transferred Employee,” and (ii) any International Business Employee whose employment transfers pursuant to this Section 6.1 shall be referred to as an “International Transferred Employee” (collectively, the “Transferred Employees”).

Section 6.2            Compensation and Employee Benefits.

(a)               Compensation and Benefits Comparability. For a period of one (1) year following the Closing, or such longer period as required by applicable Law, Purchaser shall, or shall cause its Affiliates to, provide to each Business Employee (other than any Business Employee who is covered by a Collective Bargaining Agreement) during his or her employment with Purchaser and its Affiliates (i) base salary or wage rates that are not less than those in effect for each such Business Employee immediately prior to the Closing, (ii) equity and short-term cash incentive compensation opportunities at target level that, in each case, are no less favorable than those in effect for each such Business Employee immediately prior to the Closing (excluding for this purpose any one-time or otherwise special or non-ordinary course incentive compensation opportunities) (it being understood that in lieu of equity compensation awards to those Business Employees who as of immediately prior to the Closing were eligible for Seller equity compensation awards, Purchaser may (A) provide long-term incentive awards that are settled in cash or (B) increase the base salary and/or short-term cash incentive compensation opportunity, in either case, in an amount sufficient to replace the grant date value of the Business Employee’s equity compensation opportunity prior to the Closing), (iii) employee benefits that, in the aggregate, are substantially comparable to those in effect for each such Business Employee immediately prior to the Closing, and (iv) subject to any applicable release of claims requirements, severance benefits that are no less favorable than the severance benefits that would have been payable to each such Business Employee under the Seller Benefit Plan in which such Business Employee participated, or was eligible for, immediately prior to the Closing, as set forth on Section 6.2(a) of the Seller Disclosure Schedules, taking into account such Business Employee’s additional period of service and increases (but not decreases) in compensation following the Closing. Notwithstanding the foregoing, the terms and conditions of employment for any Transferred Employees who are covered by a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement.

(b)               German Severance or Other Termination Liabilities. Seller and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits required by applicable Law that may become payable to any Business Employee located in Germany and employed by AECOM Deutschland GmbH on the date hereof because such Business Employee (i) rejects or does not accept an offer of employment or transfer of employment that complies with this Article VI, (ii) refuses to transfer employment or otherwise challenges such transfer of employment pursuant to Section 6.1 or (iii) transfers employment to Purchaser and its Affiliates but is nonetheless owed any such payments or benefits solely as a result of such transfer. To the extent that Purchaser or its Affiliates (including the Purchased Companies and their Subsidiaries) become liable for, or are legally required to make, severance, redundancy, termination indemnity or other termination payments, contributions or benefits to any Business Employee pursuant to this Section 6.2(b), Seller shall, or shall cause its Affiliates to, reimburse Purchaser, as soon as practicable but in any event within thirty (30) days of receipt from Purchaser of an invoice, for all payments, costs and expenses actually paid by Purchaser or its Affiliates (including the Purchased Companies and their Subsidiaries) to the Business Employees, including any employment, social security or other Taxes or any employer contributions, in each case, to the extent that such amounts are required by applicable Law to be paid. Any such reimbursement payment hereunder shall be treated as a Covered Loss for purposes of Section 7.4 and Purchaser shall be treated as the indemnified party thereunder.

(c)               Service Credit. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Affiliates providing benefits to any Business Employees after the Closing (the “New Plans”), each Business Employee shall be credited with his or her years of service with Seller and its Affiliates and their respective predecessors prior to the Closing, to the same extent as such Business Employee was entitled, prior to the Closing, to credit for such service under any similar Seller Benefit Plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan or employer-subsidy under a post-employment medical plan (except with respect to any Purchased Entity Benefit Plan or as otherwise required by applicable Law) or to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Purchaser shall use commercially reasonable efforts to ensure that each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent coverage under such New Plan is comparable to a Seller Benefit Plan in which such Business Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”).

(d)               Welfare Plans.

(i)                 Purchaser or one of its Affiliates shall be responsible for all Liabilities related to welfare benefit claims under the Purchased Entity Benefit Plans. Seller or one of its Affiliates (other than any Purchased Company or Subsidiary thereof) shall be responsible for all Liabilities related to welfare benefit claims incurred under any Seller Benefit Plan that is not a Purchased Entity Benefit Plan. For the avoidance of doubt, any Former Business Employee who has experienced a qualifying event under U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code (“COBRA”) and his or her eligible dependents who are receiving (or timely elect to receive), whether prior to, on or after the Closing Date, benefits pursuant to COBRA under a Seller Benefit Plan that is not a Purchased Entity Benefit Plan shall be permitted to continue receiving benefits pursuant to COBRA under such Seller Benefit Plan following the Closing Date.

(ii)              For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Business Employee, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Seller Benefit Plans in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)               Flexible Spending Accounts. Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Employees shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(f)                Accrued Vacation, Sick Leave and Paid Time Off. Purchaser will recognize and assume all Liability with respect to accrued but unused vacation, sick leave and paid time off for all Business Employees to the extent included as a current liability in Closing Working Capital as finally determined pursuant to Section 2.9(d). Purchaser shall promptly (and in any event, within ten (10) Business Days following the later of the determination of Closing Working Capital as finally determined pursuant to Section 2.9(d) and the date of the applicable payment) reimburse Seller for any payments made by Seller or its Affiliates (other than the Purchased Companies and their Subsidiaries) to any Transferred Employees in respect of earned but unused vacation, sick leave and paid time off that become due as a result of the transfer of employment, to the extent included as a current liability in Closing Working Capital as finally determined pursuant to Section 2.9(d). Purchaser shall allow Transferred Employees to use the vacation, sick leave and paid time off recognized or established in accordance with the first sentence of this Section 6.2(f) in accordance with the terms of Seller’s and its applicable Affiliates’ programs in effect immediately prior to the Closing Date.

Section 6.3            Seller Benefit Plans. Except as set forth in Section 6.7 of the Seller Disclosure Schedules, from and after the Closing (or, if later, the date a Delayed Transfer Employee’s employment transfers to Purchaser or its Affiliates), the Transferred Employees shall cease to be active participants in the Seller Benefit Plans that are not Purchased Entity Benefit Plans. Unless specifically provided for in this Article VI, Purchaser shall not assume any obligations under or Liabilities with respect to any Seller Benefit Plan that is not a Purchased Entity Benefit Plan and Seller shall remain solely responsible for and shall indemnify and hold harmless Purchaser for any and all Liabilities under, in connection with or relating to any such Seller Benefit Plan.

Section 6.4            Purchased Entity Benefit Plans. Purchaser and its Affiliates shall assume, and Seller and its Affiliates shall transfer to Purchaser and its Affiliates, all assets (if any) and Liabilities related to all Purchased Entity Benefit Plans. To the extent a Purchased Entity Benefit Plan is not required to be funded by applicable Law and is not funded, there shall be no transfer of assets from Seller or its Affiliates. Except as otherwise explicitly provided in this Agreement, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Purchased Entity Benefits Plans. Prior to the Closing, Seller shall cause all employees of Seller and its Affiliates who are not Business Employees to cease to be active participants in any Purchased Entity Benefit Plans with respect to service following the Closing Date.

Section 6.5            U.S. Defined Contribution Plans.

(a)               As soon as practicable following the Closing, Purchaser shall create or designate defined contribution plans (collectively, the “Purchaser DC Plans”) for the benefit of the U.S. Transferred Employees who participated in one or more of the defined contribution plans maintained by Seller or its Affiliates (other than the Purchased Companies and their Subsidiaries) that are intended to be qualified under Section 401(a) of the Code immediately prior to the Closing (collectively, the “Seller DC Plans”). Such U.S. Transferred Employees are referred to hereinafter as the “U.S. DC Employees.” The U.S. DC Employees shall be given credit under the respective Purchaser DC Plan for all service with Seller and its Affiliates and their respective predecessors as if it were service with Purchaser for purposes of determining eligibility and vesting and the level of benefits under each respective Purchaser DC Plan. The applicable Purchaser DC Plans shall be intended to be tax-qualified in the same manner as the corresponding Seller DC Plans.

(b)               Each Purchaser DC Plan will provide for the receipt from the U.S. DC Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including notes corresponding to loans. Purchaser and Seller will work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those U.S. DC Employees who elect to roll over their account balances, including notes, directly into a Purchaser DC Plan.

Section 6.6            Deferred Compensation Plans.

(a)               Effective as of the Closing, Purchaser shall establish or designate nonqualified deferred compensation plans (collectively, the “Purchaser Deferred Compensation Plans”) for the benefit of the Transferred Employees who participated in one or more of the nonqualified deferred compensation plans maintained by Seller and its Affiliates (other than the Purchased Companies and their Subsidiaries) immediately prior to the Closing (collectively, the “Seller Deferred Compensation Plans”). Such Transferred Employees are referred to hereinafter as the “Deferred Compensation Employees.” The Deferred Compensation Employees shall be given credit under the respective Purchaser Deferred Compensation Plan for all service with Seller and its Affiliates and their respective predecessors as if it were service with Purchaser for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective Purchaser Deferred Compensation Plan.

(b)               From and after the Closing, Purchaser and the Purchaser Deferred Compensation Plans shall assume all Liabilities with respect to or relating to Deferred Compensation Employees under the applicable Seller Deferred Compensation Plan, and Seller and its Affiliates and the Seller Deferred Compensation Plans shall be relieved of all such Liabilities under such Seller Deferred Compensation Plans with respect to the Deferred Compensation Employees. From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Deferred Compensation Employees under the applicable Seller Deferred Compensation Plans.

Section 6.7            Scheduled Benefits Matters. Seller and Purchaser agree to take the actions described in Section 6.7 of the Seller Disclosure Schedules.

Section 6.8            Short-Term Incentive Compensation; Change in Control Payments.

(a)               Purchaser shall, or shall cause its Affiliates to, assume all obligations to pay any cash incentive compensation payable under each annual incentive compensation plan or arrangement in which any Transferred Employee participates in respect of the fiscal year in which the Closing occurs (or any portion thereof) to Transferred Employees in connection with their services to the Business (the “Cash Incentive Compensation”) to the extent included as a current liability in Closing Working Capital as finally determined pursuant to Section 2.9(d) and Seller and its Affiliates shall not have any obligation to pay such Cash Incentive Compensation. To the extent any such cash incentive compensation with respect to the fiscal year ending September 30, 2019 has not been paid in full to all Transferred Employees, Purchaser shall, or shall cause its Affiliates to, pay such Cash Incentive Compensation to the applicable Transferred Employees, in an amount determined by Seller to the extent included as a current liability in Closing Working Capital as finally determined pursuant to Section 2.9(d). All Cash Incentive Compensation with respect to the 2020 fiscal year shall be governed by plans, programs or arrangements maintained by Purchaser and its Affiliates (including the Purchased Entities and their Subsidiaries) on terms and conditions substantially comparable to those that applied to each such Transferred Employee prior to the Closing Date, including with respect to target incentive opportunities and applicable performance metrics in respect of the Business. Notwithstanding anything contained herein to the contrary, the aggregate amount of Cash Incentive Compensation with respect to the 2019 fiscal year and the 2020 fiscal year, as applicable, that is actually paid by Purchaser and its Affiliates (including the Purchased Entities and their Subsidiaries) to Transferred Employees (less any Taxes required to be withheld) shall be not less than the accrued amount of Cash Incentive Compensation included in Closing Working Capital in respect of the applicable fiscal year (or portion thereof in the case of the 2020 fiscal year), as finally determined pursuant to Section 2.9(d).

(b)               Notwithstanding anything in this Agreement to the contrary, Seller shall retain all Liability for the payment or accelerated vesting of any compensation or benefit that arises solely (i.e., “single-trigger”) due to the Transaction or other transactions contemplated hereby (including the Completion Bonuses, but excluding the Change in Control Severance Agreements set forth in Section 3.19(a) of the Seller Disclosure Schedules), including any obligation to make such payments and the employer portion of any Taxes in respect of any such payments.

Section 6.9            Labor Matters. Purchaser and Seller shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, union, labor board, employee group, or Governmental Entity (with respect to labor and similar matters) where so required under applicable Law, including the Transfer of Undertakings Directive. Seller shall regularly review with Purchaser the progress of the notifications, consultations and negotiations with each works council, union, labor board, employee group and such Governmental Entity regarding the effect, impact or timing of the transactions contemplated by this Agreement. Purchaser and Seller shall, and shall cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Business Employees. Subject to receipt of any necessary consents (which Purchaser and Seller shall use their reasonable best efforts to obtain), Purchaser or its applicable Affiliate shall become a party to any Collective Bargaining Agreement (including any national, sector or local agreement) with respect to any Business Employee to the extent that Seller or any of its Affiliates are, immediately prior to Closing, party to a Collective Bargaining Agreement with respect to any Transferred Employee, and shall, or shall cause its Affiliates to, be responsible for all Liabilities arising under any Collective Bargaining Agreement (including any national, sector or local agreement) with respect to any Business Employee or Former Business Employee following the Closing Date, other than under any Seller Benefit Plan that is not a Purchased Entity Benefit Plan. Purchaser shall, or shall cause its Affiliates to, join any industrial, employer or similar association or federation if membership is required for the applicable Collective Bargaining Agreement to continue to apply.

Section 6.10        Workers’ Compensation. Effective as of the Closing, Purchaser and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Business Employees or Former Business Employees, whether arising prior to, on or after the Closing Date; provided, however, that to the extent workers’ compensation with respect to any Business Employee or Former Business Employee is covered by an insured arrangement, Purchaser’s obligation shall be in accordance with Section 5.11 of this Agreement but with respect to any such claims relating to workers’ compensation, the insurance policies and self-insured programs and other arrangements provided by Montgomery Insurance Company shall be deemed to be Seller Insurance Policies to which Purchaser will have access pursuant to Section 5.11(a).

Section 6.11        Immigration Compliance. From and after the date hereof and following the Closing, Purchaser shall, or shall cause its applicable Affiliates to, use reasonable best efforts to process and support visa, green card or similar applications in respect of Business Employees as of the Closing Date.

Section 6.12        Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Purchaser or its Affiliates or Seller or its Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and comment of the other Party, with such approval not to be unreasonably withheld or delayed.

Section 6.13        Information Sharing; W-2 Matters. Subject to the requirements of any applicable Law, Seller shall, upon written request from Purchaser, provide to Purchaser such information relating to the Business Employees or the benefits and compensation from time to time provided to the Business Employees as may be reasonably requested by Purchaser to facilitate the transactions contemplated by this Agreement, including the transition of any applicable human resource processes, or Purchaser’s compliance with its obligations under this Article VI. If as of immediately prior to the Closing Seller or one of its Affiliates (other than a Purchased Company and its Subsidiaries) provides payroll reporting with respect to a U.S. Transferred Employee, pursuant to IRS Revenue Procedure 2004-53, Purchaser and Seller shall apply the “standard” method for purposes of employee payroll reporting with respect to such U.S. Transferred Employee.

Section 6.14        Third-Party Beneficiary Rights. This Article VI is included for the sole benefit of the parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller or any of its Affiliates, any Business Employee, any Former Business Employee or any Transferred Employee, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee, Former Business Employee or Transferred Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Purchaser, Seller or any of their respective Affiliates under this Article VI. No provision of this Agreement will be deemed to amend any employee benefit plan or program that is or may in the future be maintained by Purchaser or its Affiliates.

Article VII

CERTAIN TAX MATTERS

Section 7.1            Cooperation and Exchange of Information.

(a)               Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Purchased Companies or their Subsidiaries or the Purchased Assets as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b)               Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 7.2            Allocation of Taxes. To apportion any Taxes (other than Transfer Taxes payable in connection with the transactions contemplated by this Agreement) in respect of the Business, the Purchased Assets or any of the Purchased Entities (or Subsidiaries thereof) for a Straddle Period: (i) property Taxes and other Taxes similarly imposed on a periodic basis for the portion of such Straddle Period ending on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are on or before the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) all other Taxes (including income, capital gains and similar Taxes) for the portion of the Straddle Period ending on the Closing Date shall be computed (x) as if such taxable period ended as of the close of the books on the close of business on the Closing Date and (y) in the case of any such Taxes attributable to the ownership of any equity interests in a partnership, other “flowthrough” entity or “ controlled foreign corporation” within the meaning of Section 957 of the Code, as if the taxable period of that entity ended as of the close of business on the Closing Date.

Section 7.3            Tax Returns.

(a)               Seller shall prepare (or cause to be prepared) (i) any Combined Tax Return and (ii) all Tax Returns (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Purchased Entities (or any Subsidiaries thereof) for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall timely file (or cause to be filed), taking into account valid extensions, all such Tax Returns and, to the extent such Tax Returns are due (taking into account applicable extensions) on or prior to the Closing Date, pay (or cause to be paid) all Taxes shown due on such Tax Returns. All such Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with past practice of or with respect to the applicable Purchased Entity (or Subsidiary thereof), except as required by applicable Law. With respect to any Pre-Closing Separate Tax Return that is required to be filed after the Closing Date, Seller shall provide Purchaser with a copy of such completed Pre-Closing Separate Tax Return and a statement certifying the amount of Taxes shown due on such Tax Return that Seller contends are Retained Liabilities, not less than thirty (30) days prior to the due date on which such Tax Return is due (taking validly obtained extensions into account) (or if such Tax Return is due within thirty (30) days after the Closing Date, then as soon as reasonably practicable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances). Purchaser shall have the right to review, comment on and propose changes to such Pre-Closing Separate Tax Returns and shall provide comments, if any, to Seller on any such Pre-Closing Separate Tax Return within ten (10) days after receipt of such Pre-Closing Separate Tax Return (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) and Seller shall consider any such comments in good faith. Seller shall revise such Pre-Closing Separate Tax Returns to reflect any comments received from Purchaser which Seller considered in good faith and with which Seller agrees and shall deliver, if applicable, a revised Pre-Closing Separate Tax Return to Purchaser at least ten (10) days before the due date therefor (taking validly obtained extensions into account) (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances), and Purchaser shall timely file or cause to be timely filed such Tax Returns. Seller shall pay (or cause to be paid) to Purchaser not less than five (5) days prior to the due date on which such Tax Return is due (taking validly obtained extensions into account) (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) an amount equal to any Taxes shown as due thereon for which Seller is liable under Article X. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Law), Purchaser shall not amend or revoke any Combined Tax Return or any Pre-Closing Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). At Seller’s reasonable request, Purchaser shall file, or cause to be filed, amended Pre-Closing Separate Tax Returns; provided, however, that Purchaser shall have the same rights to review and comment on such amended Pre-Closing Separate Tax Returns as described in this paragraph for the original Pre-Closing Separate Tax Returns and shall not be required to file or cause to be filed any such amended Pre-Closing Separate Tax Return that reflects a position for which Purchaser’s confidence level is less than “more likely than not” (or an equivalent standard under an applicable foreign Law). Purchaser shall use commercially reasonable efforts to provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 7.3(a), and Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a reasonable timeline requested by Seller, which information and timeline shall be consistent with the past practice of the Purchased Entities (or Subsidiaries thereof), as applicable.

(b)               Except for any Tax Return required to be prepared by Seller pursuant to Section 7.3(a), Purchaser shall prepare (or cause to be prepared) and timely file, or cause to be filed (taking into account any valid extensions), all Tax Returns with respect to the Purchased Entities (and any Subsidiaries thereof). In the case of any such Tax Return for a Straddle Period (each a “Purchaser-Filed Tax Return”), Purchaser shall prepare (or cause to be prepared) such Purchaser-Filed Tax Return in a manner consistent with past practice of or with respect to the applicable Purchased Entity (or Subsidiary thereof). Purchaser shall provide Seller with a copy of such completed Purchaser-Filed Tax Return and a statement certifying the amount of Taxes shown due on such Tax Return that Purchaser contends are Retained Liabilities, on the one hand, and Assumed Liabilities, on the other hand, not less than thirty (30) days prior to the due date on which such Tax Return is due (taking validly obtained extensions into account) (or if such Tax Return is due within thirty (30) days after the Closing Date, then as soon as reasonably practicable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances). Seller shall have the right to review, comment on and propose changes to such Purchaser-Filed Tax Return and Purchaser shall consider any such comments in good faith. Purchaser shall revise such Purchaser-Filed Tax Return to reflect any comments received from Seller which Purchaser considered in good faith and with which Purchaser agrees and, in the event Purchaser disagrees with any comments received from Seller, Purchaser shall promptly notify Seller of such disagreement prior to the due date for such Purchaser-Filed Tax Return (taking into account extensions) and Seller and Purchaser shall work together in good faith to resolve any such disagreements. If Seller and Purchaser are unable to reach resolution, they shall promptly cause the jointly retained Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with Section 2.9) to resolve any remaining disputes within a reasonable time, taking into account the deadline for filing such return. Purchaser shall revise such Purchaser-Filed Tax Return to reflect such resolution and shall deliver, if applicable, a revised Purchaser-Filed Tax Return to Seller at least ten (10) days before the due date therefor (taking validly obtained extensions into account) (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances), and Purchaser shall timely file or cause to be timely filed such Tax Return. Seller shall pay Purchaser not less than five (5) days prior to the due date on which such Tax Return is due (taking validly obtained extensions into account) (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) an amount equal to any Taxes shown as due thereon for which Seller is liable under Article X. Any determination of the Independent Accounting Firm shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Independent Accounting Firm shall be borne equally by Purchaser and Seller. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law), Purchaser shall not amend or revoke any Purchaser-Filed Tax Return (or any notification or election relating thereto). At Seller’s reasonable request, Purchaser shall file, or cause to be filed, amended Purchaser-Filed Tax Returns; provided, however, that any such amended Purchaser-Filed Tax Return shall be prepared in a manner consistent with this Section 7.3(b). Notwithstanding the foregoing, if a Purchaser-Filed Tax Return is due (taking into account applicable extensions) before all items with respect to such Purchaser-Filed Tax Return have been resolved, Purchaser shall timely file (or cause to be filed) such return as prepared by Purchaser and as revised to reflect any comments received from Seller which Purchaser considered in good faith and with which Purchaser agrees. After resolution of all disputed items with respect to any Purchaser-Filed Tax Return filed prior to such resolution, Purchaser shall file an amended return reflecting the resolution of such disputed items, if necessary.

(c)               Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide Purchaser or any its Affiliates (including after the Closing, the Purchased Entities or any Subsidiaries thereof) with any Tax Return or copy of any Tax Return of (i) Seller or any of its Subsidiaries (other than the Purchased Entities and their respective Subsidiaries) or (ii) a consolidated, combined, affiliated or unitary group that includes Seller or any of its Subsidiaries (including any Combined Tax Return); it being understood that the Tax Returns described in clause (i) shall not include any Tax Return (or any portion thereof) specifically identified as a Purchased Asset in Section 2.4(l).

Section 7.4            Tax Benefits and Tax Refunds. The amount of any Covered Losses for which indemnification is provided under Article X shall be net of any Tax benefit actually realized by the relevant indemnified party or any of its Affiliates in the taxable year in which such Covered Loss is paid or accrued or in the two succeeding taxable years, determined using a “with and without” methodology. In the event that any such Tax benefit is actually realized, in accordance with the immediately preceding sentence, after the relevant indemnification payment is made (such that such indemnification payment was not reduced by the amount of such Tax benefit), the indemnified party shall pay to the indemnifying party the amount of such Tax benefit no later than fifteen (15) days after such Tax benefit is actually realized. If Purchaser or any of its Affiliates actually realizes any Tax benefit as a result of any payment of compensation or benefits by Seller or any of its Affiliates to any Business Employee or Former Business Employee that is a Retained Liability described in clauses (y) or (z) of Section 2.7(h) in the taxable year in which such payments are made, or in the three succeeding years, in each case, determined using a “with and without” methodology, then Purchaser shall pay to Seller the amount of such Tax benefit no later than fifteen (15) days after such Tax benefit is actually realized. Purchaser shall pay or cause to be paid to Seller any refund (or credit obtained in lieu thereof) of Taxes (a) for which Seller is liable under Article X or (b) set forth in Section 7.4 of the Seller Disclosure Schedules (including any interest paid thereon) received by Purchaser, any Affiliate of Purchaser or the Purchased Entities or any Subsidiary thereof from a Taxing Authority, except to the extent any such refund (or credit) is attributable to a carry back of a Tax attribute from a Post-Closing Tax Period, no later than ten (10) days following receipt of such refund (or, in the case of a credit obtained in lieu of such refund, no later than ten (10) days following the filing of the income Tax Return on which such credit is used to offset tax otherwise payable), net of any out-of-pocket costs incurred in obtaining such refund or credit (including any income Taxes imposed thereon); provided, however, that to the extent any such refund to which Seller has been entitled pursuant to this Section 7.4 is subsequently disallowed by a Taxing Authority, Seller shall pay to Purchaser such amount that has been subsequently disallowed in addition to any out-of-pocket costs incurred by Purchaser attempting to prevent or contest such disallowance, no later than ten (10) days prior to the date that such refund must be paid to the relevant Taxing Authority (taking into account applicable extensions). Any refunds or credits of the Purchased Entities (or their Subsidiaries) for any Straddle Period shall be equitably apportioned between Seller and Purchaser in accordance with the principles set forth in Section 7.2. Each Party shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 7.4, the amount of such refund or credit (including any interest paid thereon and net of any reasonable out-of-pocket expenses (including Taxes) to the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application for such refund or credit against amounts otherwise payable; provided, however, that to the extent any such refund is subsequently disallowed by a Taxing Authority, the Party not responsible for making the payment to the relevant Taxing Authority shall pay its share of the amount that has been subsequently disallowed in addition to its share of any out-of-pocket costs incurred by the other Party attempting to prevent or contest such disallowance, to the other Party, no later than ten (10) days prior to the date that such refund must be paid to the relevant Taxing Authority (taking into account applicable extensions).

Section 7.5            Tax Sharing Agreements. To the extent relating to the Purchased Entities or their Subsidiaries, Seller shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Purchased Entities and their Subsidiaries pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Purchased Companies or their Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Purchased Companies and their Subsidiaries), on the other hand, are parties, and neither Seller nor any of its Affiliates (other than the Purchased Entities and their Subsidiaries), on the one hand, nor any of the Purchased Entities or their respective Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 7.6            Tax Contests.

(a)               If any Taxing Authority asserts a claim with respect to Taxes that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article X (a “Tax Claim”), then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Article VII, except to the extent that the other Party is materially and actually prejudiced by such failure (as determined by a court of competent jurisdiction). Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b)               In the case of a Tax Proceeding of or with respect to any of the Purchased Entities or their respective Subsidiaries for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 7.6(d)), Seller shall have the exclusive right to control such Tax Proceeding; provided, however, that Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, if, in the case of any Combined Tax Return, such settlement, compromise, or abandonment could have an adverse impact on Purchaser or any of its Affiliates for any Post-Closing Tax Period. If Seller elects not to control the conduct and resolution of any Tax Proceeding that Seller has the right to control pursuant to this Section 7.6(b), Seller shall notify Purchaser in writing, and Purchaser shall have the right to control the conduct and resolution of such Tax Proceeding, or portion thereof, that is not controlled by Seller; provided, that Purchaser shall not settle, compromise or abandon any such Tax Proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)               In the case of a Tax Proceeding of or with respect to any of the Purchased Entities or their respective Subsidiaries for any Straddle Period (other than a Tax Proceeding described in Section 7.6(d)), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences (including telephonic) with the relevant Taxing Authority, and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under clause (i), (ii), (iii) or (v) above with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that could not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates. For purposes of this Agreement, “Controlling Party” shall mean Seller if Seller and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of Seller or Purchaser is not the Controlling Party with respect to such Tax Proceeding.

(d)               Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or any of its Subsidiaries and (ii) any Tax Return of a consolidated, combined or unitary group that includes Seller or any of its Subsidiaries (including any Combined Tax Return).

Section 7.7            Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Purchaser, the Purchased Entities (and the Subsidiaries thereof) and their respective Affiliates shall treat any and all payments under this Article VII, Section 2.9, Section 2.10 and Article X as an adjustment to the purchase price for Tax purposes.

Section 7.8            Elections. Notwithstanding anything herein to the contrary, neither Purchaser nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Entities and their Subsidiaries) shall, without prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, (a) make or cause to be made any election with respect to any Purchased Entity or any Subsidiary thereof (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) effective on or prior to the Closing Date, (b) change or cause to be changed any method of Tax accounting or any Tax accounting period of any Purchased Entity or any Subsidiary thereof, which election or change would be effective on or prior to the Closing Date or (c) take any action or engage in any transaction on the Closing Date after the Closing that would reasonably be expected to increase any Tax liability required to be reflected as a reserve or Liability in Closing Working Capital or Closing Funded Debt for purposes of calculating the Final Purchase Price. Prior to Closing, Seller or its Affiliates shall take or cause to be taken the actions set forth on Section 7.8 of the Seller Disclosure Schedules.

Section 7.9            Transfer Taxes. All sums payable under the Agreement are exclusive of any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). All Transfer Taxes (other than any Transfer Taxes imposed on or payable in connection with the Pre-Closing Restructuring Steps) shall be borne by Purchaser. All Transfer Taxes imposed on or payable in connection with the Pre-Closing Restructuring Steps shall be borne by Seller. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Article VIII

CONDITIONS PRECEDENT

Section 8.1            Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following conditions:

(a)               Antitrust Approvals. The waiting period required under the HSR Act for the consummation of the Closing shall have expired or been terminated and the other Approvals under Antitrust Laws of the jurisdictions set forth on Section 8.1(a) of the Seller Disclosure Schedules required to be obtained for the consummation of the Closing shall have been obtained.

(b)               No Injunctions or Restraints. No Judgment or Law issued or enacted by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents or prohibits the consummation of the Closing.

Section 8.2            Conditions to Obligations of Purchaser to Close. In addition to the conditions set forth in Section 8.1, the obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Seller contained in Article III (other than as set forth in the following three sentences) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Business Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Business Material Adverse Effect. The representations and warranties of Seller set forth in Section 3.2(b) shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of Seller set forth in Section 3.1, Section 3.2(a), Section 3.2(c), the last two sentences of Section 3.2(d), Section 3.3 and Section 3.22 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Seller set forth in Section 3.8(b) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.

(b)               Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)               Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3            Conditions to Obligations of Seller to Close. In addition to the conditions set forth in Section 8.1, the obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (other than as set forth in the following sentence) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Purchaser Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The representations and warranties of Purchaser set forth in Section 4.1, Section 4.2 and Section 4.10 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(b)               Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)               Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4            Frustration of Closing Conditions. Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

Article IX
TERMINATION; EFFECT OF TERMINATION

Section 9.1            Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)              by mutual written consent of Seller and Purchaser;

(b)             by Seller, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(b) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(c)               by Purchaser, if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller of such breach stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination and (ii) the Outside Date; provided that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if Purchaser has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)               by Seller or by Purchaser, subject to Section 11.7, if the Closing shall not have occurred on or prior to February 12, 2020 (the “Outside Date”); provided, that if on the Outside Date any of the conditions set forth in Section 8.1(a) shall not have been satisfied or waived, then the Outside Date shall be automatically extended to be April 12, 2020; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to (i) any Party whose failure to perform any covenant or agreement under this Agreement or whose breach of any representation or warranty has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Party during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement;

(e)               by Seller or by Purchaser, if a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose failure to perform any covenant or agreement under this Agreement or whose breach of any representation or warranty has been the cause of, or resulted in, the issuance of such Judgment; or

(f)                by Seller if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived by Purchaser in writing (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), (ii) Seller has confirmed in writing at least three (3) Business Days prior to such termination that Seller stands ready, willing and able to consummate the Closing, and (iii) Purchaser has failed to consummate the Closing within three (3) Business Days of receipt by Purchaser of the written confirmation referred to in clause (ii) of this sentence.

Section 9.2            Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that the last sentence of Section 5.1(e), the last sentence of Section 5.8(a) and the provisions of Section 5.3, Section 9.1, this Section 9.2, Section 9.3, Section 9.4 and Article XI shall remain in full force and effect. Notwithstanding the foregoing, nothing in this Section 9.2 shall release or relieve Purchaser from any Liability in respect of reimbursement or similar obligations with respect to Seller or its Affiliates expressly set forth in this Agreement.

Section 9.3            Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 9.4            Reverse Termination Fee.

(a)               If this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(f) (or pursuant to another provision of Section 9.1 at a time when this Agreement is terminable pursuant to Section 9.1(b) or Section 9.1(f)) (a “Specified Termination”), then Purchaser shall, within two (2) Business Days of any such Specified Termination, pay to Seller, in cash by wire transfer of immediately available funds to the account designated in writing by Seller, $141,000,000 (the “Reverse Termination Fee”). In no event shall the Reverse Termination Fee be payable on more than one occasion.

(b)               Each Party acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. If Purchaser fails to promptly pay the Reverse Termination Fee when due, Purchaser will reimburse Seller for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Seller of its rights under this Section 9.4 (collectively, the “Collection Fees and Expenses”) within two (2) Business Days after Seller provides Purchaser with a notice of such Collection Fees and Expenses. If Purchaser fails to promptly pay any amounts due pursuant to this Section 9.4, Purchaser will pay to Seller, from the date such payment was required to be paid until the date of actual payment, interest at the Interest Rate on such amounts. The Parties acknowledge that the Reverse Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision.

(c)               Subject to Section 9.2 and except as provided in the last sentence of Section 5.1(e), Section 5.3, the last sentence of Section 5.8(a) and in Section 9.4(b), in a circumstance in which Seller effects a Specified Termination and the Reverse Termination Fee is paid in full pursuant to Section 9.4(a), (i) the Reverse Termination Fee shall be the sole and exclusive remedy of the Seller against (A) Purchaser, (B) the Guarantor under the Guaranty, (C) the parties to the Debt Commitment Letter or the Equity Commitment Letter and all other Financing Parties and (D) any former, current or future general or limited partners, directors, officers, employees, agents, members, managers, attorneys or representatives of any Person named in the foregoing clauses (A), (B) or (C) or any of their respective Affiliates or Representatives (the “Purchaser Related Parties”) for any loss suffered as a result of, relating to or arising out of such Specified Termination, this Agreement, the Guaranty, the Equity Commitment Letter, the other Transaction Documents and the transactions contemplated hereby or thereby, including any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the Transaction and the other transactions contemplated hereby, and (ii) none of the Purchaser Related Parties shall have any further Liability or obligation to Seller or any of its Affiliates as a result of, relating to or arising out of this Agreement, the Guaranty, the Commitment Letters, the other Transaction Documents, or the transactions contemplated hereby or thereby, or any claims or actions arising out of any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the Transaction and the other transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 9.4(c) shall limit (i) any remedies of Seller prior to a Specified Termination, including specific performance pursuant to Section 11.7, (ii) any of Purchaser’s obligations under or remedies available to Seller with respect to the Confidentiality Agreements, whether in equity or at law, in contract, tort or otherwise or (iii) the agreements, waivers and other obligations of Seller and its Subsidiaries under Section 11.16.

Article X
INDEMNIFICATION

Section 10.1        Survival.

(a)               The representations and warranties of Seller contained in this Agreement shall not survive the Closing.

(b)               The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

(c)               The covenants and agreements contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall not survive the Closing, and the covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. For the avoidance of doubt, the obligation of Seller to retain, and indemnify, defend and hold harmless the Purchaser Indemnified Parties for, any Retained Liabilities, and the obligation of Purchaser to assume, and indemnify, defend and hold harmless the Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely. No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

Section 10.2        Indemnification by Seller.

(a)               Subject to the provisions of this Article X, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, following the Closing, the Purchased Entities and their Subsidiaries) and their respective officers, directors, employees, agents, attorneys, accountants, representatives and successors (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties to the extent directly or indirectly resulting from or arising out of (i) any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing, for the period it survives or (ii) any Retained Liabilities.

(b)               Notwithstanding anything in this Agreement to the contrary:

(i)               Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses to the extent that such Covered Losses or the related Liabilities are reflected, reserved, accrued, recorded or included in the Closing Working Capital, the Adjustment Amount or the Closing Funded Debt, in each case, as finally determined pursuant to this Agreement; and

(ii)              the indemnification obligation of Seller under Section 10.2(a) shall in no event exceed the Closing Purchase Price.

Section 10.3        Indemnification by Purchaser.

(a)               Subject to the provisions of this Article X, effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents, attorneys, accountants, representatives and successors (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent resulting directly or indirectly from or arising out of (i) any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing, for the period it survives or (ii) any Assumed Liability.

(b)               Notwithstanding anything in this Agreement to the contrary, the indemnification obligation of Purchaser under Section 10.3(a) shall in no event exceed the Closing Purchase Price.

Section 10.4        Procedures.

(a)               Any Person entitled to be indemnified under this Article X (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 10.4(a) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby.

(b)               With respect to any Third Party Claim, the Indemnifying Party under this Article X shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that (except in the case of any Retained Litigation Matters, Retained Reserve Liability (subject to the limitations set forth in Section 1.1(j) of the Seller Disclosure Schedules) or other Third Party Claims relating thereto) the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of outside counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Proceeding. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any non-monetary relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article X, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying Party. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.

(c)               In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good-faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.4(c) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 11.8.

(d)               Notwithstanding anything in this Agreement to the contrary, this Section 10.4 shall not apply with respect to any Tax Claim, which shall be governed by Section 7.6.

Section 10.5        Exclusive Remedy and Release. Purchaser and Seller acknowledge and agree that, except with respect to claims under the Transition Services Agreement (which shall be governed exclusively by the Transition Services Agreement) and claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing, following the Closing, the indemnification provisions of Section 10.2 and Section 10.3 shall be the sole and exclusive remedies of Purchaser and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents. In furtherance of the foregoing, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 10.6        Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered or are recoverable by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and indemnification shall not be available hereunder unless the Indemnified Party first uses, and causes its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.

Section 10.7        Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder. The Parties acknowledge and agree that indemnification under this Article X shall not be available to any Party or any Indemnified Party with respect to any Covered Loss to the extent such Covered Loss results from or arises out of, in whole or in part, a failure by such Person or its Affiliates to use reasonable best efforts to mitigate such Covered Loss.

Section 10.8        Retained Litigation Matters. Notwithstanding anything to the contrary in this Agreement, with respect to any claim for indemnification by any Purchaser Indemnified Party with respect to any Covered Losses arising out of, or relating to, any Retained Litigation Matter, (i) Seller shall only be required to indemnify, defend and hold harmless any such Purchaser Indemnified Party for 50% of such Covered Losses until the aggregate amount of such Covered Losses (either individually or together with the aggregate amount of Covered Losses arising out of, or relating to, any other Retained Litigation Matter identified on Section 10.8 of the Seller Disclosure Schedules as being subject to the same maximum amount) exceeds the maximum amount set forth on Section 10.8 of the Seller Disclosure Schedules with respect to such Retained Litigation Matter(s) (such applicable maximum amount with respect to any Retained Litigation Matter(s), the “Retained Litigation Sharing Cap”) and (ii) to the extent that the aggregate amount of any such Covered Losses (either individually or together with the aggregate amount of Covered Losses arising out of, or relating to, any such other applicable Retained Litigation Matter) exceeds the applicable Retained Litigation Sharing Cap, Seller shall be required to indemnify, defend and hold harmless any such Purchaser Indemnified Party for 100% of any such Covered Losses in excess of the applicable Retained Litigation Sharing Cap in accordance with this Article X.

Article XI
GENERAL PROVISIONS

Section 11.1        Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreements, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.

Section 11.2        Disclosure Schedules. The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of Article III, in the case of the Seller Disclosure Schedules, or any other Section of Article IV, in the case of the Purchaser Disclosure Schedules, and in each case, if the relevance of such disclosure to such other Section is reasonably apparent from the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, in such Section of this Agreement.

Section 11.3        Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that prior to the Closing, Purchaser may assign its rights (but not any obligations) under this Agreement to one or more Affiliates of Purchaser; provided, that any such assignment shall not (x) relieve Purchaser of its Liabilities or obligations hereunder or (y) impede or delay the consummation of the Transaction or the other transactions contemplated by this Agreement. Any attempted assignment in violation of this Section 11.3 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 11.4        Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may, subject to Section 11.16, waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.5        No Third-Party Beneficiaries. Except for Section 9.4(c), Section 10.2, Section 10.3 and Section 11.16, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6        Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such Party shall designate by like notice):

(a)       if to Purchaser:

Maverick Purchaser Sub, LLC
c/o Lindsay Goldberg LLC

630 Fifth Avenue, 30th Floor

New York, NY 10111
Facsimile:  (212) 373-4105
Attention:  J. Russell Triedman
Email:        triedman@lindsaygoldbergllc.com

and

Maverick Purchaser Sub, LLC
c/o American Securities LLC

299 Park Avenue, 34th Floor
New York, NY 10171
Facsimile:  (212) 697-5524
Attention:  Benjamin Dickson

 Eric L. Schondorf

Email:        bdickson@american-securities.com

 eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile:  (212) 474-3700
Attention:  Richard Hall

 David J. Perkins

Email:        rhall@cravath.com

 dperkins@cravath.com

(b)       if to Seller:

AECOM
1999 Avenue of the Stars, Suite 2600
Los Angeles, California 90067
Facsimile: (213) 593-8178
Attention:   Carla Christofferson, Executive Vice President and Chief

                   Legal Officer

                   David Gan, Senior Vice President, Deputy General Counsel
Email:        carla.christofferson@aecom.com

                   david.gan@aecom.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:   (212) 403-2000
Attention:   Edward D. Herlihy, Esq.
                  Jacob A. Kling, Esq.
Email:        EDHerlihy@wlrk.com
                  JAKling@wlrk.com

Section 11.7        Specific Performance.

(a)               The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 11.7(b), the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 11.7 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.7 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination). The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 11.7(b), Seller shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to consummate the Closing and to cause Purchaser to draw down the Cash Equity under the Equity Commitment Letter to consummate the Closing, on the terms set forth herein.

(b)               Notwithstanding Section 11.7(a), it is explicitly agreed that the right of Seller to obtain specific performance to consummate the Closing or to cause Purchaser to draw down the Cash Equity under the Equity Commitment Letter to consummate the Closing shall be subject to the requirements that:

(i)             Purchaser has failed to consummate the Closing in accordance with Section 2.3;

(ii)            the conditions set forth in Section 8.1 and Section 8.2 would have been satisfied or waived by Purchaser if the Closing were to have occurred in accordance with Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied);

(iii)           the Debt Financing (or any alternative financing in accordance with Section 5.7) has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing; and

(iv)           Seller has confirmed in writing to Purchaser that if specific performance is granted and the Debt Financing (or any alternative financing in accordance with Section 5.7) is funded and the Cash Equity is funded, then Seller stands ready, willing and able to consummate the Closing.

Section 11.8        Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 11.6.

Section 11.9        Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 11.12    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 11.13    Certain Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of information to the extent such disclosure is prohibited by applicable Law or a Governmental Entity (and no representation or warranty shall be deemed breached or untrue as a result of any such disclosure not being made for such reason so long as the Party not making such disclosure has previously informed the other Party or its counsel that such Party is unable to make a disclosure that would need to be made in order for such representation and warranty to be true and correct and the general nature of such omitted disclosure). To the extent legally permissible, the Parties will cooperate in good faith to determine whether appropriate substitute disclosures or actions can be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 11.14    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; and (o) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

Section 11.15    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)               Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)               Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, any Purchased Company or any of its Subsidiaries), including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates or the Purchased Companies and their Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates, including the Purchased Companies and their Subsidiaries, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates, including the Purchased Companies and their Subsidiaries, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.

Section 11.16    Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter or the Definitive Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding (including any claims or causes of action giving rise thereto) shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Debt Commitment Letter or the applicable definitive document relating to the Debt Financing (including the applicable Definitive Agreement), (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Seller, its Subsidiaries or its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 11.6, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, any of the agreements (including the Debt Commitment Letter or the Definitive Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (g) agrees that none of the Financing Parties will have any liability to Seller or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Purchaser or its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. The parties hereto hereby agree that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Section 11.16, and that such provisions and the definitions of “Financing Entities” and “Financing Parties” and this Section 11.16 shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Parties without the prior written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed) (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

Section 11.17    Non-Recourse. The Parties agree that all Proceedings based on, in respect of or arising out of (a) this Agreement, the Confidentiality Agreements, the Commitment Letters, the Guaranty or the other Transaction Documents or (b) the negotiation, execution or performance or breach hereof or thereof, or the failure to perform any covenant or agreement contained herein or therein, or to consummate the Transaction or any of the transactions contemplated hereby or thereby, may only be made against the Persons that are expressly identified as Parties to this Agreement (and their respective successors and permitted assigns) (other than with respect to any claims by or between the express parties or express third-party beneficiaries (in each case, including their successors or permitted assigns) to the Confidentiality Agreements, the Commitment Letters, the Guaranty or the other Transaction Documents in accordance with the terms thereof). No other Person shall have any Liability in respect of any Proceedings based on, in respect of or arising out of the matters set forth in clauses (a) or (b) of the immediately preceding sentence. Nothing in this Section 11.17 shall limit the rights or remedies available to the express parties or express third-party beneficiaries to the Confidentiality Agreements, the Commitment Letters, the Guaranty or the other Transaction Documents in accordance with the terms thereof.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

AECOM

By:	/s/ Michael S. Burke
Name:	Michael S. Burke
Title:	Chairman and Chief Executive Officer

MAVERICK PURCHASER SUB, LLC

By:	/s/ Russell Triedman
Name:	Russell Triedman
Title:	Partner

By:	/s/ Ben Dickson
Name:	Ben Dickson
Title:	Executive Manager